Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

BEACON BIOTHERAPEUTICS, PLC;

BEACON TOPCO, INC.;

CDOG MERGER SUB, INC.; and

CLYWEDOG THERAPEUTICS, INC.

Dated as of September 29, 2025

Page

Section 1.	Definitions and Interpretative Provisions	4
1.1	Definitions	4
1.2	Other Definitional and Interpretative Provisions	25
Section 2.	Description of Combinations	25
2.1	The Scheme Transaction and Court Delivery Date	25
2.2	The Merger and Effects of the Merger	26
2.3	Closing; Merger Effective Time	26
2.4	Certificate of Incorporation and Bylaws; Directors and Officers	26
2.5	Transfer of Scheme Shares	27
2.6	Conversion of Shares	27
2.7	Treatment of Fractional Share Consideration.	28
2.8	Transaction Consideration Adjustment	29
2.9	Closing of Clywedog’s Transfer Books	29
2.10	Surrender of Certificates	29
2.11	Calculation of Net Cash	31
2.12	Appraisal Rights	34
2.13	Further Action	34
2.14	Topco Charter and Bylaws	34
Section 3.	Representations and Warranties of Clywedog.	34
3.1	Due Organization; Subsidiaries	34
3.2	Organizational Documents	35
3.3	Authority; Binding Nature of Agreement	35
3.4	Vote Required	35
3.5	Non-Contravention; Consents	35
3.6	Capitalization.	36
3.7	Financial Statements	37
3.8	Absence of Changes	38
3.9	Absence of Undisclosed Liabilities	38
3.10	Title to Assets	38
3.11	Real Property; Leasehold	39
3.12	Intellectual Property.	39
3.13	Agreements, Contracts and Commitments	42
3.14	Compliance; Permits; Restrictions.	44

3.15	Legal Proceedings; Orders	45
3.16	Tax Matters	45
3.17	Benefit Plans	47
3.18	Employment and Labor Matters	47
3.19	Environmental Matters	48
3.20	No Financial Advisors	49
3.21	Transactions with Affiliates	49
3.22	Privacy and Data Security	49
3.23	Anti-Corruption	49
3.24	Sanctions Law	50
3.25	No Other Representations or Warranties	50
Section 4.	Representations and Warranties of Beacon, Topco and Merger Sub	50
4.1	Organization and Corporate Power	51
4.2	Authorization; Valid and Binding Agreement	51
4.3	Capital Stock	52
4.4	Subsidiaries	53
4.5	No Breach	53
4.6	Consents, etc.	53
4.7	SEC Reports; Disclosure Controls and Procedures	54
4.8	No Undisclosed Liabilities	55
4.9	Absence of Certain Developments	55
4.10	Compliance with Laws	55
4.11	Title to Properties	57
4.12	Tax Matters	58
4.13	Contracts and Commitments	59
4.14	Intellectual Property	62
4.15	Litigation	65
4.16	Insurance	65
4.17	Employee Benefit Plans	65
4.18	Environmental Compliance and Conditions	65
4.19	Employment and Labor Matters	67
4.20	FDA and Regulatory Matters	68
4.21	Brokerage	71
4.22	Valid Issuance	71
4.23	Opinion of Financial Advisor	71
4.24	UK Takeover Code	71

4.25	No Other Representations and Warranties	71
Section 5.	Certain Covenants of the Parties	71
5.1	Operation of Beacon’s Business	71
5.2	Operation of Clywedog’s Business.	73
5.3	Access and Investigation	73
5.4	No Solicitation	76
5.5	Notification of Certain Matters	77
Section 6.	Additional Agreements of the Parties	77
6.1	Registration Statement; Proxy Statement; Scheme Meeting; Implementation of the Scheme of Arrangement	77
6.2	Clywedog Stockholder Written Consent	81
6.3	Beacon Shareholder Meeting; No Change of Recommendation	83
6.4	Efforts; Regulatory Approvals	85
6.5	Treatment of Clywedog Options	86
6.6	Treatment of Beacon Equity Awards	87
6.7	Employee Benefits	88
6.8	Indemnification of Officers and Directors	89
6.9	Disclosure	90
6.10	Nasdaq Listing	91
6.11	Transaction Litigation	91
6.12	Tax Matters.	91
6.13	Directors and Officers	92
6.14	Termination of Certain Agreements and Rights	92
6.15	Section 16 Matters	93
6.16	Allocation Certificate and Beacon Outstanding Shares Certificate	93
6.17	Legends	93
6.18	Reverse Stock Split	93
6.19	Lock-Up Agreements	93
6.20	Beacon SEC Documents	93
6.21	Beacon Vote	93
6.22	Topco Equity Incentive Plan	94
6.23	Self-Tender Offer	94
6.24	Beacon Shareholding in Topco	94
6.25	Post-Closing Funding of Topco	94
Section 7.	Conditions Precedent to Obligations of Each Party	95
7.1	Effectiveness of Registration Statement	95
7.2	No Restraints	95

7.3	Shareholder Approval	95
7.4	Nasdaq Listing	96
7.5	Consents	96
7.6	NSIA Consent	96
7.7	Scheme of Arrangement	96
Section 8.	Additional Conditions Precedent to Obligations of Beacon and Merger Sub	96
8.1	Accuracy of Representations	96
8.2	Performance of Covenants	96
8.3	Closing Certificate	96
8.4	FIRPTA Certificate	97
8.5	No Clywedog Material Adverse Effect	97
8.6	Clywedog Lock-Up Agreements	97
8.7	Termination of Investor Agreements	97
8.8	Consummation of the Self-Tender Offer	97
8.9	Clywedog Minimum Cash	97
Section 9.	Additional Conditions Precedent to Obligations of Clywedog	97
9.1	Accuracy of Representations	97
9.2	Performance of Covenants	98
9.3	Documents	98
9.4	No Beacon Material Adverse Effect	98
9.5	Beacon Lock-Up Agreements	98
9.6	Beacon Minimum Cash	98
Section 10.	Termination	99
10.1	Termination	99
10.2	Effect of Termination	101
10.3	Expenses;	101
Section 11.	Miscellaneous Provisions	101
11.1	Non-Survival of Representations and Warranties	101
11.2	Amendment	101
11.3	Waiver	101
11.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	102
11.5	Applicable Law; Jurisdiction	102
11.6	Assignability	102
11.7	Notices	103
11.8	Cooperation	105

v

11.9	Severability	105
11.10	Other Remedies; Specific Performance	105
11.11	No Third-Party Beneficiaries	105
11.12	Representation	105

Annexes:

Annex A	Form of Scheme of Arrangement

Annex B	Beacon Shareholder Resolutions

Annex C	Beacon Knowledge Parties

Annex D	Clywedog Knowledge Parties

Exhibits:

Exhibit A	Form of Beacon Shareholder Support Agreement

Exhibit B	Form of Clywedog Stockholder Support Agreement

Exhibit C	Form of Lock-Up Agreement

Exhibit D	Topco Charter

Exhibit E	Topco Bylaws

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 29, 2025, by and among Beacon Biotherapeutics, plc, a public limited company organized under the Laws of England and Wales (“Beacon”), Beacon Topco, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Beacon (“Topco”), Cdog Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Topco (“Merger Sub”), and Clywedog Therapeutics, Inc., a Delaware corporation (“Clywedog”). Certain capitalized terms used in this Agreement are defined in Section 1.

Recitals

A.	Each of Beacon and Clywedog desire, upon the terms and subject to the conditions set forth in this Agreement, to effect a strategic combination of their businesses through the Combinations.

B.	On September 24, 2025, Beacon formed Topco and each of Beacon and Clywedog have determined that from and after the Merger Effective Time on the Closing Date, Topco shall act as the parent company for their combined businesses.

C.	On the terms and subject to the conditions set out in this Agreement, it is intended that the entire issued and to be issued share capital of Beacon be acquired by Topco pursuant to (a) a scheme of arrangement of Beacon under Part 26 of the Companies Act, substantially in the form set out in Annex A, with or subject to any modification, addition or condition which (i) Beacon, Topco and Clywedog mutually agree and which (if required) is approved by the Court or (ii) is otherwise imposed by the Court and mutually acceptable to Beacon, Topco and Clywedog each acting reasonably and in good faith, in each case in accordance with the Companies Act and this Agreement (the “Scheme of Arrangement,” and the transaction effected thereby, the “Scheme Transaction”) and (b) the Beacon Deferred A Share Purchase Agreement.

D.	Beacon and Topco intend that, upon the terms and subject to the conditions set forth in this Agreement, at the Scheme Effective Time, the Scheme of Arrangement will become effective pursuant to which Topco will acquire the Scheme Shares (as defined in the Scheme of Arrangement and including, for the avoidance of doubt, the Depositary Shares and the Beacon Ordinary Shares) from the Scheme Shareholders (as defined in the Scheme of Arrangement) in accordance with the Scheme of Arrangement, and the Scheme Shareholders shall cease to have any rights with respect to the Scheme Shares, except their rights, in accordance with the terms of the Scheme of Arrangement, to receive, in exchange for each Scheme Share, the Scheme Consideration, on the terms and subject to the conditions set out herein, the Scheme of Arrangement and, in the case of Topco, the relevant provisions of the DGCL.

E.	Clywedog and Topco intend, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, to effect a merger of Merger Sub with and into Clywedog (the “Merger” and together with the Scheme Transaction, the “Combinations”) as soon as reasonably practicable following the Scheme Effective Time. Upon consummation of the Merger, Merger Sub will cease to exist, and Clywedog will become a direct wholly owned Subsidiary of Topco.

F.	The Topco Board has (i) determined that the terms of this Agreement and the Contemplated Transactions, including the Combinations are fair to, and in the best interests of, Topco and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Exchange Shares in connection with the Scheme Transaction (the “Stock Issuance”) and the Combinations, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Topco vote to adopt this Agreement and thereby approve the Contemplated Transactions, including the Stock Issuance and the Combinations.

G.	The Beacon Board has unanimously (i) approved and declared advisable this Agreement and consummation of the transactions contemplated herein, including the Scheme Transaction and the Scheme of Arrangement, (ii) determined that the terms of this Agreement and the Scheme of Arrangement, the Scheme Transaction and the other Contemplated Transactions are in the best interests of Beacon and would promote the success of Beacon for the benefit of Beacon Shareholders as a whole, and (iii) resolved to recommend that the Beacon Shareholders approve the Scheme of Arrangement at the Scheme Meeting.

H.	The Clywedog Board has (i) determined that the terms of this Agreement and the Merger are fair to, advisable and in the best interests of Clywedog and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the Merger and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Clywedog vote to adopt this Agreement and thereby approve the Contemplated Transactions, including the Merger.

I.	Each of the sole stockholders of Topco and Merger Sub and the Merger Sub Board has determined that the Contemplated Transactions, including the Combinations, and in the case of Topco, the Stock Issuance, are in the best interest of Topco and Merger Sub, respectively, and each of their respective stockholders, and has approved this Agreement and the Contemplated Transactions, including the Combinations, and in the case of Topco, the Stock Issuance.

J.	Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Clywedog’s willingness to enter into this Agreement, the officers and directors of Beacon (solely in their capacity as shareholders of Beacon) listed on Section A of the written disclosure schedule delivered by Beacon to Clywedog on the date hereof (the “Beacon Disclosure Schedule”) are executing support agreements in favor of Clywedog in substantially the form attached hereto as Exhibit A (the “Beacon Shareholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Beacon in favor of the Beacon Shareholder Matters and such other actions as contemplated therein.

K.	Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Beacon’s willingness to enter into this Agreement, the officers and directors (solely in their capacity as stockholders of Clywedog) and certain other stockholders (together with their Affiliates) of Clywedog listed on Section A of the written disclosure schedule delivered by Clywedog to Beacon on the date hereof (the “Clywedog Disclosure Schedule”) are executing support agreements in favor of Beacon in substantially the form attached hereto as Exhibit B (the “Clywedog Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Clywedog Capital Stock in favor of the Contemplated Transactions.

L.	Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Beacon’s willingness to enter into this Agreement, the officers, directors and certain other stockholders (together with their Affiliates) of Clywedog listed on Section A of the Clywedog Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit C (collectively, the “Clywedog Lock-Up Agreements”).

M.	Concurrently with the closing of the Merger, certain officers and directors of Beacon that are continuing as officers or directors of Topco, as applicable, following the Merger will be executing lock-up agreements in substantially the form attached hereto as Exhibit C (collectively, the “Beacon Lock-Up Agreements”).

N.	It is expected that within twenty-four (24) hours after the Registration Statement becoming effective in accordance with the provisions of the Securities Act, the holders of shares of Clywedog Capital Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and Clywedog’s Organizational Documents will execute and deliver an action by written consent adopting this Agreement, in form and substance reasonably acceptable to Beacon, in order to obtain the Required Clywedog Stockholder Vote (as defined below) (each, a “Clywedog Stockholder Written Consent” and collectively, the “Clywedog Stockholder Written Consents”).

O.	The Parties intend that, on the terms and subject to the conditions set forth herein, following the Scheme Effective Time and prior to the Merger, Topco shall elect to commence a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Self-Tender Offer”) in accordance with Rule 14e-1 under the Exchange Act and other applicable Law to purchase a number of shares of Topco Common Stock issued and outstanding as of the initial expiration time of the Self-Tender Offer for an aggregate purchase price not to exceed $27,000,000.

P.	Each of the Parties, and any Affiliate thereof, intend that (i) the Combinations, taken together as a single integrated transaction, will qualify as an exchange described in Section 351 of the Code and (ii) this Agreement shall constitute an “agreement of merger” for purposes of Section 251 of the DGCL and a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 ((i) and (ii) collectively, the “Intended Tax Treatment”).

Agreement

The Parties, intending to be legally bound, agree as follows:

Section 1.            Definitions and Interpretative Provisions.

1.1            Definitions.

(a)            For purposes of the Agreement (including this Section 1):

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Beacon or Clywedog relating to a potential Acquisition Proposal on terms that are not materially less restrictive than the Confidentiality Agreement with respect to the scope of coverage and restrictions on disclosure and use shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Clywedog, on the one hand, or Beacon, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Clywedog or any of its Affiliates, on the one hand, or by or on behalf of Beacon or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving (other than the Self-Tender Offer):

(a)            any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other transaction: (i) in which a Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b)            any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole, other than the sale, divestiture and/or winding down of the Beacon Legacy Business or the sale, license or other disposition of any or all of the Beacon Legacy Assets by Beacon.

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Anti-Corruption Laws” means (i) the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 and all other applicable Laws of similar effect, and the related rules, regulations and published interpretations thereunder, (ii) all applicable anti-money laundering laws, and the related rules, regulations and published interpretations thereunder, and (iii) all applicable anti-terrorism financing laws, and the related rules, regulations and published interpretations thereunder.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon by Beacon and Clywedog.

“Antitrust Laws” means any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Beacon ADS” means the American Depositary Shares of Beacon, each representing one Beacon Ordinary Share.

“Beacon Associate” means any current or former employee, independent contractor, officer or director of Beacon or any of its Subsidiaries.

“Beacon Balance Sheet Date” means August 31, 2025.

“Beacon Board” means the board of directors of Beacon.

“Beacon Capitalization Representations” means the representations and warranties of Beacon and Merger Sub set forth in Section 4.3(a), Section 4.3(b) and Section 4.3(c).

“Beacon Contract” means any Contract: (a) to which Beacon is a party, (b) by which Beacon is or may become bound or under which Beacon has, or may become subject to, any obligation or (c) under which Beacon has or may acquire any right or interest.

“Beacon Deferred A Share Purchase Agreement” means the share purchase agreement to be entered into between Topco and Beacon (or such person as is nominated on behalf of Beacon in accordance with Beacon’s articles of association to transfer the Beacon Deferred A Shares on behalf of the holders of such Beacon Deferred A Shares) and pursuant to which the Beacon Deferred A Shares will be transferred to Topco (on and subject to the terms of Beacon’s articles of association and on behalf of the holders of the Beacon Deferred A Shares).

“Beacon Deferred A Shares” means the deferred A shares in the capital of Beacon in issue, each with a nominal value £1.00 per share.

“Beacon EMI Option” means an option to acquire Beacon Ordinary Shares granted under the Beacon EMI Share Option Scheme and further stated in the relevant option agreement to have been granted under the provisions of Schedule 5 of the UK’s Income Tax (Earnings and Pensions) Act 2003.

“Beacon EMI Share Option Scheme” means the Beacon EMI Share Option Scheme approved by the Beacon Board on February 5, 2018, as amended from time to time.

“Beacon Employee Plan” means an Employee Plan that Beacon or any of its Subsidiaries sponsors, maintains, contributes to, is obligated to contribute to, in each case, for the benefit of any current or former employee, officer, individual independent contractor or director of Beacon or any of its Subsidiaries, or with respect to which Beacon or any of its Subsidiaries has any Liability; provided, however, that Beacon Employee Plan shall not include any Employee Plan that is maintained or sponsored by a Governmental Authority for the benefit of current or former employees, officers, individual independent contractors or directors of Beacon or any of its Subsidiaries who are primarily located in a jurisdiction other than the U.S.

“Beacon Equity Plans” means the Beacon EMI Share Option Scheme, the Beacon Share Award Plan 2021 or other Plan under which Beacon or any of its Subsidiaries has granted any equity or equity-based compensation (other than the Beacon ESPP), in each case, as amended.

“Beacon Exclusive Intellectual Property” means all Intellectual Property that is exclusively licensed to Beacon or any of its Subsidiaries.

“Beacon Fundamental Representations” means the representations and warranties of Beacon and Merger Sub set forth in Sections 4.1, 4.2, 4.4 and the first sentence of Section 4.9.

“Beacon Intervening Event” means any material Effect or material change in circumstances with respect to Beacon that (a) was not known or reasonably foreseeable to the Beacon Board as of the date of this Agreement (or if known to the Beacon Board as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Beacon Board as of the date of this Agreement) and (b) does not relate to any Acquisition Proposal; provided, that none of the following, either alone or in combination, shall constitute a “Beacon Intervening Event”: (i) inquiry with respect to a business combination or acquisition or any business combination or acquisition opportunity, (ii) any Effect resulting from a breach of this Agreement by Beacon, (iii) the fact, in and of itself, that Beacon exceeds any internal or published projections, estimates or expectations of Beacon’s revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (iii) shall not prevent or otherwise affect consideration of any such development or change that causes Beacon meeting or exceeding such metrics from being taken into account in determining whether a Beacon Intervening Event has occurred), or (iv) any changes after the date of this Agreement in the market price or trading volume of Beacon ADSs (provided that the exception in this clause (iv) shall not prevent or otherwise affect consideration of any such development or change that causes such change in market price or trading value from being taken into account in determining whether a Beacon Intervening Event has occurred).

“Beacon Legacy Assets” means all assets, technology and Intellectual Property of Beacon as they existed at any time prior to the date of this Agreement that are primarily used in or primarily related to (i) VTP-300, (ii) VTP-500 and corresponding non-dilutive CEPI funding contract and (iii) VTP-850.

“Beacon Legacy Business” means the business of Beacon as conducted immediately prior to the date of this Agreement.

“Beacon Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Beacon Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Beacon; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Beacon Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions; provided, that this clause (a) shall not apply to any representation or warranty (or condition to the consummation of the Combinations relating to such representation or warranty) the purpose of which is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, (b) any change in the stock price or trading volume of Beacon ADSs (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Beacon ADSs may be taken into account in determining whether a Beacon Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action by Beacon that is required to comply with the terms of the Agreement, (d) the sale, license or other disposition of the Beacon Legacy Assets, (e) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (f) any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing, (g) any change in U.S. GAAP or applicable Law or the interpretation thereof following the date hereof, (h) general economic or general business conditions generally affecting the industries in which Beacon operates or; except, in each case with respect to clauses (e), (f), (g) and (h), to the extent disproportionately affecting Beacon relative to other similarly situated companies in the industries in which Beacon operates.

“Beacon Net Cash” means as of the Determination Time and, as applicable, determined in a manner consistent with the manner in which such items were historically determined (and in any event consistent with U.S. GAAP) and in accordance with the applicable parties’ audited financial statements and unaudited interim balance sheet (without duplication), (i) Cash, minus (ii) all unpaid Beacon Transaction Costs, minus (iii) the amount of the Aggregate Tender Offer Consideration to be paid in the Self-Tender Offer less any amounts that have already been paid whether to a tendering shareholder or to a third party paying agent for purposes of distribution to tendering shareholders, minus (iv) fifty percent (50%) of the aggregate costs for obtaining the D&O tail insurance policy, plus (v) the amount of proceeds received prior to the Merger Effective Time from a Beacon Legacy Transaction (less, in each case, any applicable Tax thereon).

“Beacon Options” means an option to acquire Beacon Ordinary Shares or Beacon ADSs granted under a Beacon Equity Plan or otherwise.

“Beacon Ordinary Shares” means the ordinary shares in the capital of Beacon, each with a par value £0.000025 per share (which, for the avoidance of doubt, shall include ordinary shares in the capital of Beacon held by the Depositary (or the extent that the Depositary is not itself the registered holder of the such shares that underly the Beacon ADSs, whichever nominee, custodian or other entity is the registered holder under the terms of the Deposit Agreement (the “Depositary Custodian”)).

“Beacon Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned (in whole or in part) by Beacon or any of its Subsidiaries, as applicable.

“Beacon Permits” has the meaning set forth in Section 4.20(a).

“Beacon Regulatory Agency” has the meaning set forth in Section 4.20(a).

“Beacon RSU” means each outstanding restricted share unit with respect to Beacon Ordinary Shares or Beacon ADSs, granted under the Beacon Equity Plan.

“Beacon Share Award Plan” means Beacon’s Share Award Plan 2021 approved by the Beacon Board on April 8, 2021, as amended from time to time.

“Beacon Shareholder” means the holders of Beacon ADSs and Beacon Ordinary Shares.

“Beacon Shareholder Resolutions” means the special resolutions: to (A) authorize the directors of Beacon (or a duly authorized committee of the directors) to take all such action as they may consider necessary or appropriate for carrying the Scheme of Arrangement into effect; (B) amend the Beacon Organizational Documents and approve such other matters as may be necessary to facilitate the implementation of the Scheme Transaction and/or the Scheme of Arrangement; (C) direct Beacon Board to deliver the Court Order to Registrar of Companies in England and Wales if the Court Order is obtained; (D) direct the Beacon Board that it need not undertake a Beacon Board Adverse Recommendation Change in connection with a Superior Offer or cause Beacon to terminate this Agreement in order to enter into a definitive agreement relating to a Superior Offer following the time at which the Required Beacon Shareholder Vote is obtained substantially in the form set out in Annex B with or subject to any modification or addition which Beacon and Clywedog may mutually agree; and (E) subject to receipt of Court approval, reduce the amount standing to the credit of Beacon’s share premium account to nil.

“Beacon Transaction Costs” means with respect to Beacon, without duplication, the sum of (a) the cash cost of any change of control payments, transaction bonus payments or severance payments that are or become due to any current or former employee, director or officer of Beacon and its Subsidiaries that are unpaid as of the Closing, (b) the cash cost of any retention payments that are or become due to any employee or consultant of Beacon and its Subsidiaries at or prior to the Merger Effective Time or as a result of the Merger or the Contemplated Transactions, (c) the cash cost of any payments (whether absolute, contingent or otherwise) that are or may be due to any former employee of Beacon pursuant to a consulting agreement with Beacon that are unpaid as of Closing, (d) any costs, fees and expenses incurred by Beacon and its Subsidiaries, and for which Beacon and its Subsidiaries is liable, solely in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions and that are unpaid as of the Closing, including the amount of brokerage fees and commissions, finders’ fees and financial advisory fees, and any fees and expenses of counsel or accountants payable by Beacon and its Subsidiaries, (e) fifty percent (50%) of the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement and any amendments and supplements thereto, and any expenses in connection with the printing, mailing and distribution of the Registration Statement, the Proxy Statement and any amendments and supplements thereto, (f) the employer portion of any payroll, employment or similar Taxes incurred in connection with the payments described in the foregoing clauses (a) through (d) and the Beacon Transaction Payroll Taxes, (g) all applicable stamp duty payable in connection with the Combinations, (h) any costs, fees and expenses incurred by Beacon and its Subsidiaries, and for which Beacon and its Subsidiaries is liable, in connection with the Beacon Legacy Transactions, and (i) any costs, fees and expenses incurred by Beacon and its Subsidiaries, and for which Beacon and its Subsidiaries is liable, in connection with the undertaking of any action or activity listed in Section 5.1(a) or Section 5.1(b).

“Beacon Transaction Payroll Taxes” means any payroll, employment or similar Taxes incurred in connection with the transactions described in Section 6.6 of this Agreement, other than to the extent recovered from the relevant employee.

“Beacon Triggering Event” shall be deemed to have occurred: (a) upon any Beacon Board Adverse Recommendation Change or if the Beacon Board approved, endorsed or recommended any Acquisition Proposal or (b) if Beacon shall have entered into any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4).

“Beacon Unaudited Interim Balance Sheet” means the unaudited balance sheet of Beacon as of June 30, 2025, included in Beacon’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, as filed with the SEC.

“Business Day” means any day other than a day on which banks in the State of New York or London, UK are authorized or obligated to be closed.

“Cash” means the aggregate amount of cash, cash equivalents and marketable securities.

“Clywedog Associate” means any current or former employee, independent contractor, officer or director of Clywedog or any of its Subsidiaries.

“Clywedog Board” means the board of directors of Clywedog.

“Clywedog Capital Stock” means Clywedog Common Stock and Clywedog Preferred Stock.

“Clywedog Capitalization Representations” means the representations and warranties of Clywedog set forth in Sections 3.6(a), 3.6(b) and 3.6(d).

“Clywedog Common Stock” means the common stock, $0.0001 par value per share, of Clywedog.

“Clywedog Contract” means any Contract: (a) to which Clywedog or any of its Subsidiaries is a Party, (b) by which Clywedog or any of its Subsidiaries is or may become bound or under which Clywedog or any of its Subsidiaries has, or may become subject to, any obligation or (c) under which Clywedog or any of its Subsidiaries has or may acquire any right or interest.

“Clywedog Employee Plan” means an Employee Plan that Clywedog or any of its Subsidiaries sponsors, maintains, contributes to, is obligated to contribute to, in each case, for the benefit of any current or former employee, officer, individual independent contractor or director of Clywedog or any of its Subsidiaries, or with respect to which Clywedog or any of its Subsidiaries has any Liability; provided, however, that Clywedog Employee Plan shall not include any Employee Plan that is maintained or sponsored by a Governmental Authority for the benefit of current or former employees, officers, individual independent contractors or directors of Clywedog or any of its Subsidiaries who are primarily located in a jurisdiction other than the U.S.

“Clywedog Exclusive Intellectual Property” means all Intellectual Property that is exclusively licensed to Clywedog or any of its Subsidiaries.

“Clywedog Fundamental Representations” means the representations and warranties of Clywedog set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a)(i)-(iii), 3.8 and 3.21.

“Clywedog Intervening Event” means any material Effect or material change in circumstances with respect to Clywedog that (a) was not known or reasonably foreseeable to the Clywedog Board as of the date of this Agreement (or if known to the Clywedog Board as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Clywedog Board as of the date of this Agreement) and (b) does not relate to any Acquisition Proposal; provided, that none of the following, either alone or in combination, shall constitute a “Clywedog Intervening Event”: (i) any inquiry with respect to a business combination or acquisition opportunity, (ii) any Effect resulting from a breach of this Agreement by Clywedog or (iii) the fact, in and of itself, that Clywedog exceeds any internal or published projections, estimates or expectations of Clywedog’s revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (iii) shall not prevent or otherwise affect consideration of any such development or change that causes Clywedog meeting or exceeding such metrics from being taken into account in determining whether a Clywedog Intervening Event has occurred).

“Clywedog IP Rights” means all Intellectual Property owned, licensed, or controlled by Clywedog or its Subsidiaries that is necessary for or used in the operation of the business of Clywedog and its Subsidiaries as presently conducted.

“Clywedog Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Clywedog Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Clywedog or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Clywedog Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions; provided, that this clause (a) shall not apply to any representation or warranty (or condition to the consummation of the Combinations relating to such representation or warranty) the purpose of which is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by Clywedog that is required to comply with the terms of the Agreement, (c) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing, (e) any change in U.S. GAAP or applicable Law or the interpretation thereof following the date hereof or (f) general economic or general business conditions generally affecting the industries in which Clywedog and its Subsidiaries operate; except in each case with respect to clauses (c), (d), (e) and (f), to the extent disproportionately affecting Clywedog and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Clywedog and its Subsidiaries operate.

“Clywedog Net Cash” means as of the Determination Time and, as applicable, determined in a manner consistent with the manner in which such items were historically determined (and in event consistent with U.S. GAAP) and in accordance with the applicable parties’ audited financial statements and unaudited interim balance sheet (without duplication), (i) Cash, plus (ii) accounts, interest and other receivables and deposits (including any Tax refund claims pending as of the date of this Agreement) minus (iii) all unpaid Clywedog Transaction Costs, plus (iv) all prepaid Clywedog expenses, minus (v) fifty percent (50%) of the aggregate costs for obtaining the D&O tail insurance policy.

“Clywedog Options” means options or other rights to purchase shares of Clywedog Common Stock issued by Clywedog.

“Clywedog Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned (in whole or in part) by Clywedog or any of its respective Subsidiaries, as applicable.

“Clywedog Stock Split” means the 7.56:1 forward stock split of Clywedog Common Stock pursuant to the Certificate of Amendment to the Restated Certificate of Incorporation of Clywedog, filed with the Delaware Secretary of State on September 29, 2025, a certified copy of which has been made available to Beacon prior to execution of this Agreement.

“Clywedog Transaction Costs” means with respect to Clywedog, without duplication, the sum of (a) the cash cost of any change of control payments, transaction bonus payments or severance payments that are or become due to any employee, director or officer of Clywedog and its Subsidiaries that are unpaid as of the Closing, (b) the cash cost of any retention payments that are or become due to any employee of Clywedog and its Subsidiaries at or prior to the Merger Effective Time or as a result of the Merger or the Contemplated Transactions, (c) the cash cost of any payments (whether absolute, contingent or otherwise) that are or may be due to any former employee of Clywedog pursuant to a consulting agreement with Clywedog that are unpaid as of Closing, (d) any costs, fees and expenses incurred by Beacon and its Subsidiaries, and for which Clywedog and its Subsidiaries is liable, solely in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions and that are unpaid as of the Closing, including the amount of brokerage fees and commissions, finders’ fees and financial advisory fees, and any fees and expenses of counsel or accountants payable by Clywedog and its Subsidiaries, (e) fifty percent (50%) of the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement and any amendments and supplements thereto, and any expenses in connection with the printing, mailing and distribution of the Registration Statement, the Proxy Statement and any amendments and supplements thereto, and (f) the employer portion of any payroll, employment or similar Taxes incurred in connection with the payments described in the foregoing clauses (a) through (d).

“Clywedog Triggering Event” shall be deemed to have occurred: (a) upon any Clywedog Board Adverse Recommendation Change (as defined below) or if the Clywedog Board approved, endorsed or recommended any Acquisition Proposal or (b) if Clywedog shall have entered into any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4).

“Clywedog Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Clywedog and its consolidated Subsidiaries as of June 30, 2025 provided to Beacon prior to the date of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the United Kingdom Companies Act of 2006 and any statutory instruments made under it, and every statutory modification or re-enactment thereof for the time being in force.

“Confidentiality Agreement” means the Confidentiality Agreement dated July 25, 2025, between Clywedog and Beacon.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Combinations and the other transactions contemplated by the Agreement, including without limitation the Scheme of Arrangement, Stock Issuance, Reverse Stock Split and the Self-Tender Offer.

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature, in each case as amended, to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Copyrights” means copyrights and copyrightable subject matter, including all published and unpublished works of authorship and the registrations and applications, and renewals, extensions, restorations, and reversions thereof.

“Court” means the High Court of Justice of England and Wales.

“Deposit Agreement” means the Deposit Agreement, dated as of April 29, 2021, among Beacon, The Bank of New York Mellon, as depositary, and all holders from time to time of Beacon ADSs, as may be amended from time to time.

“Depositary” means The Bank of New York Mellon, or such other entity as may from time to time act as the “Depositary” (as such term is defined in the Deposit Agreement).

“Depositary Shares” means those Scheme Shares in respect of which the registered holder (as shown in the register of members of Beacon) is the Depositary or Depositary Custodian holding those Scheme Shares for the Depositary or underlying beneficial owners of Beacon ADSs in accordance with the Deposit Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“EMA” means the European Medicines Agency and any successor entity.

“Employee Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus (including annual bonus and retention bonus) or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Entity.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Shares” means the Topco Common Stock to be delivered to the Scheme Shareholders in exchange for the Scheme Shares in accordance with this Agreement and the Scheme of Arrangement.

“Federal Health Care Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state healthcare programs (as defined therein).

“Foreign Investment Laws” means the NSIA and all Laws that are designed or intended to screen, prohibit, restrict, or regulate investments on cultural, public order or safety, privacy, or national or economic security grounds.

“Good Clinical Practices” means the then-current standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, as set forth in regulatory requirements imposed by the FDA (such as those in 21 C.F.R parts 11, 50, 54, 56, and 312), guidelines promulgated by the International Council for Harmonisation (“ICH”) (including the Guideline for Good Clinical Practice E6(R3)), and the associated implementing rules set out in Volume 10 of the Rules governing products in the European Union, and any similar state, local, or foreign Laws, as applicable, such as those provided in Directive 2005/28/EC.

“Good Laboratory Practices” means the then-current standards applicable to non-clinical laboratory studies, including those related to the conduct, monitoring, recording, auditing, analysis, and reporting of such non-clinical studies, as set forth in 21 C.F.R. Part 58, Directive 2004/9/EC and Directive 2004/10/EC, and any similar state, local, or foreign Laws, as applicable.

“Good Manufacturing Practices” means the then-current standards for the manufacture, processing, packaging, holding, testing, production, and quality control of drugs and biological products promulgated or endorsed by the FDA, as set forth in 21 C.F.R. Parts 210, 211, 600, 610 and 1271, as applicable, and comparable applicable Laws and regulatory standards promulgated by any other Governmental Authorities, including applicable guidelines promulgated by the ICH.

“Governmental Authority” means any federal, state, provincial, local, municipal, foreign or other governmental authority, including without limitation any arbitrator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, mediator, arbitrator, arbitral body, court or other tribunal of any of the foregoing.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification, approval or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Government Shutdown” means any shutdown resulting from the lack of Congressional budget appropriations, prior to the End Date, of certain United States federal government services provided by the SEC to review the Registration Statement and any other filings required to be made with the SEC in connection with the Contemplated Transactions.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Health Care Laws” means all applicable Laws and implementing regulations pertaining to U.S. health care regulatory matters to the extent applicable, including as amended from time to time, any such Law pertaining to: (a) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. §262 et seq.) and the regulations promulgated thereunder, (b) any Federal Health Care Program, including those pertaining to providers of goods or services that are paid for by any Federal Health Care Program, including, the False Claims Act, as amended (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the Federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58), the federal Stark Law (42 U.S.C. § 1395nn), the federal False Statements Statute (42 U.S.C. § 1320a-7b(a)), the Exclusion Law (42 U.S.C. § 1320a-7), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Federal Program Fraud Civil Remedies Act (31 U.S.C. §§3801-3812), HIPAA (as defined below), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and 1320a-7b), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), (c) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Medicare and Medicaid Program Integrity Provisions (42 U.S.C. §1320a-7k(d)), (d) any and all applicable Laws pertaining to pharmaceutical, biological and medical device products, (e) any and all other applicable comparable state Laws, and (f) all regulations promulgated pursuant to the foregoing, each of (a) through (f) as amended or modified from time to time.

“Healthcare Provider” means any physician, other health care professional, health care facility or any other Person who is required by applicable Law to be licensed or certified to furnish health care services.

“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) applicable state Laws regarding patient privacy and the security, exchange, use or disclosure of health care records or protected health information (as defined by the Health Insurance Portability and Accountability Act of 1996).

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not and (e) all United States and foreign rights arising under or associated with any of the foregoing.

“IP Contracts” means all Contracts in force as of the date hereof involving the licensing, assignment or other grant of rights or option with respect to Intellectual Property (A) under which Clywedog, Beacon or any of their respective Subsidiaries, as applicable, has obtained from or granted to any third party any material license under or (B) which by their terms expressly restrict Clywedog’s, Beacon’s or any of their respective Subsidiaries’, as applicable, right to use, register, or enforce any Clywedog Owned Intellectual Property, Beacon Owned Intellectual Property, Clywedog Exclusive Intellectual Property, or Beacon Exclusive Intellectual Property, as applicable (including settlement agreements, co-existence agreements and consent agreements), in any material respect, other than any Contracts providing for the license of off-the-shelf software that is generally available on a commercial basis and made available to Clywedog, Beacon or any of their respective Subsidiaries, as applicable, for a total cost of less than $50,000.

“IRS” means the United States Internal Revenue Service.

“IND” means an investigational new drug application filed with the FDA pursuant to 21 C.F.R. Part 312, including all amendments, supplements, and other related submissions thereto, which is required to commence administering an investigational drug or biological product to humans in the United States in connection with a clinical study.

“IT Assets” means computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.

“Key Employee” means, with respect to Clywedog or Beacon, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to an executive officer of such Party.

“Knowledge” of Beacon means the knowledge, after reasonable investigation, of the individuals set forth on Annex C and of Clywedog means the knowledge, after reasonable investigation, of the individuals set forth on Annex D, as applicable.

“Labor Agreement” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, award, decision, act, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any claim, controversy, charge, cause of action, complaint, demand, audit, examination, mediation, action, suit, arbitration, proceeding, investigation or other legal proceeding by or before any Governmental Authority.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Material Non-Exclusive Intellectual Property” means all Intellectual Property that is non-exclusively licensed to Beacon, Clywedog, or any of their respective Subsidiaries, that is material to the continued operation of the business of Beacon or Clywedog, in each case as applicable.

“Merger Exchange Ratio” means 4.358932.

“Merger Sub Board” means the board of directors of Merger Sub.

“MHRA” means the UK Medicines and Healthcare products Regulatory Agency.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Nasdaq” means The Nasdaq Stock Market.

“Non-U.S. Plan” means an Employee Plan that is subject to the Laws of a jurisdiction other than the U.S. (whether or not U.S. Law also applies).

“NSIA” means the United Kingdom National Security and Investment Act 2021.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or other Governmental Authority.

“Ordinary Course of Business” means, in the case of each of Clywedog and Beacon, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, however, that during the Pre-Closing Period, the Ordinary Course of Business of Beacon shall also include actions required to effect and effecting, in one or more transactions, a Beacon Legacy Transaction to the extent such actions were not taken in violation of any express prohibition in this Merger Agreement.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means Topco, Clywedog, Merger Sub and Beacon.

“Permits” means all approvals, authorizations, certificates, clearances, consents, licenses, orders, permits, registrations and other similar authorizations of all Governmental Authorities and all other Persons. For the avoidance of doubt, the term Permits includes, without limitation, an IND.

“Permitted Encumbrance” means (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Clywedog Unaudited Interim Balance Sheet or the Beacon Unaudited Interim Balance Sheet, as applicable, in accordance with U.S. GAAP (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Clywedog or any of its Subsidiaries or Beacon, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law and (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Authority.

“Personal Data” means any data or information in any medium relating to an identified or identifiable individual, browser, or device and any other data or information that constitutes personal information or personally identifiable information under any applicable Law and includes, but is not limited to, a natural person’s first and last name, home or other physical address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or other government-issued identification number, biometric information, credit card or other financial information, or customer or account number, IP address, cookie information or other unique identifiers. An identifiable individual is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his/her physical, physiological, mental, economic, cultural or social identity. Personal Data shall include Protected Health Information as defined under the Health Insurance Portability and Accountability Act of 1996 as amended at 45 CFR 164.103.

“Privacy Laws” means (a) all Laws relating to the processing of Personal Data, data privacy, data or cyber security, breach notification, or data localization; and (b) all binding regulatory guidelines and published interpretations by Governmental Authorities.

“Privacy Obligations” means applicable Laws, Contracts, self-regulatory standards, or written policies or terms of use of a party or its respective Subsidiaries that are related to privacy, information security, data protection, data breach notification, or the Processing of Personal Data, in each case as and to the extent applicable to the operation of their businesses.

“Process” or “Processing” means any operation or set of operations which is performed on data, including Sensitive Data or sets of Sensitive Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Products” means any product that Clywedog or Beacon has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by Clywedog or Beacon, as applicable.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Beacon Shareholder Vote” means the passing of the Beacon Shareholder Resolutions.

“Reverse Stock Split” means a consolidation or sub-division (as applicable) of all outstanding Beacon Ordinary Shares (and the underlying Beacon ADSs) at a ratio mutually agreed to by Beacon and Clywedog that is effected by Beacon for the purpose of maintaining compliance with Nasdaq listing standards.

“Sanctioned Country” means any country or region subject to economic sanctions or trade restrictions of the United States that broadly prohibit or restrict dealings with such country or region (currently including Cuba, Iran, North Korea, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions in Ukraine).

“Sanctions Laws” means all applicable export control, import, economic and trade sanctions, and antiboycott laws and regulations imposed, administered, or enforced by (i) the United States, including without limitation the Export Administration Regulations, the International Traffic in Arms Regulations, the import and customs laws administered by the U.S. Department of Homeland Security’s Customs and Border Protection, and the sanctions laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (ii) the United Kingdom, including without limitation the Export Control Act 2002, the Export Control Order 2008, and all sanctions and trade restrictions administered by His Majesty’s Treasury (including the Office of Financial Sanctions Implementation) and the UK Department for Business and Trade.

“Sanctioned Person” means any Person subject to economic sanctions, trade restrictions or similar restrictions under any Sanctions Laws, including (a) any Person identified in any sanctions list maintained by the U.S. government, including (i) the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), (ii) the U.S. Department of Commerce, Bureau of Industry and Security, and (iii) the U.S. Department of State; (b) any Person located, organized or ordinarily resident in, or a government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly owned fifty percent (50%) or more by, or acting for the benefit or on behalf of, a Person described in the Specially Designated Nationals and Blocked Persons list maintained by OFAC or the foregoing clause (b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act.

“Scheme Exchange Ratio” means 1.0.

“Scheme Meeting” means such meeting(s) (and any adjournment, postponement or reconvention thereof) convened with the permission of the Court pursuant to section 896 of the Companies Act for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme of Arrangement.

“Scheme Shares” has the meaning given to it in the Scheme of Arrangement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Breach” means any (i) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Personal Data or Sensitive Data; (ii) unauthorized or unlawful Processing, sale, or rental of Personal Data or Sensitive Data; (iii) act or omission that compromises the security, integrity, or confidentiality of Personal Data or Sensitive Data, or (iv) phishing or other cyberattack that results in a monetary loss or a significant business disruption.

“Sensitive Data” means all (a) Personal Data that is subject to a Privacy Obligation, and (b) confidential or proprietary business information or trade secret information.

“SAFE Agreements” means collectively, (i) that Simple Agreement for Future Equity by and between Clywedog and TPAV, LLC dated as of October 11, 2024, (ii) that Simple Agreement for Future Equity by and between Clywedog and OrbiMed Private Investments VIII, LP dated as of October 11, 2024, (iii) that Simple Agreement for Future Equity by and between Clywedog and TPAV, LLC dated as of December 26, 2024, (iv) Simple Agreement for Future Equity by and between Clywedog and OrbiMed Private Investments VIII, LP dated as of December 26, 2024, and (v) any similar agreements entered into following the date hereof between Clywedog and TPAV, LLC or OrbiMed Private Investments VIII, LP, as applicable.

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to twenty percent (20%) in the definition of Acquisition Transaction being treated as references to fifty percent (50%) for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement and (b) is on terms and conditions that the Beacon Board or the Clywedog Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Beacon’s shareholders or Clywedog’s stockholders, as applicable, than the terms of the Contemplated Transactions.

“Systems” means hardware, servers, databases, software, networks, telecommunications systems, websites, computer equipment, interfaces, platforms, systems, other information technology and related infrastructure.

“Tax” means any U.S. federal, state or local, non-U.S. or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, levy, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest imposed by a Governmental Authority with respect thereto, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Third-Party Product Vendor” means all contract manufacturers, packagers, labelers, distributors, shippers, logistics providers, and other third-party vendors that have manufactured, processed, packaged, labeled, stored, or distributed any Product on behalf of Beacon or its Subsidiaries.

“Topco Board” means the Board of Directors of Topco.

“Topco Common Stock” means the common stock, $0.0001 par value per share, of Topco.

“Topco Equity Incentive Plan” means an equity incentive plan of Topco in form and substance as agreed to by Beacon and Clywedog (such agreement not to be unreasonably withheld, conditioned or delayed by either party), reserving for issuance a number of shares of Topco Common Stock to be mutually agreed upon by Clywedog and Beacon (such agreement not to be unreasonably withheld, conditioned or delayed by either party).

“Topco ESPP” means an “employee stock purchase plan” of Topco in form and substance as agreed to by Beacon and Clywedog (such agreement not to be unreasonably withheld, conditioned or delayed by either party), reserving for issuance a number of shares of Topco Common Stock to be mutually agreed upon by Clywedog and Beacon (such agreement not to be unreasonably withheld, conditioned or delayed by either party).

“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, Internet domain names, logos, slogans, trade dress, and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby.

“Transaction Documentation” means the Registration Statement and any other documentation which is to be filed, published and/or mailed in connection with the Registration Statement (including the forms of proxy for use by the Scheme Shareholders at the Scheme Meeting).

“Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving Beacon, the Beacon Board, any committee thereof or any of Beacon’s directors or officers, in each case to the extent relating directly or indirectly to this Agreement, the Merger or any of the Contemplated Transactions or disclosures of a party relating to the Contemplated Transactions (including any such Legal Proceeding based on allegations that Beacon’s entry into this Agreement or the terms and conditions of this Agreement or any of the Contemplated Transactions constituted a breach of the fiduciary duties of any member of the Beacon Board or any officer of Beacon ).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“UK Beacon Employee Plan” means any Beacon Employee Plan maintained by Beacon or any of its Subsidiaries primarily for the benefit of current or former employees, officers, individual independent contractors or directors of Beacon in the United Kingdom.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1998, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and group employment losses.

(b)            Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA	2.11(c)
Accounting Firm	2.11(c)
Adjusted Option	6.6(a)(i)
Aggregate Tender Offer Consideration	6.23(c)
Agreement	Preamble
Adjusted RSU	6.6(b)
Allocation Certificate	6.16
Assumed Option	6.5(a)
Beacon	Preamble
Beacon Board Adverse Recommendation Change	6.3(b)
Beacon Board Recommendation	6.3(b)
Beacon Closing Calculations	2.11(a)(i)
Beacon Closing Schedule	2.11(a)(i)
Beacon Collar	10.1(o)
Beacon Delivery Date	2.11(a)(i)
Beacon Disclosure Schedule	Recitals
Beacon Dispute Notice	2.11(b)(ii)
Beacon ESPP	4.3(b)

Term	Section
Beacon Legacy Transaction	5.1(c)
Beacon Lock-Up Agreements	Recitals
Beacon Material Contract	4.13(a)
Beacon Material Intellectual Property	4.14(i)
Beacon Organizational Documents	4.1
Beacon Permits	4.20(a)
Beacon Real Property	4.11(b)
Beacon Registered Intellectual Property	4.11(a)
Beacon Regulatory Agency	4.20(a)
Beacon Response Date	2.11(b)(ii)
Beacon SEC Documents	4.7(a)
Beacon Shareholder Matters	6.3(a)(ii)
Beacon Shareholder Meeting	6.3(a)(ii)
Beacon Shareholder Support Agreement	Recitals
Beacon Subsidiary Securities	4.4
Certificate of Merger	2.3
Closing	2.3
Closing Date	2.3
Clywedog	Preamble
Clywedog Audited Financial Statements	6.1(e)
Clywedog Board Adverse Recommendation Change	6.2(d)
Clywedog Board Recommendation	6.2(c)
Clywedog Closing Calculations	2.11(b)(i)
Clywedog Closing Schedule	2.11(b)(i)
Clywedog Collar	10.1(n)

Term	Section
Clywedog Delivery Date	2.11(b)(i)
Clywedog Disclosure Schedule	Recitals
Clywedog Dispute Notice	2.11(a)(ii)
Clywedog Financials	3.7(a)
Clywedog Interim Financial Statements	6.1(e)
Clywedog Lock-Up Agreements	Recitals
Clywedog Material Contract	3.13(b)
Clywedog Plan	3.6(c)
Clywedog Preferred Stock	3.6(a)
Clywedog Real Estate Leases	3.11
Clywedog Registered Intellectual Property	3.12(a)
Clywedog Required S-4 Information	6.1(d)
Clywedog Response Date	2.11(a)(ii)
Clywedog Stock Certificate	2.9
Clywedog Stockholder Support Agreement	Recitals
Clywedog Stockholder Written Consents	Recitals
Combinations	Recitals
Contingent Workers	3.18(b)
Costs	6.8(a)
Court Documentation	6.2(f)
D&O Indemnified Parties	6.8(a)
Determination Time	2.11(a)(i)
Dispute Notice	2.11(b)(ii)
Dissenting Shares	2.12
Due Date	6.1(e)

Term	Section
End Date	10.1(b)
Exchange Agent	2.10(a)
Excluded Shares	2.6(a)(i)
FDA	3.14(d)
Form S-4	6.1(a)
Fractional Merger Share Consideration	2.6(a)(ii)
Fractional Scheme Share Consideration	2.5
Intended Tax Treatment	Recitals
Investor Agreements	6.14
ISU	6.4(a)
Measurement Date	4.3(a)
Merger	Recitals
Merger Consideration	2.6(a)(ii)
Merger Effective Time	2.3
Merger Sub	Preamble
Nasdaq Listing Application	6.10
Notice Period	6.2(d)(i)
NSIA Condition	7.6
NSI Notices	6.4(a)
Option Price	6.6(a)(i)
Per Share Merger Consideration	2.6(a)(i)
Per Share Scheme Consideration	2.5
Pre-Closing Period	5.1(a)
Privacy Policies	3.22
Proxy Statement	6.1(a)
Registration Statement	6.1(a)

Required Clywedog Financials	6.1(e)
Required Clywedog Stockholder Vote	3.4
Scheduled Permits	3.14(f)
Scheme Consideration	2.5
Scheme Effective Time	2.1(b)
Scheme of Arrangement	Recitals
Scheme Transaction	Recitals
Self-Tender Offer	Recitals
Stock Issuance	Recitals
Stockholder Notice	6.2(b)
Surviving Corporation	2.2(a)
Topco	Preamble
Topco Bylaws	2.14
Topco Charter	2.14
Transaction Consideration	2.6(a)(ii)
U.S. GAAP	3.7(a)

1.2            Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with U.S. GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a Business Day. Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of Business Day and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin, or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Clywedog Disclosure Schedule or Beacon Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Clywedog Disclosure Schedule or the Beacon Disclosure Schedule shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that prior to 5:00 p.m. on the date that is the Business Day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party of its Representatives to the other Party or its Representatives via electronic mail or in hard copy form at least one (1) Business Day prior to the execution of this Agreement.

Section 2.            Description of Combinations.

2.1            The Scheme Transaction and Court Delivery Date.

(a)            At the Scheme Effective Time, upon the terms and subject to the conditions set forth in this Agreement and subject to receipt of the Court Order, the Scheme of Arrangement will become effective, pursuant to which Topco shall acquire the Scheme Shares. The Scheme Shares will be acquired fully paid, with full title guarantee, free from all Encumbrances (other than transfer restrictions arising under applicable securities laws) and together with all rights at the Scheme Effective Time or thereafter attached or relating thereto, including voting rights and the right to receive and retain all dividends and other distributions (if any) and any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) thereon.

(b)            Subject to the sanctioning of the Scheme of Arrangement by the Court, as promptly as reasonably practicable after the satisfaction or waiver (as applicable) of the conditions set forth in Sections 7, 8 and 9 (other than Section 8.8 and any conditions that by their nature are to be satisfied at the Closing), Beacon shall (a) deliver, or cause to be delivered, the order of the Court sanctioning the Scheme of Arrangement (such order, the “Court Order”) and any other necessary documents to the Registrar of Companies in England and Wales in accordance with the Companies Act and the Scheme of Arrangement shall become effective upon such delivery in accordance with its terms (the date and time of such delivery being the time that the Scheme of Arrangement shall become effective, herein referred to as the “Scheme Effective Time”) and (b) deliver a copy of the Court Order to Topco together with appropriate evidence of the Scheme Effective Time as soon as practicable following the making of the Court Order. Beacon shall confirm to Topco once the Court Order has been so delivered as soon as practicable following such delivery (and in any event shall confirm on the same Business Day (in London, UK whether or not a Business Day in the State of New York) as delivery of the Court Order).

2.2            The Merger and Effects of the Merger.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, Merger Sub shall be merged with and into Clywedog, and the separate existence of Merger Sub shall cease. Clywedog will continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall be preceded by the completion of the Scheme of Arrangement and Self-Tender Offer.

(b)            The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, Clywedog will become a direct wholly owned subsidiary of Topco.

2.3            Closing; Merger Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 7, 8 and 9, the consummation of the Merger (the “Closing”) shall take place remotely, as promptly as practicable (but in no event later than the third (3rd) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7, 8 and 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Beacon and Clywedog may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in form and substance as agreed to by the Parties (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Beacon and Clywedog (the time as of which the Merger becomes effective being referred to as the “Merger Effective Time”).

2.4            Certificate of Incorporation and Bylaws; Directors and Officers. At the Merger Effective Time:

(a)            the certificate of incorporation of the Surviving Corporation shall be amended and restated in the Merger to read as set forth on Exhibit A to the Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b)            the bylaws of the Surviving Corporation shall be identical to the bylaws of Merger Sub as in effect immediately prior to the Merger Effective Time, until thereafter amended as provided by the DGCL and such bylaws; and

(c)            the directors and officers of the Surviving Corporation shall be individuals reasonably acceptable to the Parties, and shall hold office in accordance with the certificate of incorporation of the Surviving Corporation, as amended as part of the Merger.

2.5            Transfer of Scheme Shares.

(a)            At the Scheme Effective Time, the Scheme of Arrangement will become effective, pursuant to which Topco will acquire the Scheme Shares (including, for the avoidance of doubt, the Depositary Shares and the Beacon Ordinary Shares) from the Scheme Shareholders in accordance with the provisions of the Scheme of Arrangement, and the Scheme Shareholders shall cease to have any rights with respect to the Scheme Shares, except their rights, in accordance with the terms of the Scheme of Arrangement, to receive, in exchange for each Scheme Share, (i) a number of shares of Topco Common Stock calculated on the basis of the Scheme Exchange Ratio (the “Per Share Scheme Consideration”) plus (ii) pursuant to Section 2.7(a), cash in lieu of fractional Exchange Shares into which such Scheme Shares would have been converted pursuant to this Section 2.5 (the “Fractional Scheme Share Consideration” and, together with the Per Share Scheme Consideration, the “Scheme Consideration”). The number of shares of Topco Common Stock issued in connection with the Scheme of Arrangement shall, in each case, be rounded down to the nearest whole Beacon Ordinary Share or Beacon ADS, as applicable. As soon as reasonably practicable after the Scheme Effective Time, and subject to the stamping of the relevant instrument of transfer, the register of members of Beacon will be updated in accordance with the Scheme of Arrangement to reflect the transfer of the Scheme Shares, as contemplated hereby and thereby.

(b)            Following the date of this Agreement but prior to the Closing Date, Beacon will procure that the Beacon Deferred A Shares are transferred to Topco pursuant to the Beacon Deferred A Share Purchase Agreement.

2.6            Conversion of Shares.

(a)            At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Topco, Merger Sub, Clywedog or any shareholder of Clywedog or Topco:

(i)            any shares of Clywedog Capital Stock held as treasury stock or owned, directly or indirectly, by Topco or Merger Sub immediately prior to the Merger Effective Time (collectively, “Excluded Shares”) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)            each share of Clywedog Capital Stock outstanding immediately prior to the Merger Effective Time (excluding shares to be canceled pursuant to Section 2.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive (i) a number of shares of Topco Common Stock calculated on the basis of the Merger Exchange Ratio (the “Per Share Merger Consideration”) plus (ii) pursuant to Section 2.7, cash in lieu of fractional shares into which such Clywedog Capital Stock would have been converted pursuant to this Section 2.6(a)(ii)  (rounded down to the nearest whole share)  (the “Fractional Merger Share Consideration” and, together with the Per Share Merger Consideration, the “Merger Consideration” and together with the Scheme Consideration, the “Transaction Consideration”).

(b)            If any shares of Clywedog Capital Stock outstanding immediately prior to the Merger Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with Clywedog, then the shares of Topco Common Stock issued in exchange for such shares of Clywedog Capital Stock will to the same extent, and subject to applicable Law, be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Topco Common Stock shall accordingly be marked with appropriate legends. Clywedog shall take all actions that may be necessary to ensure that, from and after the Merger Effective Time, Topco is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)            Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Merger Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

2.7            Treatment of Fractional Share Consideration. Notwithstanding any other provision of this Agreement:

(a)            No fractional Exchange Shares shall be issued or delivered in exchange for any Scheme Shares and no holder of any of the Scheme Shares shall be entitled to receive a fractional Exchange Share. No scrip representing fractional Scheme Shares or book-entry credit of the same shall be issued in the Scheme Transaction and no dividend or other distribution, stock split or interest shall relate to any such fractional Scheme Share, and such fractional Scheme Share shall not entitle the owner thereof to vote or to any other rights of a stockholder of Topco. Notwithstanding any other provision of the Merger Agreement, any fraction of an Exchange Share to which:

(i)            any Scheme Shareholder other than the Depositary (or the Depositary Custodian) would otherwise be entitled, will after the Closing Date be aggregated and sold by the Exchange Agent (at the discretion of Topco, acting in the interests of the relevant Scheme Shareholder and in accordance with applicable Law) as soon as reasonably practicable after (i) the Exchange Shares become freely tradeable on a recognized investment exchange, or (ii) a liquid market develops for the Exchange Shares, and such Scheme Shareholder shall be paid in cash after such sale, with the net proceeds of the sale (after the deduction of the expenses of the sale (including any Tax and amounts in respect of irrecoverable VAT payable thereon), without interest and subject to any required Tax withholding) in due proportion to the fractional Exchange Shares to which they would otherwise have been entitled; and

(ii)            the Depositary (or the Depositary Custodian) would otherwise be entitled, will after the Closing Date be aggregated and sold by the Exchange Agent (at the discretion of Topco, acting in the interests of the Depositary (or the Depositary Custodian) and in accordance with applicable Law) as soon as reasonably practicable after (i) the Exchange Shares shall become freely tradeable on a recognized investment exchange, or (ii) a liquid market develops for the Exchange Shares, and the Depositary (or the Depositary Custodian) shall be paid in cash after such sale the amount representing the Depositary’s (or the Depositary Custodian’s) entitlement to the relevant fractional Exchange Share.

(b)            No fractional shares of Topco Common Stock shall be issued in exchange for any Clywedog Capital Stock. No scrip representing fractional Topco Common Stock or book-entry credit of the same shall be issued pursuant to this Agreement and no dividend or other distribution, stock split or interest shall relate to any such fractional share of Clywedog Capital Stock, and such fractional share of Clywedog Capital Stock shall not entitle the owner thereof to vote or to any other rights of a stockholder of Topco. Notwithstanding any other provision of this Agreement, any fraction of Clywedog Capital Stock to which (i) any holder of Clywedog Capital Stock would otherwise be entitled will be aggregated and sold in the market by the Exchange Agent as soon as reasonably practicable following the Closing Date and such holder of Clywedog Common Stock shall be paid in cash, after the Closing Date, with the net proceeds of the sale (after the deduction of the expenses of the sale (including any Tax and amounts in respect of irrecoverable VAT payable thereon), without interest and subject to any required Tax withholding) in due proportion to the fractional shares to which they would otherwise have been entitled multiplied by the volume-weighted average trading price on Nasdaq of a share of Topco Common Stock (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Beacon and Clywedog) on the first Business Day following the Closing Date, rounded to the nearest cent, which amount shall be distributed to holders of the Clywedog Capital Stock on a pro rata basis in respect of their entitlement to Fractional Merger Share Consideration.

2.8            Transaction Consideration Adjustment. If between the date of this Agreement following the effectiveness of the Clywedog Stock Split and the Merger Effective Time, the outstanding shares of Topco Common Stock, Clywedog Capital Stock, Beacon Ordinary Shares or Beacon ADSs or any securities convertible into, or exercisable or exchangeable for any of the foregoing shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Reverse Stock Split to the extent such split has not previously been taken into account in calculating the Merger Exchange Ratio), combination or exchange of shares or other like change (including, for the avoidance of the doubt, as a result of the issuance of Clywedog Capital Stock pursuant to any SAFE Agreements to the extent such issuance has not previously been taken into account in calculating the Merger Exchange Ratio), the Merger Exchange Ratio and Scheme Exchange Ratio, as applicable, shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Topco Common Stock, Clywedog Capital Stock, Beacon ADSs and Beacon Ordinary Shares and Beacon Options and Beacon RSUs with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, tender offer, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit Topco, Clywedog or Beacon to take any action with respect to shares of Topco Common Stock, Clywedog Capital Stock, Beacon Ordinary Shares or Beacon ADSs, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

2.9            Closing of Clywedog’s Transfer Books. At the Merger Effective Time: (a) all shares of Clywedog Capital Stock outstanding immediately prior to the Merger Effective Time shall be treated in accordance with Section 2.6(a), and all holders of certificates representing shares of Clywedog Capital Stock that were outstanding immediately prior to the Merger Effective Time shall cease to have any rights as stockholders of Clywedog and (b) the stock transfer books of Clywedog shall be closed with respect to all shares of Clywedog Capital Stock outstanding immediately prior to the Merger Effective Time. No further transfer of any such shares of Clywedog Capital Stock shall be made on such stock transfer books after the Merger Effective Time. If, after the Merger Effective Time, a valid certificate or book-entry previously representing any shares of Clywedog Capital Stock outstanding immediately prior to the Merger Effective Time (a “Clywedog Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Clywedog Stock Certificate or book-entry shall be canceled and shall be exchanged as provided in Sections 2.5 and 2.11.

2.10            Surrender of Certificates.

(a)            As soon as reasonably practicable after the date hereof but in any event prior to the Scheme Effective Time, Clywedog shall select a reputable bank, transfer agent or trust company, reasonably acceptable to Clywedog, to act as exchange agent in the Combinations (the “Exchange Agent”). Prior to the Scheme Effective Time, Topco shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Topco Common Stock issuable pursuant to (i) Section 2.5(a) in exchange for Scheme Shares and (ii) Section 2.6(a) in exchange for shares of Clywedog Capital Stock.

(b)            Promptly after the Scheme Effective Time, the Parties shall procure the deposit with the Exchange Agent, for the benefit of the Scheme Shareholders, evidence of Exchange Shares in book-entry form, representing the aggregate Scheme Consideration. No interest shall be paid or accrue for the benefit of the Scheme Shareholders on the Scheme Consideration. Notwithstanding anything to the contrary in this Section 2.10(b), all obligations of Topco with respect to consideration required to be provided by Topco to the Exchange Agent in respect of the Depositary Shares shall be satisfied to the extent Topco provides such consideration directly to the Depositary or Depositary Custodian pursuant to the procedures contemplated by Section 2.1(c) and Section 2.5. Prior to the Scheme Effective Time, Topco, Beacon and Clywedog shall establish procedures with the Depositary that are reasonably acceptable to Beacon and Clywedog to ensure that (i) the Depositary (or the Depositary Custodian) shall promptly deliver Exchange Shares to each holder of a Beacon ADS, (ii) any shares of Topco Common Stock unclaimed by holders of Beacon ADSs shall be treated, as closely as reasonably possible, in the same manner as provided under Section 2.10(e), and (iii) if reasonably practicable, the Scheme Consideration in respect of the Depositary Shares will be delivered directly by Topco to the Depositary (or the Depositary Custodian) rather than through the Exchange Agent. If reasonably deemed necessary by the parties in furtherance of the establishment of such procedures, Topco and Beacon shall enter into one or more letter agreements to the Deposit Agreement that are reasonably acceptable to the Depositary, Topco, Beacon and Clywedog, and Beacon shall deliver any certificates and opinions of counsel reasonably requested by the Depositary in connection therewith. Beacon will bear all fees, charges and expenses (including any stamp duty or stamp duty reserve tax) required to be paid under the Deposit Agreement in connection with the Scheme Transaction, the cancellation of the Beacon ADSs and the receipt of shares of Topco Common Stock by the holders of Beacon ADSs. No interest shall be paid or accrue on any amount payable in respect of the Beacon ADSs.

(c)            Promptly after the Merger Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Clywedog Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal, if requested by the Exchange Agent, in customary form and containing such provisions as Topco may reasonably specify (including a provision confirming that delivery of Clywedog Stock Certificates shall be effected, and risk of loss and title to Clywedog Stock Certificates shall pass, only upon delivery of such Clywedog Stock Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of Clywedog Stock Certificates in exchange for book-entry shares of Topco Common Stock. Upon surrender (including electronic surrender) of a Clywedog Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Beacon: (A) the holder of such Clywedog Stock Certificate shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Topco Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.6(a) and (B) Clywedog Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.10(c), each Clywedog Stock Certificate shall be deemed, from and after the Merger Effective Time, to represent only the right to receive book-entry shares of Topco Common Stock representing the Merger Consideration. If any Clywedog Stock Certificate shall have been lost, stolen or destroyed, Topco may, in its discretion and as a condition precedent to the delivery of any shares of Topco Common Stock, require the owner of such lost, stolen or destroyed Clywedog Stock Certificate to provide an applicable affidavit with respect to such Clywedog Stock Certificate and post a bond indemnifying Topco against any claim suffered by Beacon related to the lost, stolen or destroyed Clywedog Stock Certificate or any shares of Topco Common Stock issued in exchange therefor as Topco may reasonably request.

(d)            No dividends or other distributions declared or made with respect to shares of Topco Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Clywedog Stock Certificate with respect to shares of Topco Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Clywedog Stock Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.10 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(e)            Any shares of Topco Common Stock deposited with the Exchange Agent that remain undistributed to holders of Clywedog Stock Certificates within 180 days of the Merger Effective Time shall be delivered to Topco upon demand, and any holders of Clywedog Stock Certificates who have not theretofore surrendered their Clywedog Stock Certificates in accordance with this Section 2.10 shall thereafter look only to Topco for satisfaction of their claims for shares of Topco Common Stock and any dividends or distributions with respect to shares of Topco Common Stock.

(f)            Any shares of Topco Common Stock and any Fractional Share Consideration deposited with the Exchange Agent that remain undistributed to holders of Scheme Shares within twelve (12) months of the Scheme Effective Time shall be delivered to Topco upon demand, and any holders of Scheme Shares who have not theretofore received payment in respect of their Scheme Shares in accordance with this Section 2.10 shall thereafter look only to Topco for satisfaction of their claims for shares of Topco Common Stock, any Fractional Share Consideration and any dividends or distributions with respect to shares of Topco Common Stock.

(g)            Each of the Exchange Agent, Topco, Beacon and the Surviving Corporation (and, in each case, any Affiliate thereof) shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. The applicable payor shall use commercially reasonable efforts to provide notice to any holder of Clywedog Capital Stock or Scheme Shares upon becoming aware of any such withholding obligation attributable to any consideration payable in respect of Clywedog Capital Stock or Scheme Shares (other than as a result of failure to provide the certificate described in Section 6.12(e)), including a reasonably detailed explanation for such withholding obligation, and the Parties shall cooperate with each other to the extent reasonable to obtain reduction of or relief from such withholding. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(h)            No Party shall be liable to any holder of any Clywedog Stock Certificate or Scheme Shares or to any other Person with respect to any shares of Topco Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.11            Calculation of Net Cash.

(a)            Beacon Net Cash.

(i)            No later than five (5) Business Days before the Closing, Beacon will deliver to Clywedog a schedule (the “Beacon Closing Schedule”) setting forth, in reasonable detail, Beacon’s good faith, estimated calculation of Beacon Net Cash (the “Beacon Closing Calculations” and the date of delivery of such schedule being the “Beacon Delivery Date”) as of the close of business on the last Business Day prior to the Anticipated Closing Date (the “Determination Time”) prepared and certified by Beacon’s Chief Executive Officer. Beacon shall make available to Clywedog, as reasonably requested by Clywedog, the work papers and back-up materials used or useful in preparing the Beacon Closing Schedule and, if reasonably requested by Clywedog, Beacon’s accountants and counsel at reasonable times and upon reasonable notice. The Beacon Closing Calculations shall include Beacon’s determination, as of the Determination Time, of the defined terms in Section 1.1(a) necessary to calculate the Merger Exchange Ratio. Set forth on Section 2.11(a)(i) of the Beacon Disclosure Schedule is an illustrative example of Beacon Net Cash calculations calculated on a hypothetical basis as of the date described therein.

(ii)            No later than five (5) Business Days after the Beacon Delivery Date (the last day of such period, the “Clywedog Response Date”), Clywedog shall have the right to dispute any part of the Beacon Closing Calculations by delivering a written notice to that effect to Beacon (a “Clywedog Dispute Notice”). Any Clywedog Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Beacon Closing Calculations and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(iii)            If, on or prior to the Clywedog Response Date, Clywedog notifies Beacon in writing that it has no objections to the Beacon Closing Calculations or, if on the Clywedog Response Date, Clywedog fails to deliver a Clywedog Dispute Notice as provided in Section 2.11(a)(ii), then the Beacon Closing Calculations as set forth in the Beacon Closing Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Beacon Net Cash at the Determination Time for purposes of this Agreement.

(iv)            If Clywedog delivers a Clywedog Dispute Notice on or prior to the Clywedog Response Date, then Representatives of Beacon and Clywedog shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Beacon Net Cash, which agreed upon Beacon Net Cash shall be deemed to have been finally determined for purposes of this Agreement and to represent the Beacon Net Cash at the Determination Time for purposes of this Agreement.

(b)            Clywedog Net Cash.

(i)            No later than five (5) Business Days before the Closing, Clywedog will deliver to Beacon a schedule (the “Clywedog Closing Schedule”) setting forth, in reasonable detail, Clywedog’s good faith, estimated calculation of Clywedog Net Cash (the “Clywedog Closing Calculations” and the date of delivery of such schedule being the “Clywedog Delivery Date”) as of the Determination Time prepared and certified by Clywedog’s Chief Financial Officer. Clywedog shall make available to Beacon, as reasonably requested by Beacon, the work papers and back-up materials used or useful in preparing the Clywedog Closing Schedule and, if reasonably requested by Beacon, Clywedog’s accountants and counsel at reasonable times and upon reasonable notice. The Clywedog Closing Calculations shall include Clywedog’s determination, as of the Determination Time, of the defined terms in Section 1.1(a) necessary to calculate the Merger Exchange Ratio. Set forth on Section 2.11(b)(i) of the Clywedog Disclosure Schedule is an illustrative example of Clywedog Net Cash calculations calculated on a hypothetical basis as of the date described therein.

(ii)            No later than five (5) Business Days after the Clywedog Delivery Date (the last day of such period, the “Beacon Response Date”), Beacon shall have the right to dispute any part of the Clywedog Closing Calculations by delivering a written notice to that effect to Beacon (a “Beacon Dispute Notice” and together with the Clywedog Dispute Notice, a “Dispute Notice”). Any Beacon Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Clywedog Closing Calculations and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(iii)            If, on or prior to the Beacon Response Date, Beacon notifies Clywedog in writing that it has no objections to the Clywedog Closing Calculations or, if on the Beacon Response Date, Beacon fails to deliver a Beacon Dispute Notice as provided in Section 2.11(a)(ii), then the Clywedog Closing Calculations as set forth in the Clywedog Closing Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Clywedog Net Cash at the Determination Time for purposes of this Agreement.

(iv)            If Beacon delivers a Beacon Dispute Notice on or prior to the Beacon Response Date, then Representatives of Beacon and Clywedog shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Clywedog Net Cash, which agreed upon Clywedog Net Cash shall be deemed to have been finally determined for purposes of this Agreement and to represent the Clywedog Net Cash at the Determination Time for purposes of this Agreement.

(c)            If Representatives of Beacon and Clywedog are unable to negotiate an agreed-upon determination of Beacon Net Cash or Clywedog Net Cash as of the Determination Time pursuant to Section 2.11(a)(iv) or Section 2.11(b)(iv) within five (5) Business Days after delivery of the Dispute Notice (or such other period as Beacon and Clywedog may mutually agree upon), then any remaining disagreements as to the calculation of Beacon Net Cash or Clywedog Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by Beacon and Clywedog. If the parties are unable to select an independent auditor within five (5) Business Days, then either Beacon or Clywedog may thereafter request that the Boston, Massachusetts Office of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”). Beacon and Clywedog shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Beacon Closing Schedule or Clywedog Closing Schedule, as applicable, and the Dispute Notice, and Beacon and Clywedog shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Beacon and Clywedog shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Beacon and Clywedog. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Beacon Net Cash or Clywedog Net Cash made by the Accounting Firm shall be made in writing delivered to each of Beacon and Clywedog, shall be final and binding on Beacon and Clywedog and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Beacon Net Cash or Clywedog at the Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.11(c). The fees and expenses of the Accounting Firm shall be allocated between Beacon and Clywedog in the same proportion that the disputed amount of the Beacon Net Cash or Clywedog Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Beacon Net Cash amount or Clywedog Net Cash amount. If this Section 2.11(c) applies as to the determination of the Beacon Net Cash or Clywedog Net Cash at the Determination Time described in Section 2.11(a) or Section 2.11(b), upon resolution of the matter in accordance with this Section 2.11(c), the Parties shall not be required to determine Beacon Net Cash or Clywedog again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Beacon and Clywedog may request a redetermination of Beacon Net Cash or Clywedog if the Closing Date is more than thirty (30) days after the Anticipated Closing Date.

2.12            Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, each share of Clywedog Capital Stock (other than Excluded Shares) outstanding immediately prior to the Merger Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of Clywedog Capital Stock in accordance with Section 262 of the DGCL and, as of the Merger Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration but shall be entitled only to such rights as are granted by Section 262 of the DGCL, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Merger Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Merger Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.6(a)(i), without interest. Clywedog shall give Beacon (a) prompt notice of any demands received by Clywedog for appraisal of any shares of Clywedog Capital Stock issued and outstanding immediately prior to the Merger Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Clywedog relating to stockholders’ rights to appraisal with respect to the Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. Clywedog shall not, except with the prior written consent of Beacon, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of Clywedog, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.13            Further Action. If, at any time after the Merger Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Clywedog, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of Clywedog, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.14            Topco Charter and Bylaws. Prior to the Scheme Effective Time, the sole stockholder of Topco shall adopt the Amended and Restated Certificate of Incorporation of Topco, substantially in the form attached hereto as Exhibit D (the “Topco Charter”), to be in effect as of the Scheme Effective Time. Prior to the Scheme Effective Time, the Topco Board shall adopt the Amended and Restated Bylaws of Topco, substantially in the form attached hereto as Exhibit E (the “Topco Bylaws”), to be in effect as of the Scheme Effective Time. The Topco Charter and Topco Bylaws shall remain in effect as of the Merger Effective Time.

Section 3.            Representations and Warranties of Clywedog.

Except as set forth in the Clywedog Disclosure Schedule, Clywedog represents and warrants to Beacon and Merger Sub as follows:

3.1            Due Organization; Subsidiaries.

(a)            Each of Clywedog and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b)            Each of Clywedog and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Clywedog Material Adverse Effect.

(c)            Clywedog has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Clywedog Disclosure Schedule; and neither Clywedog nor any of the Entities identified in Section 3.1(c) of the Clywedog Disclosure Schedule owns any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Clywedog Disclosure Schedule. Clywedog owns, directly or indirectly, all of the outstanding equity securities of its Subsidiaries, free and clear of all Encumbrances (other than Permitted Encumbrances). Neither Clywedog nor any of its Subsidiaries is and or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Clywedog nor any of its Subsidiaries has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Clywedog nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2            Organizational Documents. Clywedog has delivered to Beacon accurate and complete copies of the Organizational Documents of Clywedog and each of its Subsidiaries. Neither Clywedog nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

3.3            Authority; Binding Nature of Agreement. Clywedog and each of its Subsidiaries have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Clywedog Board has (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Clywedog and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Clywedog vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Clywedog and assuming the due authorization, execution and delivery by Topco, Beacon and Merger Sub, constitutes the legal, valid and binding obligation of Clywedog, enforceable against Clywedog in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Clywedog Stockholder Support Agreements, the Clywedog Board approved the Clywedog Stockholder Support Agreements and the transactions contemplated thereby.

3.4            Vote Required. The affirmative vote of a majority of the outstanding shares of Clywedog Capital Stock voting together as a single class (collectively, the “Required Clywedog Stockholder Vote”), is the only vote of the holders of any class or series of Clywedog Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

3.5            Non-Contravention; Consents.

(a)            Subject to compliance with any Antitrust Law, obtaining the Required Clywedog Stockholder Vote, the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Clywedog, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with or result in a violation of any of the provisions of Clywedog’s or any of its Subsidiaries’ Organizational Documents;

(ii)            contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which Clywedog or its Subsidiaries, or any of the assets owned or used by Clywedog or its Subsidiaries, is subject;

(iii)            contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Clywedog or its Subsidiaries;

(iv)            contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Clywedog Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Clywedog Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Clywedog Material Contract, (C) accelerate the maturity or performance of any Clywedog Material Contract or (D) cancel, terminate or modify any term of any Clywedog Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v)            result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Clywedog or its Subsidiaries (except for Permitted Encumbrances).

(b)            Except for (i) the Required Clywedog Stockholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Clywedog nor any of its Subsidiaries was, is, or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c)            The Clywedog Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Clywedog Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Clywedog Stockholder Support Agreements or any of the Contemplated Transactions.

3.6            Capitalization.

(a)            Section 3.6(a) of the Clywedog Disclosure Schedule sets forth an accurate and complete capitalization table of Clywedog as of the date hereof giving effectiveness to the Clywedog Stock Split. The authorized Clywedog Capital Stock as of the date of this Agreement consists of (i) 10,000,000 shares of Clywedog Common Stock, par value $0.0001 per share, of which 1,512,000 shares have been issued and are outstanding as of the date of this Agreement and (ii) 6,476,164 shares of Series Seed Preferred Stock, par value $0.0001 per share (the “Clywedog Preferred Stock”), all of which have been issued and are outstanding as of the date of this Agreement and which are convertible into 6,476,164 shares of Clywedog Common Stock following the effectiveness of the Clywedog Stock Split. Clywedog does not hold any shares of its capital stock in its treasury.

(b)            All of the outstanding shares of Clywedog Common Stock and Clywedog Preferred Stock and all outstanding securities of the Subsidiaries as set out in Section 3.6(b) of the Clywedog Disclosure Schedule have been duly authorized and validly issued and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Clywedog Common Stock or Clywedog Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Clywedog Common Stock or Clywedog Preferred Stock is subject to any right of first refusal in favor of Clywedog. Except as contemplated herein, there is no Clywedog Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Clywedog Common Stock or Clywedog Preferred Stock. Clywedog is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Clywedog Common Stock or other securities. Section 3.6(b) of the Clywedog Disclosure Schedule accurately and completely lists all repurchase rights held by Clywedog with respect to shares of Clywedog Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable. Each share of Clywedog Preferred Stock is convertible into one share of Clywedog Common Stock. With respect to any equity securities in Clywedog subject to a “substantial risk of forfeiture” (within the meaning of Code Section 83 and the Treasury Regulations promulgated thereunder), the applicable holder thereof made a valid Code Section 83(b) election.

(c)            Except for the 2020 Stock Plan, as amended (the “Clywedog Plan”), Clywedog does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Clywedog has reserved 1,512,000 shares of Clywedog Common Stock for issuance under the Clywedog Plan, of which no shares have been issued and are currently outstanding, no shares have been reserved for issuance upon exercise of Clywedog Options granted under the Clywedog Plan, and 1,512,000 shares of Clywedog Common Stock remain available for future issuance pursuant to the Clywedog Plan.

(d)            There are no: (i) outstanding Clywedog Options, (ii) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Clywedog or any of its Subsidiaries, (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Clywedog or any of its Subsidiaries, (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Clywedog or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (v) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Clywedog or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Clywedog or any of its Subsidiaries.

(e)            All outstanding shares of Clywedog Common Stock and Clywedog Preferred Stock and other securities of Clywedog have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

3.7            Financial Statements.

(a)            Section 3.7(a) of the Clywedog Disclosure Schedule includes true and complete copies of (i) Clywedog’s unaudited consolidated balance sheets at December 31, 2023 and December 31, 2024, (ii) Clywedog’s unaudited consolidated statements of income, cash flow and stockholders’ equity for the years ended December 31, 2023 and December 31, 2024, (iii) the Clywedog Unaudited Interim Balance Sheet and (iv) Clywedog’s unaudited statements of income, cash flow and stockholders’ equity for the six months ended June 30, 2025 (collectively, the “Clywedog Financials”). The Clywedog Financials (A) were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and (B) fairly present, in all material respects, the financial position and operating results of Clywedog and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b)            Except as set forth in Section 3.7(a) of the Clywedog Disclosure Schedule, each of Clywedog and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Clywedog and its Subsidiaries in conformity with U.S. GAAP and to maintain accountability of Clywedog’s and its Subsidiaries’ assets, (iii) access to Clywedog’s and its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for Clywedog’s and its Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. Clywedog and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

(c)            Section 3.7(c) of the Clywedog Disclosure Schedule lists, and Clywedog has delivered to Beacon accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by Clywedog or any of its Subsidiaries since January 1, 2023.

(d)            There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of any executive officer of Clywedog, the Clywedog Board or any committee thereof. Neither Clywedog nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by Clywedog and its Subsidiaries, (ii) any fraud, whether or not material, that involves Clywedog, any of its Subsidiaries, Clywedog’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Clywedog and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

3.8            Absence of Changes. Except as set forth on Section 3.8 of the Clywedog Disclosure Schedule, between December 31, 2024 and the date of this Agreement, Clywedog has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any Clywedog Material Adverse Effect.

3.9            Absence of Undisclosed Liabilities. Since December 31, 2024, neither Clywedog nor any of its Subsidiaries has any Liability, in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with U.S. GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Clywedog Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Clywedog or its Subsidiaries since the date of the Clywedog Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Clywedog or any of its Subsidiaries under Clywedog Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities listed in Section 3.9 of the Clywedog Disclosure Schedule.

3.10            Title to Assets. Each of Clywedog and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Clywedog Unaudited Interim Balance Sheet and (b) all other assets reflected in the books and records of Clywedog or any of its Subsidiaries as being owned by Clywedog or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Clywedog or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11            Real Property; Leasehold. Neither Clywedog nor any of its Subsidiaries owns or has ever owned any real property. Clywedog has made available to Beacon (a) an accurate and complete list of all real properties with respect to which Clywedog directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Clywedog or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Clywedog Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12            Intellectual Property.

(a)            Section 3.12(a) of the Clywedog Disclosure Schedule sets forth a list of all Intellectual Property owned (or purported to be owned) by or exclusively licensed to Clywedog or its Subsidiaries that is (i) the subject of a registration or a pending application for registration or issuance, including Patents, Trademarks, Copyrights, Internet domain names; or (ii) social media accounts and handles (collectively, “Clywedog Registered Intellectual Property”) including, for each such item, as applicable, the name of the current legal and record owner(s), the jurisdiction of application/registration, the application/registration number and the filing/issuance date.

(b)            Section 3.12(b) of the Clywedog Disclosure Schedule accurately identifies all material Clywedog Contracts pursuant to which Clywedog IP Rights are licensed to Clywedog or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Clywedog’s or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Clywedog and its employees in Clywedog’s standard form thereof).

(c)            Section 3.12(c) of the Clywedog Disclosure Schedule accurately identifies each Clywedog Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Clywedog IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Clywedog IP Rights non-exclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Clywedog’s benefit or in the case of academic institutions, to perform research). Each Person who is or was an employee or contractor of a licensor to Clywedog or any of its Subsidiaries and who is or was involved in the creation or development of any material Clywedog IP Rights purported to be owned by the licensor has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to the licensor.

(d)            Neither Clywedog nor any of its Subsidiaries is bound by, and no Clywedog IP Rights that are owned by Clywedog or any of its Subsidiaries are subject to, any Clywedog Contract containing any covenant or other provision that in any way limits or restricts the ability of Clywedog or any of its Subsidiaries to use, exploit, assert, or enforce anywhere in the world any Clywedog IP Rights that are owned by Clywedog or any of its Subsidiaries.

(e)            Clywedog or one of its Subsidiaries exclusively owns all right, title, and interest to and in Clywedog IP Rights (other than (i) Clywedog IP Rights licensed to Clywedog or one of its Subsidiaries each as identified in Section 3.12(b) of the Clywedog Disclosure Schedule, (ii) Clywedog IP Rights that are jointly owned by Clywedog or one of its Subsidiaries and another Person as identified in Section 3.12(e) of the Clywedog Disclosure Schedule, (iii) any non-customized software that (A) is licensed to Clywedog or any of its Subsidiaries solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Clywedog’s or any of its Subsidiaries’ products or services and (iv) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i)            To the Knowledge of Clywedog, all documents and instruments necessary to register or apply for or renew registration of Clywedog Registered Intellectual Property have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii)            To the Knowledge of Clywedog, each Person who is or was an employee or contractor of Clywedog or any of its Subsidiaries and who is or was involved in the creation or development of any Clywedog IP Rights purported to be owned by Clywedog has signed an agreement that is a valid and enforceable agreement and contains a present assignment of such Intellectual Property to Clywedog or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Clywedog and its Subsidiaries.

(iii)            To the Knowledge of Clywedog, no current or former stockholder, officer, director, or employee of Clywedog or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Clywedog IP Rights purported to be owned by Clywedog. To the Knowledge of Clywedog, no employee of Clywedog or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Clywedog or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Clywedog IP Rights purported to be owned by Clywedog or confidentiality provisions protecting trade secrets and confidential information comprising Clywedog IP Rights purported to be owned by Clywedog.

(iv)            No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Clywedog IP Rights in which Clywedog or any of its Subsidiaries has an ownership interest. No Person who was involved in, or who contributed to, the creation or development of any Clywedog IP Rights, has performed services for any Governmental Authority in a manner that would affect Clywedog’s rights in the Clywedog IP Rights.

(v)            Clywedog and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Clywedog or such Subsidiary holds, or purports to hold, as confidential or a trade secret. To the Knowledge of Clywedog, there has been no unlawful, accidental or unauthorized access to or use or disclosure of any confidential information or trade secrets of Clywedog that Clywedog intended to maintain as confidential or a trade secret.

(vi)            Neither Clywedog nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Clywedog IP Rights to any other Person.

(vii)            To the Knowledge of Clywedog, the Clywedog IP Rights constitute all material Intellectual Property necessary for Clywedog and its Subsidiaries to conduct its business as currently conducted and planned to be conducted.

(f)            Clywedog has delivered or made available to Beacon, a complete and accurate copy of all Clywedog Intellectual Property Rights Agreements. With respect to each of the material Clywedog Intellectual Property Rights Agreements: (i) each such agreement is valid, binding on, enforceable against Clywedog or its Subsidiaries, as applicable, in accordance with its terms, subject to the Enforceability Exceptions, (ii) Clywedog has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither Clywedog nor its Subsidiaries, and to the Knowledge of Clywedog, no other party to any such agreement, is in breach or default thereof in any material respect.

(g)            To the Knowledge of Clywedog, the manufacture, marketing, license, sale, offering for sale, importation, use or intended use or other disposal of any product or technology as currently licensed or sold or under development by Clywedog or any of its Subsidiaries (i) does not violate any Clywedog Material Contract between Clywedog or its Subsidiaries and any third party, and (ii) does not infringe or misappropriate any Intellectual Property of any other Person. To the Knowledge of Clywedog, no third party is infringing upon any Patents owned by Clywedog within the Clywedog IP Rights or is in violation of any Clywedog Material Contract with Clywedog or its Subsidiaries under which Clywedog has out-licensed any Clywedog IP Rights.

(h)            As of the date of this Agreement, Clywedog is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office (other than normal course examination before the United States Patent and Trademark Office, or corresponding foreign office)) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Clywedog Registered Intellectual Property. Neither Clywedog nor any of its Subsidiaries has received any written notice offering an unsolicited license to any Intellectual Property or asserting that Clywedog or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property of any Person and Clywedog does not have any specific reason to believe that any such notice may be forthcoming. Clywedog has not received any notice disputing the inventorship or ownership or the validity or enforceability of any material Clywedog IP Rights, and to the Knowledge of Clywedog there are no circumstances that would reasonably support such a claim. None of the Clywedog IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of Clywedog to exploit any Clywedog IP Rights.

(i)            To the Knowledge of Clywedog, each item of Clywedog Intellectual Property Rights that is Clywedog Registered Intellectual Property owned by Clywedog or any of its Subsidiaries is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Clywedog Registered Intellectual Property in full force and effect have been made by the applicable deadline. To the Knowledge of Clywedog, all Clywedog Registered Intellectual Property that is issued or granted is valid and enforceable.

(j)            To the Knowledge of Clywedog, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Clywedog or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Clywedog or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Clywedog or any of its Subsidiaries in accordance with U.S. GAAP.

(k)            Except as set forth in Section 3.12(b) or 3.12(c) of the Clywedog Disclosure Schedule (i) neither Clywedog nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any infringement, misappropriation, or similar claim relating to Intellectual Property that is material to Clywedog and its Subsidiaries, taken as a whole and (ii) neither Clywedog nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l)            Except as set forth in Section 3.12(c) of the Clywedog Disclosure Schedule, neither Clywedog nor any of its Subsidiaries is party to any Clywedog IP Rights Agreement that, as a result of such execution, delivery and performance of this Agreement, will cause the grant to any third party of any license or other right to any Clywedog IP Rights, result in breach of, default under or termination of such Contract with respect to any Clywedog IP Rights, or impair the right of Clywedog or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Clywedog IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Clywedog Material Adverse Effect.

3.13            Agreements, Contracts and Commitments.

(a)            Section 3.13 of the Clywedog Disclosure Schedule identifies each Clywedog Contract that is in effect as of the date of this Agreement and is:

(i)            each Clywedog Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii)            each Clywedog Contract where any of Clywedog’s assets and properties is currently bound, which, pursuant to the express terms thereof, require annual obligations of payment by, or annual payments to, Clywedog in excess of $250,000,

(iii)            each Clywedog Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(iv)            each Clywedog Contract (A) requiring payments by Clywedog in excess of $250,000 pursuant to its express terms relating to the employment of, or the performance of services by, any Person, including any employee, consultant or individual independent contractor, providing employment-related, consulting or independent contractor services or (B) that is not terminable by Clywedog or its Subsidiaries on thirty (30) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination Law may limit Clywedog’s, its Subsidiaries or such successor’s ability to terminate employees at will;

(v)            each Clywedog Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which could be increased, or the vesting of benefits of which could be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of service), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(vi)            each Clywedog Real Estate Lease;

(vii)            each Clywedog Contract disclosed in or required to be disclosed in Section 3.12(b) or Section 3.12(c) of the Clywedog Disclosure Schedule;

(viii)            each Clywedog Contract containing (A) any covenant limiting the freedom of Clywedog, its Affiliates or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of Clywedog’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision, (D) any non-solicitation provision, or (E) any grant of any option to any Intellectual Property;

(ix)            each Clywedog Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Clywedog or its Affiliates in connection with the Contemplated Transactions;

(x)            each Clywedog Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 or creating any material Encumbrances with respect to any assets of Clywedog or any of its Subsidiaries or any loans or debt obligations with officers or directors of Clywedog;

(xi)            each Clywedog Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(xii)            each Clywedog Contract requiring payment by or to Clywedog after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Clywedog, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Clywedog has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Clywedog has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Clywedog or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Clywedog or any Contract to sell, distribute or commercialize any products or service of Clywedog, in each case, except for Clywedog Contracts entered into in the Ordinary Course of Business;

(xiii)            each Clywedog Contract under which a third party would be entitled to receive a license or have any other rights in Intellectual Property of Clywedog, Beacon or any of their Affiliates at the time of or immediately after the Merger Effective Time;

(xiv)            a Labor Agreement;

(xv)            each Clywedog Contract providing for severance, termination compensation, retention or stay pay, change in control payments, or transaction-based bonuses; or

(xvi)            any other Clywedog Contract that is not terminable at will (with no penalty or payment) by Clywedog, and (A) which involves payment or receipt by Clywedog after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate or (B) that is material to the business or operations of Clywedog taken as a whole.

(b)            Clywedog has delivered or made available to the Beacon accurate and complete copies of all Clywedog Contracts described in clauses (i)-(xvi) of the immediately preceding sentence (any such Clywedog Contract, a “Clywedog Material Contract”), including all amendments thereto. There are no Clywedog Material Contracts that are not in written form. Neither Clywedog nor any if Subsidiaries has, nor to the Knowledge of Clywedog as of the date of this Agreement, has any other party to a Clywedog Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Clywedog Material Contract in such manner as would permit any other party to cancel or terminate any such Clywedog Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Clywedog Material Adverse Effect. As to Clywedog and its Subsidiaries, as of the date of this Agreement, each Clywedog Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating or has a right pursuant to the terms of any Clywedog Material Contract or any other material term or provision of any Clywedog Material Contract.

3.14            Compliance; Permits; Restrictions.

(a)            Clywedog and each of its Subsidiaries are, and since January 1, 2023, have complied in all material respects with, are not in violation in any material respect of, and have not received any written notices of violation with respect to, applicable Law.

(b)            Clywedog and each of its Subsidiaries are and, since January 1, 2023, have been in compliance in all material respects with all Health Care Laws applicable to Clywedog. Since January 1, 2023, Clywedog has not received any notice alleging any material violation with respect to any applicable Health Care Laws. There are no restrictions upon Clywedog and any of its Subsidiaries that have resulted from conduct in violation of any Health Care Law.

(c)            Clywedog and each of its Subsidiaries are not currently and have not, since January 1, 2023, been: (i) a party to the terms of a corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by the Office of Inspector General of the Department of Health and Human Services or any other Governmental Authority; (ii) subject of any pending third party audit, other than routine customer audits, or investigation; (iii) named as a defendant in any action under the federal False Claims Act or any state equivalent; or (iv) the subject to any search warrant, subpoena, or civil investigative demand from any Governmental Authority with respect to any alleged violation of Law by Clywedog, and no such enforcement, regulatory or administrative proceeding is pending or threatened.

(d)            Clywedog product candidates are being, and, since January 1, 2023, have been, developed, tested, manufactured, labeled, distributed and stored, as applicable, in compliance with the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and Public Health Service Act (42 U.S.C. § 262 et seq.), as amended, and applicable regulations promulgated by the U.S. Food and Drug Administration (“FDA”) and comparable applicable Laws outside of the United States, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Clywedog Material Adverse Effect. To the extent the foregoing representation and warranty is made with respect to activities conducted by third parties, such representation and warranty is made solely to the Knowledge of Clywedog.

(e)            Since January 1, 2023, Clywedog has not (i) made an untrue statement of a material fact or a fraudulent statement to the FDA, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) failed to make a statement to the FDA, in each such case, related to the business of Clywedog, that, at the time such statement was made or such disclosure or statement was not made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any Governmental Authority to invoke any similar policy, except for any act or statement or failure to make a statement that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Clywedog Material Adverse Effect. Since January 1, 2023, Clywedog and any of its directors, officers, employees, or to the Knowledge of Clywedog, its contractors, have not been excluded from participation in any Federal Health Care Program or, to the Knowledge of Clywedog, engaged in any conduct for which Clywedog or any of its directors, officers, employees, or contractors could be excluded from participating in any Federal Health Care Program under 42 U.S.C. 1320a-7.

(f)            Clywedog and its Subsidiaries hold the respective licenses, certificates, clearances, approvals, permits or other authorizations or registrations set forth in Section 3.14(f) of the Clywedog Disclosure Schedule (the “Scheduled Permits”). The Scheduled Permits represent all the licenses, certificates, clearances, approvals, permits or other authorizations or registrations required for Clywedog to comply in all material respects with all Laws, including Health Care Laws, and all such Scheduled Permits are valid and in full force and effect. Clywedog and its Subsidiaries have not received any written notice or other written communication, any oral notice or other oral communication, from any Governmental Authority regarding (i) any actual or possible violation of applicable Law or any Scheduled Permit or any failure to comply with any term or requirement of any Scheduled Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Scheduled Permit.

3.15            Legal Proceedings; Orders.

(a)            There is no pending Legal Proceeding and, to the Knowledge of Clywedog, no Person has threatened to commence any Legal Proceeding: (i) that involves Clywedog or any of its Subsidiaries, any Clywedog Associate (in his or her capacity as such) or any of the material assets owned or used by Clywedog or its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)            There is no Order to which Clywedog or any of its Subsidiaries, or any of the material assets owned or used by Clywedog or any of its Subsidiaries, is subject. To the Knowledge of Clywedog, no officer or other Key Employee of Clywedog or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Clywedog or any of its Subsidiaries or to any material assets owned or used by Clywedog or any of its Subsidiaries.

3.16            Tax Matters.

(a)            Clywedog and each of its Subsidiaries have timely filed (taking into account automatic extensions of time to file) all U.S. federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no written claim has ever been made that remains outstanding by a Governmental Authority in a jurisdiction where Clywedog or any of its Subsidiaries does not file Tax Returns that Clywedog or any such Subsidiary is subject to taxation by that jurisdiction.

(b)            All material Taxes due and owing by Clywedog and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since the date of Clywedog Unaudited Interim Balance Sheet, neither Clywedog nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice, other than in connection with the transactions contemplated by this Agreement.

(c)            Clywedog and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)            There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of Clywedog or any of its Subsidiaries.

(e)            No deficiencies for material Taxes with respect to Clywedog or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that remain unpaid. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Clywedog or any of its Subsidiaries. Neither Clywedog nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations that has not yet expired in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency that has not yet been paid.

(f)            Neither Clywedog nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(g)            Neither Clywedog nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary Contracts entered into in the Ordinary Course of Business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not Taxes.

(h)            Neither Clywedog nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Clywedog). Neither Clywedog nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Clywedog and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor.

(i)            Neither Clywedog nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(j)            Neither Clywedog nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(k)            Neither Clywedog nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)            Clywedog is not, and has never been, an “investment company” within the meaning of Section 351(e) or 368(a)(2)(F) of the Code.

(m)            Neither Clywedog nor any of its Subsidiaries, has taken or agreed to take, any action that would reasonably be expected to prevent the Combinations from qualifying for the Intended Tax Treatment. To the Knowledge of Clywedog, no facts or circumstances exist that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(n)            It is agreed and understood that no representation or warranty is made by Clywedog nor any of its Subsidiaries in respect of Tax matters in any section of this Agreement other than this Section 3.16 and Section 3.17.

3.17            Benefit Plans. Except for the Clywedog Plan, none of Clywedog, any of its Subsidiaries or any of their respective ERISA Affiliates has at any time sponsored or contributed to, or has or has had any Liability in respect of, (i) any Employee Plan, (ii) any plan subject to Title IV of ERISA or Section 412 of the Code, (iii) a Multiemployer Plan, or (iv) a Multiple Employer Welfare Arrangement. Neither the execution or delivery of this Agreement, nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any material payment (including severance, bonus or other similar payment) becoming due to any current or former service provider of Clywedog or any of its Subsidiaries, (ii) materially increase or otherwise materially enhance any benefits or compensation otherwise payable under any Clywedog Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any payments or benefits under any Clywedog Employee Plan. Clywedog has no obligation to pay any gross-up, reimbursement or other payment in respect of any Tax imposed under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law.

3.18            Employment and Labor Matters.

(a)            None of Clywedog nor any of its Subsidiaries has or has ever had any employees.

(b)            Section 3.18(b) of the Clywedog Disclosure Schedule sets forth a true, correct and complete list of all of the independent contractors, consultants, temporary employees, leased employees and other contingent workers engaged or used by Clywedog or any of its Subsidiaries (“Contingent Workers”) as of the date hereof, showing for each Contingent Worker such individual’s role in the business, the nature of services provided, the name of the contracting party, initial date of engagement, anticipated end date of engagement, work location (city, state, country), average hours worked per week, fee or other compensation arrangements, and whether Clywedog (or engaging Subsidiary) has a written contract with such Contingent Worker.

(c)            Clywedog and each of its Subsidiaries is, and at all times in the past five (5) years has been, in compliance in all material respects will all applicable Laws respecting labor and employment matters, including, without limitation, employment practices, terms and conditions of employment, worker classification, and wages and hours. Clywedog and each of its Subsidiaries, in each case, with respect to the employees of Clywedog and its Subsidiaries has at all times: (i) withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, and not been liable for any arrears, or penalty for failure to comply with any of the foregoing, (ii) paid all wages, salaries, wage premiums, commissions, bonuses, severance payments, expense reimbursements, fees and other compensation that has come due and payable to its or their employees and Contingent Workers under applicable Laws, Contracts, or benefit plans or policies, and (iii) not been liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are, and during the past five (5) years have been, no actions, suits, claims, administrative matters or other Legal Proceedings pending or, to the Knowledge of Clywedog, threatened against Clywedog or any of its Subsidiaries relating to any employee, employment agreement, Employee Plan (other than routine claims for benefits) or other labor or employment matter. To the Knowledge of Clywedog, there are, and during the past five (5) years have been, no pending or threatened claims or actions against Clywedog, any of its Subsidiaries, any Clywedog trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither Clywedog nor any Subsidiary thereof is or has ever been a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices. None of Clywedog nor any of its Subsidiaries is, nor has ever been, a party to, bound by, or has a duty to bargain under, any Labor Agreement.

(d)            Neither Clywedog nor any of its Subsidiaries has or at any time during the past five (5) years has had any material liability with respect to any misclassification of: (i) any Person as a Contingent Worker rather than as an employee or (ii) any employee currently or formerly classified as exempt from overtime wages under applicable wage and hour Law.

(e)            Neither Clywedog nor any of its Subsidiaries is a government contractor or subcontractor for any purposes of any law with respect to the terms and conditions of employment.

(f)            To the Knowledge of Clywedog, (i) none of Clywedog’s employees or Contingent Workers is subject to any noncompete, nonsolicit, nondisclosure, confidentiality, employment, consulting or other Contract that restricts or prohibits the performance of duties for or services to Clywedog and (ii) none of Clywedog’s employees or Contingent Workers is in violation of any noncompete, nonsolicit, nondisclosure, confidentiality, or other such obligation owed to Clywedog.

(g)            The consummation of the transactions contemplated by this Agreement will not (i) entitle any employee or Contingent Worker of Clywedog to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee or Contingent Worker or (iii) entitle any such employee or Contingent Worker to terminate, shorten or otherwise change the terms of the employee’s employment.

3.19            Environmental Matters. Since January 1, 2023, Clywedog and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Clywedog of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Clywedog Material Adverse Effect. Neither Clywedog nor any of its Subsidiaries has received since January 1, 2023, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Clywedog or any of its Subsidiaries is not in compliance with any Environmental Law and, to the Knowledge of Clywedog, there are no circumstances that may prevent or interfere with Clywedog’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Clywedog Material Adverse Effect. To the Knowledge of Clywedog: (i) no current or prior owner of any property leased or controlled by Clywedog or any of its Subsidiaries has received since January 1, 2023, any written notice or other communication relating to property owned or leased at any time by Clywedog or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Clywedog or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Clywedog nor any of its Subsidiaries has any material liability under any Environmental Law.

3.20            No Financial Advisors. Except as set forth on Section 3.20 of the Clywedog Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Clywedog or any of its Subsidiaries.

3.21            Transactions with Affiliates. Section 3.21 of the Clywedog Disclosure Schedule describes any material transactions or relationships, since January 1, 2023, between, on one hand, Clywedog or any of its Subsidiaries and, on the other hand, any (a) executive officer or director of Clywedog or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Clywedog Capital Stock or (c) to the Knowledge of Clywedog, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Clywedog or its Subsidiaries) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.22            Privacy and Data Security. Clywedog complies and has complied in all material respects with all applicable Privacy Laws and the applicable terms of any Clywedog Contracts relating to privacy, security, collection or use of Personal Data of any individuals (including, without limitation, clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Clywedog in connection with the operation of Clywedog’s business. To the Knowledge of Clywedog, Clywedog has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws, concerning the privacy, security, collection and use of Personal Data (the “Privacy Policies”) and has complied in material respects with the same, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Clywedog Material Adverse Effect. To the Knowledge of Clywedog, as of the date hereof, no claims have been asserted or threatened against Clywedog by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Clywedog Contracts relating to privacy, security, collection or use of Personal Data of any individuals. To the Knowledge of Clywedog, there have been no data security incidents, Personal Data breaches or other adverse events or incidents related to Personal Data or Clywedog data in the custody or control of Clywedog or any service provider acting on behalf of Clywedog, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Clywedog Contract.

3.23            Anti-Corruption.

(a)            Neither Clywedog nor any director or officer or, to the Knowledge of Clywedog, any employee of Clywedog (acting in the capacity of a director, officer or employee of Clywedog) or, to the Knowledge of Clywedog, any representative or agent of Clywedog (acting in the capacity of a representative or agent of Clywedog), has directly or indirectly (i) given any funds (whether of Clywedog or otherwise) for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. In the past five (5) years, neither Clywedog nor any director or officer or, to the Knowledge of Clywedog, employee of Clywedog (acting in the capacity of a director, officer or employee of Clywedog) or, to the Knowledge of Clywedog, any representative or agent of Clywedog (acting in the capacity of a representative or agent of Clywedog), has received any written communication from a Governmental Authority (or, to the Knowledge of Clywedog, any other communication from a Governmental Authority) that alleges any of the foregoing. To the Knowledge of Clywedog, there are no pending allegations by a Governmental Authority of any potential wrongdoing by Clywedog or by any director, officer, employee, agent or representative of Clywedog (acting in the capacity of a director, officer, employee, agent or representative of Clywedog) with respect to any Anti-Corruption Law.

(b)            There are not, and in the past five (5) years, there have not been, any Legal Proceedings with respect to any Anti-Corruption Law pending or, to the Knowledge of Clywedog, threatened in writing against Clywedog, any director or officer or, to the Knowledge of Clywedog, any employee of Clywedog (acting in the capacity of a director, officer or employee of Clywedog) or, to the Knowledge of Clywedog, any representative or agent of Clywedog (acting in the capacity of a representative or agent of Clywedog). In the past five (5) years, neither Clywedog nor any director or officer or, to the Knowledge of Clywedog, any employee of Clywedog (acting in the capacity of a director, officer or employee of Clywedog) or, to the Knowledge of Clywedog, any representative or agent of Clywedog (acting in the capacity of a representative or agent of Clywedog), has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any potential non-compliance arising under or relating to any Anti-Corruption Law.

3.24            Sanctions Law. In the past five (5) years, neither Clywedog nor any director or officer or, to the Knowledge of Clywedog, any employee of Clywedog (acting in the capacity of a director, officer or employee of Clywedog) or, to the Knowledge of Clywedog, any representative or agent of Clywedog (acting in the capacity of a representative or agent of Clywedog), (a) has been in violation of any Sanctions Laws, or (b) has been or was charged by any Governmental Authority with or has made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or has been investigated for, a violation of any Sanctions Laws. There are not, and in the past five (5) years, there have not been, any Legal Proceedings, investigations or inquiries concerning any actual violations of any Sanctions Law by any Governmental Authority, pending or to the Knowledge of Clywedog threatened in writing against Clywedog, any director or officer or, to the Knowledge of Clywedog, any employees of Clywedog (acting in the capacity of a director, officer or employee of Clywedog) or, to the Knowledge of Clywedog, any representative or agent of Clywedog (acting in the capacity of a representative or agent of Clywedog). Neither Clywedog nor any director or officer is a Sanctioned Person. In the past five (5) years, Clywedog has not had, directly or indirectly, any unlawful transactions with or unlawful investments in any Sanctioned Person or Sanctioned Country.

3.25            No Other Representations or Warranties. Clywedog hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Beacon nor any other person on behalf of Beacon makes any express or implied representation or warranty with respect to Beacon or with respect to any other information provided to Clywedog, any of its Subsidiaries or stockholders or any of their respective Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Beacon set forth in Section 4 (in each case as qualified and limited by the Beacon Disclosure Schedule)) none of Clywedog, its Subsidiaries or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4.            Representations and Warranties of Beacon, Topco and Merger Sub.

Except as otherwise disclosed in (a) the Beacon SEC Documents filed at least twenty-four (24) hours prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the Beacon Disclosure Schedule, which the Beacon Disclosure Schedule identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section or subsection of the Beacon Disclosure Schedule also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent from the text of the disclosure), Beacon and Merger Sub represents and warrants to Clywedog as follows:

4.1            Organization and Corporate Power. Beacon is a public limited company duly organized and validly existing under the Laws of England and Wales, Topco is a corporation incorporated, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Beacon, Topco and Merger Sub has full power and authority to enter into this Agreement and perform their respective obligations hereunder. Beacon and each of its Subsidiaries has all requisite corporate or other entity power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not constitute a Beacon Material Adverse Effect. Beacon and each of its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of its business as now conducted requires it to be qualified, authorized or in good standing, except where the failure to be so qualified, authorized or in good standing would not constitute a Beacon Material Adverse Effect. True and complete copies of the certificate of incorporation and articles of association of each of Beacon, Topco and Merger Sub and the organizational documents of each Subsidiary of Beacon (the “Beacon Organizational Documents”), each as in effect as of the date hereof, have been heretofore made available to Clywedog.

4.2            Authorization; Valid and Binding Agreement.

(a)            Each of Beacon, Topco and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Beacon Board (at meetings duly called and held) has: (i) approved and declared advisable this Agreement and consummation of the transactions contemplated herein, including the Scheme Transaction and the Scheme of Arrangement, (ii) determined that the terms of this Agreement and the Scheme of Arrangement, the Scheme Transaction and the other Contemplated Transactions are in the best interests of Beacon and would promote the success of Beacon for the benefit of Beacon Shareholders as a whole, and (iii) resolved to recommend that the Beacon Shareholders approve the Scheme of Arrangement at the Scheme Meeting.

(b)            The Merger Sub Board (by unanimous written consent) has: (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

(c)            The Topco Board has (a) determined that the terms of this Agreement and the Contemplated Transactions, including the Combinations are fair to, and in the best interests of, Topco and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the Stock Issuance and the Combinations, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Topco vote to adopt this Agreement and thereby approve the Contemplated Transactions, including the Stock Issuance and the Combinations.

(d)            This Agreement has been duly executed and delivered by Beacon, Topco and Merger Sub and, assuming the due authorization, execution and delivery by Clywedog, constitutes the legal, valid and binding obligation of Beacon and Merger Sub, enforceable against each of Beacon and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.3            Capital Stock.

(a)            As of the close of business on September 26, 2025 (the “Measurement Date”), the issued capital of Beacon consisted of 40,827,263 Beacon Ordinary Shares, which include Beacon Ordinary Shares deposited with the Depositary pursuant to the Depositary Agreement, underlying 40,827,263 outstanding Beacon ADSs, and 63,443 Beacon Deferred A Shares.

(b)            Section 4.3(b) of the Beacon Disclosure Schedule sets forth a true and complete list as of the Measurement Date of the outstanding Beacon Options and the number of Beacon Ordinary Shares reserved for issuance pursuant to Beacon’s 2021 Employee Stock Purchase Plan (the “Beacon ESPP”), including, with respect to each award of Beacon Options, (i) the number of Beacon Ordinary Shares subject thereto, (ii) the holder thereof (redacted names acceptable where required to comply with applicable Laws), (iii) the date of grant, (iv) the exercise price (if any), (v) the vesting schedule and/or other vesting provisions, including any accelerated vesting conditions and (vi) with respect to each Beacon Option, whether such Beacon Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code or whether it is a Beacon EMI Option; and, as of the Measurement Date, there are no other Beacon Options and no Beacon RSUs or other equity or equity-based awards outstanding and Beacon has granted no other such awards since the Measurement Date and prior to the date of this Agreement or changed the vesting or other terms and conditions applicable thereto except as expressly provided in this Agreement. No purchase rights have been granted under the Beacon ESPP.

(c)            As of the Measurement Date, all of the issued Beacon Ordinary Shares and Beacon ADSs have been validly issued free of pre-emptive or similar rights and are fully paid and non-assessable. As of the Measurement Date, all of the issued and outstanding Beacon Ordinary Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Except as referred to in this Section 4.3 or as set forth in Section 4.3(c) of the Beacon Disclosure Schedule, Beacon does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Beacon. Except as referred to in this Section 4.3 or as set forth in Section 4.3(c) of the Beacon Disclosure Schedule, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of Beacon, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Beacon, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Beacon to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Beacon, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Beacon or (v) bonds, debentures, notes or other indebtedness of Beacon having the right to vote on any matters on which Beacon Shareholders may vote.

(d)            All of the outstanding Beacon Options have been duly authorized by all necessary corporate actions and were granted in accordance with the terms of all applicable Beacon Equity Plans and applicable Laws, and no Beacon Option is subject to the additional taxes imposed by Section 409A of the Code.

4.4            Subsidiaries. Section 4.4 of the Beacon Disclosure Schedule lists all of the Subsidiaries of Beacon, and for each Subsidiary, the jurisdiction of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. Each of the Subsidiaries of Beacon is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its incorporation or organization. All of the outstanding shares of capital stock or equivalent equity interests of each of Beacon’s Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned of record and beneficially, directly or indirectly, by Beacon free and clear of all Encumbrances (other than Permitted Encumbrances). None of Beacon’s Subsidiaries has any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. There are not outstanding or authorized any options or other rights to acquire from any of Beacon’s Subsidiaries, or any obligations of any of Beacon’s Subsidiaries to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of any of Beacon’s Subsidiaries (collectively, “Beacon Subsidiary Securities”). There are no outstanding obligations of Beacon or its Subsidiaries to repurchase, redeem, or otherwise acquire any Beacon Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to Beacon Subsidiary Securities to which Beacon or its Subsidiaries is a party. Except for the capital stock or other equity or voting interests of its Subsidiaries, Beacon does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

4.5            No Breach. Except as set forth in Section 4.5 of the Beacon Disclosure Schedule, with respect to clause (ii), for any conflicts, violations, breaches, defaults or other occurrences which would not (a) constitute a Beacon Material Adverse Effect, (b) prevent or materially delay consummation of the Merger, or (c) otherwise prevent or materially delay performance by Beacon, Topco or Merger Sub of any of its material obligations under this Agreement, the execution, delivery and performance of this Agreement by Beacon and Merger Sub and, subject to obtaining Required Beacon Shareholder Vote, the consummation of the Merger and the Contemplated Transactions do not (i) conflict with or violate the Beacon Organizational Documents or the organizational documents of any Beacon Subsidiary, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.6 have been obtained and all filings and obligations described in Section 4.6 have been made, conflict with or violate any Law, statute, rule or regulation or order, judgment or decree to which Beacon, its Subsidiaries or any of its or their properties or assets is subject or (iii) in any material respect: conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Encumbrance upon any assets of Beacon pursuant to, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Authority or other third party or Person pursuant to, the provisions of any Beacon Material Contract.

4.6            Consents, etc. Except for (a) applicable requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, and any other applicable federal securities Laws, the Companies Act and the United Kingdom’s Financial Services and Markets Act 2000, (b) any filings required under state securities Laws, (c) any filings required by Nasdaq, (d) the filing of all material applications, consents, approvals, authorizations and notices, as required by the FDA, the EMA or the MHRA and any other federal, state, local or foreign Governmental Authority that is concerned with or regulates the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or is concerned with or regulates public health care programs, (e) any filings of appropriate documents with the relevant authorities of other states in which Beacon or any of its Subsidiaries is qualified to do business, in each case, which have or will be made, (f) the Required Beacon Shareholder Vote, (g) any filings required to be made under any Antitrust Laws or Foreign Investment Laws applicable to the Contemplated Transactions, as described in Sections 6.4 and 7.5, and (h) any filings the failure of which to make would not (i) prevent or materially delay consummation of the Merger or (ii) otherwise prevent or materially delay performance by Beacon of any of its material obligations under this Agreement, Beacon is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Authority is required to be obtained by Beacon in connection with its execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain would not (A) prevent or materially delay consummation of the Merger, or (B) otherwise prevent or materially delay performance by Beacon of any of its material obligations under this Agreement.

4.7            SEC Reports; Disclosure Controls and Procedures.

(a)            Beacon has timely filed or furnished all reports and other documents with the SEC required to be filed or furnished by Beacon since January 1, 2023 (such reports or documents, the “Beacon SEC Documents”). No Subsidiary of Beacon is required to file or furnish, or files or furnishes, any form, report or other document with the SEC. Except as set forth in Section 4.7(a) of the Beacon Disclosure Schedule, as of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such most recent applicable amendment, supplement or superseding filing), (i) each of the Beacon SEC Documents complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations of the SEC promulgated thereunder or the Exchange Act (as the case may be), each as in effect on the date so filed or furnished, and (ii) none of the Beacon SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The financial statements (including related notes, if any) contained in the Beacon SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (iii) fairly presented in all material respects the consolidated financial position of Beacon and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Beacon and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).

(c)            Beacon has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Beacon (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Beacon in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Beacon’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Beacon’s auditors and the audit committee of the Beacon Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Beacon’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Beacon’s internal control over financial reporting. Since January 1, 2023, any material change in internal control over financial reporting required to be disclosed in any Beacon SEC Document has been so disclosed.

(d)           Since January 1, 2023, neither Beacon nor any of its Subsidiaries nor, to the Knowledge of Beacon, any director, officer, employee, auditor, accountant or representative of Beacon or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Beacon or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Beacon or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e)           As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Beacon SEC Documents and none of the Beacon SEC Documents is the subject of ongoing SEC review. There are no SEC inquiries or investigations pending or, to the Knowledge of Beacon, threatened, in each case regarding any accounting practices of Beacon.

(f)            Neither Beacon nor any of its Subsidiaries is a party to, and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Beacon or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, Beacon or any of its Subsidiaries in Beacon’s published financial statements or other Beacon SEC Documents.

4.8            No Undisclosed Liabilities. Except (a) as and to the extent disclosed, reflected or reserved against on the unaudited consolidated balance sheet of Beacon as of June 30, 2025, that is included in the Beacon SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with past practice, (c) arising out of or in connection with this Agreement or the Contemplated Transactions or (d) as set forth in Section 4.8 of the Beacon Disclosure Schedule, Beacon, together with its Subsidiaries, does not have any Liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Beacon and its Subsidiaries (or disclosed in the notes to such balance sheet) that would have a Beacon Material Adverse Effect.

4.9            Absence of Certain Developments. From the Beacon Balance Sheet Date to the date hereof, there has not been any Beacon Material Adverse Effect. Except as set forth in Section 4.9 of the Beacon Disclosure Schedule, in connection with the Contemplated Transactions, since the Beacon Balance Sheet Date, each of Beacon and its Subsidiaries has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and neither Beacon nor its Subsidiaries has taken, committed or agreed to take any actions that would have been prohibited by Section 5.1 if such covenants had been in effect as of the Beacon Balance Sheet Date.

4.10            Compliance with Laws.

(a)           Beacon and its Subsidiaries are, and have been since January 1, 2023, in compliance with all Laws applicable to them (except for such past noncompliance as has been remedied and imposes no continuing obligations, Liabilities or costs on Beacon or its Subsidiaries) and except where any noncompliance has not had and would not have a Beacon Material Adverse Effect.

(b)           Since January 1, 2023, (i) neither Beacon nor any of its Subsidiaries has received any written notice from any Governmental Authority that alleges or relates to (A) any material violation or noncompliance (or reflects that Beacon or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged material violation or noncompliance) with any applicable Law or (B) any material fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any material Beacon Permit and (ii) neither Beacon nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its alleged material noncompliance with, or violation of, any applicable Law.

(c)             Since January 1, 2023, Beacon and each of its Subsidiaries have timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and regulatory authorities and any applicable federal regulatory authorities, and have timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such filings or pay such fees and assessments would not have a Beacon Material Adverse Effect.

(d)            Beacon and each of its officers and directors (in their capacities as such) is in material compliance with, and has, since January 1, 2023, complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)            Except as would not have a Beacon Material Adverse Effect, (i) Beacon and its Subsidiaries are in compliance with applicable Law, including the EU General Data Protection Regulation 2016/679/EU of April 27, 2016 and the UK GDPR, as applicable, as well as applicable contractual requirements and its own published policies, relating to privacy, data protection and the collection, transfer and use of personally identifiable information collected, used or held for use by Beacon or any of its Subsidiaries, (ii) no claims or, to the Knowledge of Beacon, Legal Proceedings or investigations by any Governmental Authority, are pending, or threatened in writing, against Beacon or any of its Subsidiaries alleging a violation of any applicable Law concerning the privacy data protection, processing, transfer or security of such information and (iii) neither Beacon nor its Subsidiaries have suffered any data breaches or security incidents that to the Knowledge of Beacon has resulted in unauthorized access to any personally identifiable information collected, used or held for use by Beacon.

(f)             Neither Beacon, its Subsidiaries, nor any of their respective directors or officers or, to the Knowledge of Beacon, any employee of Beacon or its Subsidiaries (acting in the capacity of a director, officer or employee of Beacon or its Subsidiaries) or, to the Knowledge of Beacon, any representative or agent of Beacon or its Subsidiaries (acting in the capacity of a representative or agent of Beacon or its Subsidiaries), has directly or indirectly (i) given any funds (whether of Beacon, its Subsidiaries or otherwise) for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. In the past five (5) years, neither Beacon nor any of its Subsidiaries nor any of their respective directors or officers or, to the Knowledge of Beacon, any employees (acting in the capacity of a director, officer or employee of Beacon or its Subsidiaries) or, to the Knowledge of Beacon, any representatives or agents (acting in the capacity of a representative or agent of Beacon or its Subsidiaries), has received any written communication from a Governmental Authority (or, to the Knowledge of Beacon, any other communication from a Governmental Authority) that alleges any of the foregoing. To the Knowledge of Beacon, there are no pending allegations by a Governmental Authority of any potential wrongdoing by Beacon, its Subsidiaries, or any of their respective directors, officers, employees, agents, or representatives (acting in the capacity of a director, officer, employee, agent, or representative of Beacon or its Subsidiaries) with respect to any Anti-Corruption Law.

(g)            There are not, and in the past five (5) years, there have not been, any Legal Proceedings with respect to any Anti-Corruption Law pending or, to the Knowledge of Beacon, threatened in writing against Beacon, any of its Subsidiaries, any of their respective directors or officers or, to the Knowledge of Beacon, any employees (acting in the capacity of a director, officer or employee of Beacon or its Subsidiaries) or, to the Knowledge of Beacon, any representatives or agents (acting in the capacity of a representative or agent of Beacon or its Subsidiaries). In the past five (5) years, neither Beacon nor any of its Subsidiaries nor any of their respective directors or officers or, to the Knowledge of Beacon, any employees (acting in the capacity of a director, officer or employee of Beacon or its Subsidiaries) or, to the Knowledge of Beacon, any representatives or agents (acting in the capacity of a representative or agent of Beacon or its Subsidiaries), has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any potential non-compliance arising under or relating to any Anti-Corruption Law.

(h)            In the past five (5) years, neither Beacon nor any of its Subsidiaries nor any of their respective directors or officers or, to the Knowledge of Beacon, any employees (acting in the capacity of a director, officer or employee of Beacon or its Subsidiaries) or, to the Knowledge of Beacon, any representatives or agents (acting in the capacity of a representative or agent of Beacon or its Subsidiaries), (i) has been in violation of any Sanctions Laws, or (ii) has been or was charged by any Governmental Authority with or has made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or has been investigated for, a violation of any Sanctions Laws. There are not, and in the past five (5) years, there have not been, any Legal Proceedings, investigations or inquiries concerning any actual violations of any Sanctions Law by any Governmental Authority, pending or, to the Knowledge of Beacon, threatened in writing against Beacon, any of its Subsidiaries, any of their respective directors or officers or, to the Knowledge of Beacon, any employees (acting in the capacity of a director, officer or employee of Beacon or its Subsidiaries) or, to the Knowledge of Beacon, any representatives or agents (acting in the capacity of a representative or agent of Beacon or its Subsidiaries). Neither Beacon nor any of its directors or officers is a Sanctioned Person. In the past five (5) years, neither Beacon nor any of its Subsidiaries has had, directly or indirectly, any unlawful transactions with or unlawful investments in any Sanctioned Person or Sanctioned Country.

(i)             As of the Measurement Date, to the Knowledge of Beacon, Beacon constitutes an “Excepted Investor” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, and the implementing regulations set forth in 31 C.F.R. Part 800 (as in effect on the date of this Agreement) (collectively, the “DPA”).

4.11            Title to Properties.

(a)             Beacon and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the tangible personal property and other tangible assets necessary for the conduct of the business of Beacon and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Encumbrances (other than Permitted Encumbrances), except where the failure to do so would not have a Beacon Material Adverse Effect. To the Knowledge of Beacon, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices, except where the failure to be in such condition or to be so maintained would not constitute a Beacon Material Adverse Effect.

(b)            Beacon does not own any real property. The leased real property described in Section 4.11(b) of the Beacon Disclosure Schedule (the “Beacon Real Property”) constitutes all of the real property used, occupied or leased by Beacon or its Subsidiaries. Except as would not have a Beacon Material Adverse Effect, (i) the Beacon Real Property leases are in full force and effect, and Beacon holds a valid and existing leasehold interest in the Beacon Real Property under each such applicable lease, (ii) neither Beacon nor any of its Subsidiaries, to the Knowledge of Beacon, any other party to the applicable Beacon Real Property leases is in default under any of such leases, and (iii) no event has occurred which, if not remedied, would result in a default by Beacon under the Beacon Real Property leases, and, to the Knowledge of Beacon, no event has occurred which, if not remedied, would result in a default by any party other than Beacon or its Subsidiaries under the Beacon Real Property leases.

4.12            Tax Matters.

(a)            (i) Beacon and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them; (ii) such Tax Returns are true, complete and correct in all material respects and have been prepared in material compliance with all applicable law; (iii) Beacon and its Subsidiaries have paid all material amounts of Taxes as due and payable (whether or not shown on any Tax Return); and (iv) as of the Beacon Balance Sheet Date, any material Liability of Beacon or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of Beacon in accordance with applicable accounting practices and procedures. Since the Beacon Balance Sheet Date, neither Beacon nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice, other than in connection with the transactions contemplated by this Agreement.

(b)            No written claim has been made in writing by any Governmental Authority in a jurisdiction where Beacon or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Returns. There are no Encumbrances for any material amount of Taxes (other than Permitted Encumbrances) upon any of the assets of Beacon or any of its Subsidiaries. Beacon and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with (i) any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party or (ii) in respect of, or in connection with, any Beacon Options or other awards granted under any Beacon Equity Plans. Neither Beacon nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

(c)            No material U.S. federal, state or local or non-U.S. Tax Legal Proceedings are pending or being conducted with respect to Beacon or any of its Subsidiaries. All assessments for material amounts of Taxes due from Beacon or any of its Subsidiaries with respect to completed and settled Legal Proceedings have been timely paid in full.

(d)            (i) There is no outstanding request for any extension of time for Beacon or any of its Subsidiaries to pay any material amount of Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material amount of Tax of Beacon or any of its Subsidiaries.

(e)            Neither Beacon nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than, in each case, any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither Beacon nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group comprised solely of Beacon and its Subsidiaries) or (ii) has Liability for the Taxes of any Person (other than Beacon or its Subsidiaries) as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(f)             Neither Beacon nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) (or any similar provision of state, local or non-U.S. Law) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) (i) occurring during the two (2)-year period ending on the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(g)            Neither Beacon nor any of its Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction made on or prior to the Closing Date, or (iii) prepaid amount or deferred revenue received prior to the Closing Date.

(h)            No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of A 2010, has been made (or will be deemed to have been made) by Beacon or any Subsidiary, except dividends shown in their statutory accounts, and neither Beacon nor any Subsidiary is bound to make any such distribution.

(i)             Neither Beacon nor any of its Subsidiaries has agreed to, requested or is required to include any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) by reason of a change in accounting method or otherwise.

(j)             Except as set forth in Section 4.12(j) of the Beacon Disclosure Schedule, each of Beacon and its Subsidiaries is resident for tax purposes solely in the jurisdiction of such Beacon’s incorporation and does not have a permanent establishment, fixed place of business, fixed establishment or any other taxable presence in any other jurisdiction.

(k)             It is agreed and understood that no representation or warranty is made by Beacon in respect of Tax matters in any section of this Agreement other than this Section 4.12, Section 4.3(d) and Section 4.17.

(l)              Neither Beacon, Topco, Merger Sub nor any of Beacon’s Subsidiaries, have taken or agreed to take, any action that would reasonably be expected to prevent the Combinations from qualifying for the Intended Tax Treatment. To the Knowledge of Beacon, no facts or circumstances exist that would reasonably be expected to prevent the Combinations from qualifying for the Intended Tax Treatment.

4.13            Contracts and Commitments.

(a)            As of the date hereof and except as set forth in Section 4.13 of the Beacon Disclosure Schedule or any Employee Plan, neither Beacon nor any of its Subsidiaries is a party to or bound by any:

(i)            “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Beacon or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Beacon’s Annual Report on Form 10-K for the year ended December 31, 2024, or any Beacon SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii)           Contract (A) relating to the disposition or acquisition by Beacon or any of its Subsidiaries of assets or equity interests in any Person (1) after the date of this Agreement, other than the sale of inventory in the ordinary course of business consistent with past practice, obsolete assets or expired inventory or (2) prior to the date hereof, which contains any material ongoing obligations (including sale of inventory, indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely to result in claims in excess of $250,000 or (B) pursuant to which Beacon or any of its Subsidiaries will acquire or dispose of any ownership interest in any other Person or other business enterprise other than Beacon’s Subsidiaries;

(iii)          collective bargaining agreement or Contract with any labor union, trade organization or similar employee representative body (other than any statutorily mandated agreement in a non-U.S. jurisdiction);

(iv)          Contract establishing any joint ventures, partnerships, collaborations or similar arrangements;

(v)           Contract (A) prohibiting or materially limiting the right of Beacon or its Subsidiaries (1) to compete in any line of business, (2) to conduct business with any Person or in any geographical area, or (3) to develop or commercialize compounds with respect to any therapeutic area, class of drugs or mechanism of action, (B) obligating Beacon or its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party, to purchase a specified minimum amount of goods or services, or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Beacon or its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area;

(vi)          Contract in respect of indebtedness of $250,000 or more, other than (A) accounts receivables and payables and (B) loans to wholly-owned Beacon Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(vii)         Contract (other than a Employee Plan) between Beacon, on the one hand, and any Affiliate of Beacon (other than a Subsidiary of Beacon ), on the other hand;

(viii)        Other than the Beacon Shareholder Support Agreement, Contract relating to the voting or registration of any securities;

(ix)          Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Beacon or its Subsidiaries;

(x)           Contract under which Beacon or Beacon’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $250,000 during the current or a subsequent fiscal year;

(xi)          Settlement agreement, or agreement entered into in connection with a settlement agreement, corporate integrity agreement, consent decree, deferred prosecution agreement, or other similar type of agreement with or imposed by any Governmental Authorities or Beacon Regulatory Agencies that has existing or contingent performance obligations;

(xii)          Contract of Beacon or any of its Subsidiaries relating to the settlement of any litigation proceeding that provides for any continuing material obligations on the part of Beacon or any of its Subsidiaries;

(xiii)         Contract of Beacon or any of its Subsidiaries that prohibits, limits or restricts the payment of dividends or distributions in respect of the capital stock of Beacon or any of its Subsidiaries or otherwise prohibits, limits or restricts the pledging of capital stock of Beacon or any of its Subsidiaries or prohibits, limits or restricts the issuance of guarantees by Beacon or any of its Subsidiaries;

(xiv)        IP Contract;

(xv)         Contract with any payor, wholesaler, distributor, pharmacy or governmental payor;

(xvi)         master services or similar Contract with any third-party manufacturer or supplier for the manufacture and/or supply of materials or products in the supply chain for Products;

(xvii)         Contract providing for any guaranty by Beacon or any of its Subsidiaries of third-party obligations (under which Beacon or any of its Subsidiaries has continuing obligations as of the date hereof) of $250,000 or more, other than any guaranty by Beacon or any of its Subsidiaries’ obligations;

(xviii)        Contract with any Governmental Authority;

(xix)         Contract with any Healthcare Provider obligating Beacon or any of its Subsidiaries to make over $250,000 in annual payments in the aggregate (including, without limitation, cash, stock options, royalties and any other form of compensation) to such Healthcare Provider, excluding any Contract with any Healthcare Provider to provide services as a clinical site in a clinical trial sponsored by Beacon; or

(xx)          Contract to enter into any of the foregoing.

Each such Contract described in clauses (i) through (xix) of this Section 4.13 or excluded therefrom due to the exception of being filed as an exhibit to the Beacon SEC Documents, together with each Beacon Real Property lease listed in Section 4.11(b) of the Beacon Disclosure Schedule, is referred to herein as a “Beacon Material Contract.”

(b)            Clywedog has been given access to a true and correct copy of all written Beacon Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Beacon Material Contract.

(c)            Except as would not have a Beacon Material Adverse Effect: (i) none of Beacon or any of its Subsidiaries (A) is, or has received written notice that any other party to any Beacon Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has waived or failed to enforce any rights or benefits under any Beacon Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Beacon Material Contract and (iii) each such Beacon Material Contract, unless expired pursuant to its terms, is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, Beacon or its Subsidiary, and, to the Knowledge of Beacon, each other party thereto. As of the date hereof, no party to any Beacon Material Contract has given any written notice of termination or cancellation of any Beacon Material Contract or that it intends to seek to terminate or cancel any Beacon Material Contract (whether as a result of the Contemplated Transactions or otherwise).

4.14            Intellectual Property.

(a)            Section 4.14(a) of the Beacon Disclosure Schedule sets forth a list of all Intellectual Property owned (or purported to be owned) by or exclusively licensed to Beacon or its Subsidiaries that is (i) the subject of a registration or a pending application for registration or issuance, including Patents, Trademarks, Copyrights, Internet domain names; or (ii) social media accounts and handles (collectively, “Beacon Registered Intellectual Property”) indicating, for each such item, as applicable, the name of the current legal and record owner(s), the jurisdiction of application/registration, the application/registration number and the filing/issuance date.

(b)            All assignments to Beacon or its Subsidiaries of Patents constituting Beacon Owned Intellectual Property that are material to the business of Beacon and its Subsidiaries exist and have been properly executed and recorded. Beacon or one of its Subsidiaries (i) except as disclosed in Section 4.14(b) of the Beacon Disclosure Schedule, (A) solely and exclusively own all rights, title and interests in and to all Beacon Owned Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances, or (B) is the sole and exclusive licensee of all Beacon Exclusive Intellectual Property, free and clear of all Encumbrances (except for Permitted Encumbrances), (ii) possess legally sufficient, valid and enforceable rights to use all other Intellectual Property used in connection with or necessary to conduct Beacon’s and its Subsidiaries’ businesses; provided, however, that the foregoing shall not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with exclusively in Section 4.14(d) below, and (iii) will continue to own, license or have the right to use all such Intellectual Property in clause (i) immediately following the Closing to the same extent as prior to the Closing. None of the Beacon Owned Intellectual Property or, to the Knowledge of Beacon, Beacon Exclusive Intellectual Property is subject to any pending or, to the Knowledge of Beacon, threatened claims of joint ownership and all registration, renewal, maintenance and other payments that are or have become due with respect to each item of Beacon Registered Intellectual Property have been timely paid as of the date hereof, by or on behalf of the owner of such item. The Beacon Owned Intellectual Property and Beacon Exclusive Intellectual Property are each (A) subsisting and, to the Knowledge of Beacon, valid and enforceable, and (B) not subject to any outstanding order, judgment or decree.

(c)            Except as disclosed in Section 4.14(c) of the Beacon Disclosure Schedule, the validity, enforceability, scope of, and, as applicable, Beacon’s or any of its Subsidiaries’ title to, any Beacon Owned Intellectual Property or, to the Knowledge of Beacon, any Beacon Exclusive Intellectual Property is not being challenged in any (x) outstanding ruling or order by a Governmental Authority, or (y) litigation or Legal Proceeding (including any reissue, reexamination, inter-partes review, post-grant review, cancellation, interferences, or opposition proceeding) to which Beacon or any of its Subsidiaries is a party.

(d)            To the Knowledge of Beacon and without giving effect to 35 U.S.C. §271(e)(1) or any comparable Laws, Beacon and its Subsidiaries have not and will not (including in the conduct of their business as presently conducted or as proposed to be conducted), and the use of any of their respective products or services has not and will not misappropriated or misappropriate, infringed or infringe on, or otherwise violated or violate the Intellectual Property of any Person. Except as set forth in the Beacon Disclosure Schedule, neither Beacon nor any of its Subsidiaries has received any written notice or other threat of any pending claim, order or proceeding with respect to any Intellectual Property of any Person. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Beacon, threatened against Beacon or its Subsidiaries or any of their respective Affiliates at Law or in equity by or before any Governmental Authority alleging the violation, misappropriation, or infringement of the Intellectual Property of any Person or that any of the Beacon Owned Intellectual Property or the Beacon Exclusive Intellectual Property is invalid or unenforceable.

(e)            To the Knowledge of Beacon and without giving effect to 35 U.S.C. §271(e)(1) or any comparable Laws, no Person is misappropriating, infringing or violating, or intending to misappropriate, infringe or violate, any Beacon Owned Intellectual Property or Beacon Exclusive Intellectual Property. Neither Beacon nor any of its Subsidiaries have brought any claim or sent any notice alleging any infringement, misappropriation or violation of Intellectual Property to any third party.

(f)             Section 4.14(f) of the Beacon Disclosure Schedule sets forth, as of the date hereof, a complete and correct list of all IP Contracts to which Beacon or any of its Subsidiaries is a party. Neither Beacon nor any Beacon Subsidiary has received any written notice that any party intends to terminate, cancel, or not renew any such IP Contract. The consummation of the transactions contemplated hereby will not cause or result in the early expiration or termination of any such IP Contract, or the acceleration of any payment, the addition of any fees or charges, the vesting or phasing out of any rights or interests, or any other obligation that would not have arisen but for the consummation of the transactions contemplated hereby.

(g)            To the Knowledge of Beacon, each current and former employee of Beacon or any of its Subsidiaries who works or worked in Beacon’s or a Subsidiary’s business and each current and former independent contractor and consultant of Beacon or any of its Subsidiaries who provides or provided services to Beacon’s or a Subsidiary’s business, in each instance, who was or is involved in the invention, creation, development, design or modification of any Intellectual Property has executed a valid and binding written agreement expressly assigning to Beacon or one of its Subsidiaries all right, title, and interest in and to any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s or consultant’s work for Beacon or one of its Subsidiaries relating to Beacon’s or a Subsidiary’s business or any of the Products being researched, developed, manufactured or sold by Beacon or any of its Subsidiaries or that may be used with any such Products, and all Intellectual Property therein or related thereto. In addition, (i) to the Knowledge of Beacon, each current and former employee and each current and former independent contractor and consultant of Beacon or one of its Subsidiaries has executed, or is obligated to execute, a valid assignment for each Patent invented by such current or former employee of Beacon or such Subsidiary or current or former independent contractor or consultant relating to Beacon’s or a Subsidiary’s business or any of the Products being researched, developed, manufactured or sold by Beacon or any of its Subsidiaries or that may be used with any such Products and (ii) with respect to any Patent that is jointly owned by Beacon or any of its Subsidiaries and a third party, to the Knowledge of Beacon, such third party has obtained or is obliged to obtain a valid, written assignment from each of the inventors employed or contracted by such third party conveying all rights, title, and interest to such third party.

(h)            To the Knowledge of Beacon, each current and former employee of Beacon or any of its Subsidiaries who works or worked in Beacon’s or a Subsidiary’s business and each current and former independent contractor and consultant of Beacon or any of its Subsidiaries who provides or provided services to Beacon’s or a Subsidiary’s business, in each instance, is subject to a non-disclosure or other confidentiality agreement with respect to confidential information of Beacon.

(i)             Beacon has taken commercially reasonable steps to maintain, police and protect the Beacon Owned Intellectual Property and Beacon Exclusive Intellectual Property that is material to its business (“Beacon Material Intellectual Property”). To the Knowledge of Beacon, all Beacon Material Intellectual Property that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of Beacon, adequate for protection against unauthorized disclosure or use. To the Knowledge of Beacon, there has been no unauthorized disclosure of any such Beacon Material Intellectual Property. Beacon and Beacon’s Subsidiaries own all rights, title and interests in or to all material Intellectual Property created or developed by each employee, consultant, or contractor of Beacon and Beacon’s Subsidiaries within the scope of employment or engagement, as applicable.

(j)             The IT Assets of Beacon operate (i) to the Knowledge of Beacon, in all material respects in accordance with their documentation and functional specifications, (ii) as required by Beacon to operate its business as presently conducted and (iii) to the Knowledge of Beacon, have not materially malfunctioned or failed. Beacon has implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption. Beacon has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to its IT Assets. To the Knowledge of Beacon, Beacon and its Subsidiaries have obtained and possess valid licenses to use all of the software programs present on the IT Assets and other software-enabled electronic devices that Beacon or any of its Subsidiaries own or lease or that it or they have otherwise provided to its or their employees, independent contractors and consultants for their use.

(k)            Without giving effect to 35 U.S.C. §271(e)(1) or any comparable Laws, Beacon owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license or, to the Knowledge of Beacon, otherwise possesses legally enforceable rights to use) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of Beacon in substantially the same manner as presently conducted. Neither the execution and delivery of this Agreement, nor the performance of this Agreement by Beacon, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or failure to consent to the continued use of, any rights of Beacon in any Beacon Owned Intellectual Property, or, to the Knowledge of Beacon, Beacon Exclusive Intellectual Property or Beacon Material Non-Exclusive Intellectual Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Beacon Material Adverse Effect.

(l)             To the Knowledge of Beacon, Beacon and Beacon Subsidiaries’ Processing of any Sensitive Data is and has been in compliance with all Laws and Contracts (including privacy policies and terms of use) applicable to Beacon or a Beacon Subsidiary. There have not been any material incidents of, or third party claims alleging, (i) Security Breaches, (ii) unauthorized access or unauthorized use of any of Beacon or its Subsidiaries’ Systems, or (iii) any unauthorized access or acquisition of, any Personal Data or confidential business information maintained by Beacon, its Subsidiaries or by any third party service provider on behalf of Beacon or its Subsidiaries that would have necessitated notification of a data protection authority or a data subject. Neither Beacon nor Beacon Subsidiaries have notified in writing, or been required by applicable Law, Governmental Authorities or other Privacy Obligation to notify in writing, any Person of any Security Breach. Neither Beacon nor Beacon Subsidiaries have received any notice of any claims, investigations (including investigations by a Governmental Authority), or alleged violations of Laws or other Privacy Obligations with respect to Personal Data possessed by Beacon or Beacon’s Subsidiaries. Beacon and Beacon Subsidiaries have implemented and maintain an information security program that is comprised of reasonable and appropriate organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of its Systems and all Sensitive Data it Processes that are consistent with all Laws and Contracts applicable to Beacon or a Beacon Subsidiary.

(m)            Except as set forth in Section 4.14(m) of the Beacon Disclosure Schedule, no government funding, facilities or personnel of a university, college, other educational institution or research center or funding from governmental or academic third parties was used in the development of any of the Beacon Owned Intellectual Property or Beacon Exclusive Intellectual Property.

4.15            Litigation. As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Beacon, threatened against Beacon or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority, and Beacon and its Subsidiaries are not subject to or in violation of any outstanding judgment, injunction, rule, order or decree of any court or Governmental Authority, except, in each case, that would not (i) have a Beacon Material Adverse Effect, (ii) prevent or materially delay consummation of the Merger or (iii) otherwise prevent or materially delay performance by Beacon of any of its material obligations under this Agreement. Section 4.15 of the Beacon Disclosure Schedule sets forth a complete and accurate list of all Legal Proceedings that have been filed or are on-going before any court or Governmental Authority.

4.16            Insurance. Section 4.16 of the Beacon Disclosure Schedule sets forth each insurance policy (including policies providing casualty, liability, medical and works compensation coverage) to which Beacon or any Subsidiary is currently a party. Except as would not have a Beacon Material Adverse Effect, (i) each insurance policy under which Beacon or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage is in full force and effect, all premiums due thereon have been paid in full, and Beacon and its Subsidiaries are in material compliance with the terms and conditions of such insurance policy, (ii) neither Beacon nor any of its Subsidiaries is in material breach or default under any such insurance policy, (iii) no notice of cancellation or termination has been received with respect to any insurance policy and (iv) to the Knowledge of Beacon, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any such insurance policy.

4.17            Employee Benefit Plans.

(a)            Section 4.17 of the Beacon Disclosure Schedule lists all material Beacon Employee Plans and UK Beacon Employee Plans, separately identifying each Beacon Employee Plan and UK Beacon Employee Plan. Each Beacon Employee Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service, and Beacon is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Beacon Employee Plan. Each Beacon Employee Plan and UK Beacon Employee Plan complies in form and in operation in all material respects with the requirements of the Code, ERISA, and other applicable Laws. Each Beacon EMI Option qualified at grant, and continued to qualify on exercise, for tax advantaged status under Schedule 5 of the UK’s Income Tax (Earnings and Pensions) Act 2003.

(b)            With respect to each material Beacon Employee Plan and UK Beacon Employee Plan, Beacon has made available to Clywedog true, current and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all material correspondence with any Governmental Authority relating to a Beacon Employee Plan or UK Beacon Employee Plan received or sent within the last three (3) years; and (vi) the most recent Internal Revenue Service or determination, or opinion letter.

(c)            Except as would not have a Beacon Material Adverse Effect, with respect to each Beacon Employee Plan and UK Beacon Employee Plan, (i) all required contributions to, and premiums payable in respect of, such Beacon Employee Plan and UK Beacon Employee Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on Beacon’s financial statements in accordance with GAAP, (ii) there are no Legal Proceedings pending or, to the Knowledge of Beacon, threatened, other than routine claims for benefits, and to the Knowledge of Beacon, no fact or circumstance exists that would be reasonably likely to give rise to any such Legal Proceeding and (iii) no Beacon Employee Plan or UK Beacon Employee Plan is, or within the last six (6) years has been, the subject of an examination or audit by a Governmental Authority, or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(d)            None of Beacon, any of its Subsidiaries or any of their respective ERISA Affiliates has at any time sponsored or contributed to, or has or has had any Liability in respect of, a plan that is or was at any relevant time (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, or (iii) a Multiple Employer Welfare Arrangement. None of the Beacon Employee Plans or UK Beacon Employee Plans obligates Beacon or any of its Subsidiaries to provide a current or former officer, director, independent contractor or employee (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with Beacon or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other similar Law at the sole expense of the participant and coverage through the end of the month of termination of employment or service.

(e)            Except as otherwise contemplated by this Agreement and except as set forth in Section 4.17(e) of the Beacon Disclosure Schedule, neither the execution or delivery of this Agreement, nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any material payment (including severance, bonus or other similar payment) becoming due to any current or former officer, director, independent contractor or employee of Beacon or any of its Subsidiaries, (ii) materially increase or otherwise materially enhance any benefits or compensation otherwise payable under any Beacon Employee Plan or UK Beacon Employee Plan, (iii) result in the acceleration of the time of payment or vesting of any payments or benefits under any Beacon Employee Plan or UK Beacon Employee Plan, (iv) require Beacon or its Subsidiaries to set aside any assets to fund any benefits under any Beacon Employee Plan or UK Beacon Employee Plan or result in the forgiveness in whole or in part of any outstanding loan made by Beacon to any Person, (v) limit the ability to amend or terminate any Beacon Employee Plan or UK Beacon Employee Plan or related trust or other funding mechanism or (vi) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or, in either case, any corresponding provision of state, local or foreign Tax law). Beacon has no obligation to pay any gross-up, reimbursement or other payment in respect of any Tax imposed under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law).

(f)             Each Employee Plan that constitutes in any part of a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been established and administered in operational and documentary compliance in all material respects with Section 409A of the Code and all IRS guidance promulgated thereunder.

(g)            Except as would not have a Beacon Material Adverse Effect, with respect to each Non-U.S. Plan (including each UK Beacon Employee Plan) that is maintained, contributed to or required to be contributed to by Beacon or any of its Subsidiaries, the fair market value of the assets of each such Non-U.S. Plan that is required by its terms or applicable Law to be funded, the liability of each insurer for any such Non-U.S. Plan funded through insurance or the book reserve established for any such Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) with respect to all current or former participants under such Non-U.S. Plan according to the actuarial assumptions and valuation most recently used to determine employer contributions to such Non-U.S. Plan, and none of the Contemplated Transactions will cause such assets, insurance obligations or book reserves to be less than such benefit obligations. Each such Non-U.S. Plan required to be registered has been registered and has been maintained in all material respects in good standing with each applicable Governmental Authority. No Non-U.S. Plan (including any UK Employee Plan) that is maintained, contributed to or required to be contributed to by Beacon or any of its Subsidiaries is a defined benefit pension plan.

4.18            Environmental Compliance and Conditions. Except for matters that would not have a Beacon Material Adverse Effect,

(a)            Beacon and its Subsidiaries are, and since January 1, 2023 have been, in compliance with all Environmental Laws;

(b)            Beacon or its Subsidiaries holds, and are and have been in compliance since January 1, 2023 with, all authorizations, licenses and Permits required under Environmental Laws to operate its business as presently conducted;

(c)            since January 1, 2023, neither Beacon nor its Subsidiaries has received any written claim, notice or complaint, or been subject to any Legal Proceeding from any Governmental Authority or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws, and to the Knowledge of Beacon no such Legal Proceeding has been threatened;

(d)            neither Beacon nor any of its Subsidiaries has disposed of (or arranged for the disposal of) or released any Hazardous Materials at any real property, including the Beacon Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Environmental Laws; and

(e)            to the Knowledge of Beacon, no Hazardous Materials are present or have been disposed of or released on, at, in or under any real property currently or formerly owned, leased or operated by Beacon or its Subsidiaries for which Beacon or its Subsidiaries has, or may have, Liability under Environmental Laws.

4.19            Employment and Labor Matters.

(a)            Section 4.19(a)(i) of the Beacon Disclosure Schedule contains a list as of the Measurement Date of all employees of Beacon and its Subsidiaries and sets forth, to the extent permitted by applicable Law, for each such individual his or her: (i) name; (ii) employing entity; (iii) title or position; (iv) hire date; (v) current annual salary or hourly rate (as applicable); (vi) place of work; and (vii) with respect to employees located in the United States of America, classification as exempt or non-exempt for wage and hour purposes. Section 4.19(a)(ii) of the Beacon Disclosure Schedule contains a list of all individual independent contractors engaged by Beacon and its Subsidiaries as of the Measurement Date and who (x) received compensation of at least $50,000 in the aggregate during calendar year 2024 and (y) are anticipated by Beacon or its Subsidiaries to receive compensation of at least $50,000 in the aggregate during calendar year 2025, and sets forth for each such individual his or her: (i) name; (ii) entity through which engaged; (iii) initial engagement date; (iv) services provided; (v) fee arrangement; and (vi) state or country where performing services.

(b)            Neither Beacon nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or similar employee representative body, and there are no such agreements in negotiation. Except as would not have a Beacon Material Adverse Effect, since January 1, 2023, there has been no actual or, to the Knowledge of Beacon, strikes, lockouts, work stoppages or other labor disputes against or involving Beacon or its Subsidiaries. To the Knowledge of Beacon, there are no representation, recognition or certification proceedings or petitions seeking a representation or recognition proceeding pending or threatened in writing as of the date hereof with the National Labor Relations Board (or any similar other Governmental Authority) with respect to any employees of Beacon or its Subsidiaries. Neither Beacon nor any of its Subsidiaries are required to provide any notice to, consult with, or obtain consent from, any labor union, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the Contemplated Transactions.

(c)            Except as would not have a Beacon Material Adverse Effect, to the Knowledge of Beacon, Beacon and its Subsidiaries are, and since January 1, 2023, have been, in compliance with all Laws relating to labor and employment, including all such Laws relating to wages, hours, human rights, immigration, discrimination, and victimization, sexual or other harassment, pay equity, equal pay, employment equity, workers’ compensation, safety and health, whistleblowing, pension arrangements, the WARN Act and any similar foreign, state, provincial or local “mass layoff,” “relocation,” or “plant closing” Law.

(d)            Except as disclosed in Section 4.19(d) of the Beacon Disclosure Schedule, there has been no “mass layoff,” “relocation,” or “plant closing” (as defined by the WARN Act or any similar foreign, state, provincial or local Laws) with respect to Beacon or its Subsidiaries within the six (6) months prior to the date of this Agreement. Beacon and its Subsidiaries have not been party to any “relevant transfer” as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 within the six (6) months prior to the date of this Agreement, or any equivalent Law in any foreign jurisdiction.

(e)            Except as would not have a Beacon Material Adverse Effect, Beacon and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

4.20            FDA and Regulatory Matters.

(a)            Beacon and its Subsidiaries hold all material Permits, including all authorizations granted by the FDA, the EMA, the MHRA and any other Governmental Authority that regulates the development, research, quality, identity, strength, purity, potency, safety, efficacy, manufacturing, labeling, packaging, marketing, promotion, import, export, sale, supply or distribution of Beacon’s Products (any such Governmental Authority, a “Beacon Regulatory Agency”) necessary for the lawful operation of the businesses of Beacon and its Subsidiaries as currently conducted (such material Permits, the “Beacon Permits”), and as of the date hereof, all such Beacon Permits are valid and in full force and effect. Beacon and its Subsidiaries are in material compliance with the terms of all Beacon Permits, and, to the Knowledge of Beacon, no event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or material adverse modification of any material Beacon Permit. The consummation of the transactions contemplated hereby will not cause the revocation or cancellation of any material Beacon Permit.

(b)            Since January 1, 2023, neither Beacon nor any of its Subsidiaries has received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA, the EMA, the MHRA, the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Department of Justice, or any other federal, state, local, or foreign Governmental Authority in each case alleging that Beacon or any of its Subsidiaries, or any other Person as it relates to Beacon’s or its Subsidiaries’ Products, is in material violation of any applicable Law.

(c)            Since January 1, 2023, all of Beacon’s and its Subsidiaries’ Products that are subject to the jurisdiction of the FDA, the EMA, the MHRA or other Beacon Regulatory Agencies have been manufactured, imported, exported, packaged, supplied, developed, labeled, stored, tested, marketed, promoted and distributed by or, to the Knowledge of Beacon, on behalf of Beacon or any of its Subsidiaries in material compliance with all applicable requirements under any Permit or Law, including applicable statutes, implementing regulations, and standards carrying the force of Law administered or enforced by the FDA, the EMA, the MHRA or other Beacon Regulatory Agency.

(d)            Since January 1, 2023, (i) all material applications, submissions, notifications, reports, documents, claims, notices and other information required to be filed, maintained, or furnished to the FDA, the EMA, the MHRA, or other Beacon Regulatory Agency in connection with Beacon’s and its Subsidiaries’ Products or business have been so filed, maintained or furnished, and (ii) all such material applications, submissions, notifications, reports, documents, claims, notices and other information when submitted to the FDA, the EMA, the MHRA or other Beacon Regulatory Agency, were true, complete and correct in all material respects as of the date of submission (or were corrected in or supplemented by a subsequent filing).

(e)            Since January 1, 2023, neither Beacon nor its Subsidiaries nor, to the Knowledge of Beacon, any of its officers, directors, employees or agents have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for the FDA, EMA, MHRA or any other Governmental Authority to invoke any similar policy or Laws. Neither Beacon nor any of its Subsidiaries, nor, to the Knowledge of Beacon, any of their respective officers, directors, employees or agents providing services to Beacon or any of its Subsidiaries has been convicted, or has been or currently is suspended, debarred or excluded from participating in any federal or state (including local) health care programs or debarred by the FDA under 21 U.S.C. § 355a, or is listed on the U.S. General Services Administration or the Department of Health and Human Services Office of Inspector General excluded individuals and entities listings or on any FDA debarment list, nor has Beacon or any of its Subsidiaries received written notice of an impending or potential exclusion, debarment or listing. Neither Beacon nor any of its Subsidiaries, nor, to the Knowledge of Beacon, any of their respective officers, directors, employees, agents, or other individuals or entities providing services to Beacon or any of its Subsidiaries has been charged with any crime or engaged in any conduct that would reasonably be expected to result in such a debarment or exclusion.

(f)             To the Knowledge of Beacon, since January 1, 2023, the manufacture of Products by or on behalf of Beacon and its Subsidiaries, including by its Third-Party Product Vendors, has been and is being conducted in material compliance with all applicable Laws including, as applicable, then-current Good Manufacturing Practices. Since January 1, 2023, none of Beacon, any of its Subsidiaries, nor, to the Knowledge of Beacon, any of its Third-Party Product Vendors, contract research organizations, or other third-parties as relates to the Products, has received any FDA Form 483, warning letter, untitled letter, notice of violation or other similar correspondence or written notice from the FDA, the EMA, the MHRA or any other Beacon Regulatory Agency or Governmental Authority alleging or asserting material noncompliance with any applicable Laws or Beacon Permits. To the Knowledge of Beacon, no FDA Form 483, warning letter, untitled letter, notice of violation or other similar correspondence or written notice from the FDA, the EMA, the MHRA or any other Beacon Regulatory Agency or Governmental Authority alleging or asserting material noncompliance with any applicable Laws or Beacon Permits is pending or threatened in writing.

(g)            Since January 1, 2023, all studies, tests and preclinical and clinical trials by Beacon or its Subsidiaries, or, to the Knowledge of Beacon, in which Beacon, its Subsidiaries or any Product has participated, have been and are being conducted in material compliance with applicable Laws, and IRB or ethics committee requirements, including the applicable requirements of Good Laboratory Practices and Good Clinical Practices.

(h)            Since January 1, 2023, Beacon and its Subsidiaries have not received any written notices of noncompliance, clinical holds, correspondence or other written communication from any institutional review board, ethics committee, the FDA, the EMA, the MHRA or any other Beacon Regulatory Agency alleging material noncompliance with applicable Law, Good Laboratory Practices, or Good Clinical Practices, or recommending or requiring the termination, suspension, or material modification of any ongoing or planned preclinical studies and clinical trials conducted by, or on behalf of, Beacon or its Subsidiaries.

(i)             Since January 1, 2023, Beacon and its Subsidiaries have not either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any safety alert (including safety notifications to institutional review boards or ethics committees), warning, “dear doctor” letter, investigator notice, or other notice or action, as applicable, in each case relating to an alleged lack of safety, efficacy or regulatory compliance of any Product.

(j)             Beacon has made available all information requested by Clywedog in Beacon’s or its Subsidiaries’ possession or control relating to Beacon’s Products and the development, clinical testing, manufacturing, importation and exportation of Beacon’s Products, including complete copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other material written correspondence to and from any Beacon Regulatory Agency; and meeting minutes with any Beacon Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, material written correspondence and meeting minutes with any other Governmental Authority or Beacon Regulatory Agency.

(k)            Beacon and its Subsidiaries are, and at all times since January 1, 2023 have been, in material compliance with all applicable Health Care Laws. There is no civil, criminal, administrative, or other action, subpoena, suit, demand, claim, hearing, proceeding, notice or demand pending, received by or filed since January 1, 2023, or to the Knowledge of Beacon, threatened, against Beacon or any Beacon Subsidiary alleging any material violation by Beacon or its Subsidiaries of any applicable Health Care Laws.

(l)             Neither Beacon nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement orders or similar agreements with or imposed by any Governmental Authority.

4.21            Brokerage. Other than Oppenheimer & Co. Inc., no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Beacon.

4.22            Valid Issuance. The shares of Topco capital stock to be issued in the Combinations will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4.23            Opinion of Financial Advisor. The Beacon Board has received an opinion of Oppenheimer & Co. Inc. to the effect that, as of the date of such opinion and based upon and subject to various assumptions, qualifications, limitations and such factors deemed relevant by Oppenheimer & Co. Inc., the Merger Exchange Ratio is fair, from a financial point of view, to Beacon. It is agreed and understood that such opinion is for the benefit of the Beacon Board and may not be relied upon by Clywedog.

4.24            UK Takeover Code. Beacon is not a company that is subject to the application of the UK Takeover Code and the UK Takeover Code does not apply to the Combinations.

4.25            No Other Representations and Warranties. Beacon hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Clywedog nor any other person on behalf of Clywedog makes any express or implied representation or warranty with respect to Clywedog or with respect to any other information provided to Beacon, any of its Subsidiaries or shareholders or any of their respective Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Clywedog set forth in Section 3 (in each case as qualified and limited by Clywedog Disclosure Schedule)) none of the Beacon, its Subsidiaries or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 5.            Certain Covenants of the Parties.

5.1            Operation of Beacon’s Business.

(a)            Except (i) as expressly contemplated or permitted by this Agreement (including actions in connection with the Self-Tender Offer), (ii) as set forth on Section 5.1(a) of the Beacon Disclosure Schedule, (iii) as required by applicable Law, or (iv) unless Clywedog shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Merger Effective Time (the “Pre-Closing Period”), Beacon shall, subject to Section 5.1(b), use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Beacon Material Contracts.

(b)            Except (w) as expressly contemplated or permitted by this Agreement (including actions in connection with the Self-Tender Offer), (x) as set forth in Section 5.1(b) of the Beacon Disclosure Schedule, (y) as required by applicable Law, or (z) with the prior written consent of Clywedog (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Beacon shall not:

(i)            declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for Beacon Ordinary Shares (which may be represented by Beacon ADSs) from terminated employees, directors or consultants);

(ii)           sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Beacon Ordinary Shares issued upon the valid exercise or settlement of outstanding Beacon Options as applicable, and shares of Beacon Ordinary Shares issuable under the Beacon ESPP), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)           form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(iv)          except as required to give effect to anything in contemplation of the Closing (including the Reverse Stock Split), amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(v)           except with respect to any intercompany arrangements, (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $250,000;

(vi)          other than in the Ordinary Course of Business or as required under the terms of any Employee Plan or applicable Law: (A) adopt, establish or enter into any Employee Plan, (B) cause or permit any Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any material bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Employee Plan), or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or officers or (D) materially increase the severance or change of control benefits offered to any Beacon Associate;

(vii)         other than in the Ordinary Course of Business, hire any employee;

(viii)        acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)           make, change or revoke any material Tax election, file any amendment making any material change to any Tax Return or adopt or change any material accounting method in respect of Taxes, enter into any Tax closing agreement, settle any income or other material Tax claim or assessment, submit any voluntary disclosure application, enter into any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary Contracts entered into in the Ordinary Course of Business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not Taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, other than any such extension or waiver that is obtained in the Ordinary Course of Business;

(x)            other than in the Ordinary Course of Business and as permitted under Section 5.1(c), enter into, amend or terminate any Beacon Material Contract;

(xi)           terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xii)          sell, assign, transfer, license, sublicense or otherwise dispose of any material Beacon IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(xiii)         initiate or settle any Legal Proceeding or other claim or dispute involving or against Beacon or any Subsidiary of Beacon in excess of $250,000 in the aggregate;

(xiv)         acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between Beacon and a wholly owned Subsidiary of Beacon or solely between wholly owned Subsidiaries of Beacon or (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice; or

(xv)          agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Clywedog, directly or indirectly, the right to control or direct the operations of Beacon prior to the Merger Effective Time. Prior to the Merger Effective Time, Beacon shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(c)           Notwithstanding any provision herein to the contrary (including the foregoing provisions of this Section 5.1), Beacon may engage in the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) and/or winding down of the Beacon Legacy Business and/or the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) or other disposition of any Beacon Legacy Assets (each, an “Beacon Legacy Transaction”).

5.2            Operation of Clywedog’s Business.

(a)           Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the Clywedog Disclosure Schedule, (iii) as required by applicable Law, or (iv) unless Beacon shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period Clywedog shall, and shall cause its Subsidiaries to, subject to Section 5.2(b), use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Clywedog Material Contracts.

(b)           Except (w) as expressly contemplated or permitted by this Agreement, (x) as set forth in Section 5.2(b) of the Clywedog Disclosure Schedule, (y) as required by applicable Law, or (z) with the prior written consent of Beacon (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Clywedog shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)            declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Clywedog Capital Stock or other securities (except for shares of Clywedog Common Stock from terminated employees, directors or consultants of Clywedog);

(ii)            except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii)           sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security of Clywedog or any of its Subsidiaries, (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of Clywedog or any of its Subsidiaries;

(iv)           form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)            (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $250,000;

(vi)           other than in the Ordinary Course of Business or as required under the terms of any Employee Plan or applicable law: (A) adopt, establish or enter into any Employee Plan, (B) cause or permit any Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Employee Plan), or, other than to an employee newly hired in the Ordinary Course of Business and broad-based increases in base compensation that are in the Ordinary Course of Business, increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees, or Contingent Workers or (D) increase the severance or change of control benefits offered to any Clywedog Associate;

(vii)         other than in the Ordinary Course of Business, hire any employee;

(viii)        acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)           sell, assign, transfer, license, sublicense or otherwise dispose of any material Clywedog IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(x)            make, change or revoke any material Tax election, file any amendment making any material change to any Tax Return or adopt or change any material accounting method in respect of Taxes, enter into any Tax closing agreement, settle any income or other material Tax claim or assessment, submit any voluntary disclosure application, enter into any Tax allocation, Tax sharing or similar agreement (including indemnity agreements), other than customary Contracts entered into in the Ordinary Course of Business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not Taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, other than any such extension or waiver that is obtained in the Ordinary Course of Business;

(xi)           other than in the Ordinary Course of Business, enter into, amend or terminate any Clywedog Material Contract;

(xii)          terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xiii)         waive, settle or compromise any pending or threatened Legal Proceeding against Clywedog, other than waivers, settlements or agreements (A) for an amount not in excess of $250,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of Clywedog or any equitable relief on, or the admission of wrongdoing by Clywedog;

(xiv)         delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the Ordinary Course of Business;

(xv)          forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xvi)         acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between Clywedog and a wholly owned Subsidiary of Clywedog or solely between wholly owned Subsidiaries of Clywedog or (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice; or

(xvii)        agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Beacon, directly or indirectly, the right to control or direct the operations of Clywedog prior to the Merger Effective Time. Prior to the Merger Effective Time, Clywedog shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3            Access and Investigation.

(a)            Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Beacon, on the one hand, and Clywedog, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (iii) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer or other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary and (iv) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Beacon or Clywedog pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b)            Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

5.4            No Solicitation.

(a)            Each of Beacon and Clywedog agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.2 and Section 6.3), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction, or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to the approval of this Agreement by a Party’s shareholders (i.e., the Required Clywedog Stockholder Vote, in the case of Clywedog and its Subsidiaries, or the Required Beacon Shareholder Vote, in the case of Beacon ), such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 5.4 in any material respect, (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable Law, (C) such Party receives from such Person an executed Acceptable Confidentiality Agreement and (D) within twenty-four (24) hours, provide to the other Party any non-public information concerning such Party provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the other Party. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such Party for purposes of this Agreement.

(b)            If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c)            Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and shall immediately (and in no event later than three (3) Business Days) request the destruction or return of any nonpublic information provided to such Person and terminate all physical and electronic data room access previously granted to such Persons (other than Clywedog and its Representatives).

5.5            Notification of Certain Matters. During the Pre-Closing Period, each of Clywedog, on the one hand, and Beacon, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case of the foregoing clauses (c) and (d) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 7, 8 and 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Clywedog Disclosure Schedule or the Beacon Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by Clywedog in this Agreement or (y) determining whether any condition set forth in Section 7, 8 or 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.

Section 6.            Additional Agreements of the Parties.

6.1            Registration Statement; Proxy Statement; Scheme Meeting; Implementation of the Scheme of Arrangement.

(a)            As promptly as practicable after the date of this Agreement, but in any event within thirty (30) Business Days, and subject to receipt of all Clywedog Required S-4 Information, (i) Beacon shall prepare and file with the SEC a proxy statement relating to the Beacon Shareholder Meeting to be held in connection with the Contemplated Transactions (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Topco, in cooperation with Beacon and Clywedog, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), to register the offer and exchange of shares of Topco Common Stock under the Securities Act for Clywedog Common Stock and Scheme Shares, as applicable. Each of Topco, Beacon and Clywedog shall use their commercially reasonable efforts to cause the Registration Statement to be declared effective as promptly as practicable (including responding promptly to any comments or requests of the SEC or its staff related to the Registration Statement), and shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Topco Common Stock pursuant to the Combinations. Each of the Parties shall furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement. Beacon and Topco shall provide Clywedog with copies of any written comments, and shall inform Clywedog of any oral comments, that Beacon or Topco receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give Clywedog a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff and any amendment to the Registration Statement in response thereto prior to filing such amendment. If Beacon, Topco or Clywedog becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Beacon and Topco, on the one hand, and Clywedog, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement.

(b)            Each of Beacon and Topco covenants and agrees that the Registration Statement (and the letter to shareholders, notice of meeting and form of proxy included therewith) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Clywedog covenants and agrees that the information supplied by or on behalf of Clywedog or its Subsidiaries to Beacon for inclusion in the Registration Statement (including the Clywedog Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Beacon and Topco makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to shareholders, notice of meeting and form of proxy included therewith), if any, based on information provided by Clywedog or its Subsidiaries or any of their Representatives for inclusion therein.

(c)            Beacon shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Beacon’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If Beacon, Topco, Merger Sub or Clywedog become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Beacon Shareholders.

(d)            Clywedog shall reasonably cooperate with Beacon and provide, and cause its Representatives to provide, Beacon and its Representatives, with all true, correct and complete information regarding Clywedog or its Subsidiaries that is required by Law to be included in the Registration Statement or reasonably requested by Beacon to be included in the Registration Statement (collectively, the “Clywedog Required S-4 Information”). Without limiting the foregoing, Clywedog will use commercially reasonable efforts to cause to be delivered to Beacon a consent letter of Clywedog’s independent registered public accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement is filed with the SEC (and reasonably satisfactory in form and substance to Beacon), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Beacon may file the Registration Statement, or any amendment or supplement thereto, without the prior consent of Clywedog, provided that Beacon has included the Clywedog Required S-4 Information in the Registration Statement in substantially the same form as it was provided to Beacon by Clywedog pursuant to this Section 6.1.

(e)            As promptly as reasonably practicable following the date of this Agreement (but in any event by October 27, 2025 (the “Due Date”)) (i) Clywedog will furnish to Beacon its audited financial statements for each of the fiscal years required to be included in the Registration Statement (the “Clywedog Audited Financial Statements”) and (ii) Clywedog will furnish to Beacon its unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if Clywedog were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Clywedog Interim Financial Statements” and, together with the Clywedog Audited Financial Statements, the “Required Clywedog Financials”) and Beacon will furnish to Clywedog its unaudited interim financial statements for the quarter ended September 30, 2025 (the “Beacon Interim Financial Statements”)which will comply in form and substance with all requirements necessary to be included in a registration statement on Form S-4 filed with the SEC, including being compliant with the standards of the Public Company Accounting Oversight Board and (x) in the case of Clywedog Audited Financial Statements covered by clause (i), having been audited by a nationally-recognized independent accounting firm including, without limitation, those listed on Section 6.1(e) of the Clywedog Disclosure Schedule, which audit process is complete subject only to delivery of the applicable audit report at filing of the Registration Statement and (y) in the case of Clywedog Interim Financial Statements and Beacon Interim Financial Statements covered by clause (ii), having been reviewed by a nationally-recognized independent accounting firm pursuant to the applicable review standards. Each of the Clywedog Audited Financial Statements and the Clywedog Interim Financial Statements will be suitable for inclusion in the Registration Statement and prepared in accordance with U.S. GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Clywedog as of the dates of and for the periods referred to in the Clywedog Audited Financial Statements or the Clywedog Interim Financial Statements, as the case may be.

(f)            Clywedog and Beacon shall each bear 50% of the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement and any amendments and supplements thereto, and any expenses in connection with the printing, mailing and distribution of the Registration Statement, the Proxy Statement and any amendments and supplements thereto.

(g)            Beacon shall use reasonable best efforts to cause the Scheme of Arrangement and scheme circular to comply in all material respects with applicable Law. Beacon shall as promptly as reasonably practicable following the filing of the definitive Proxy Statement, make all necessary applications to the Court in connection with the implementation of the Scheme of Arrangement (including applying to the Court for directions to convene the Scheme Meeting and settling with the Court the scheme circular, the forms of proxy (and, to the extent applicable, any other Transaction Documentation)), which for the avoidance of doubt are to be included in the Registration Statement in draft form, subject to any amendments required or recommended by the Court, and using reasonable best efforts to take such other steps as may be required or desirable in connection with such application so as to ensure that such matters are dealt with as promptly as reasonably practicable in order to facilitate the dispatch of the relevant Transaction Documentation to Beacon Shareholders as soon as reasonably practicable following the date hereof and in any event no later than the date falling fifty (50) days after the dispatch of the Proxy Statement to the Scheme Shareholders, and use reasonable best efforts to ensure that the Scheme Meeting is convened, held and conducted in compliance with this Agreement, the Beacon Organizational Documents and applicable Law (including, where relevant, the directions of the Court) no later than fifty (50) days after (i) the thirtieth (30th) day after the Registration Statement has been initially filed with the SEC (or if such date is not a Business Day, the next succeeding Business Day) if by such date the SEC has not informed Beacon that it intends to review the Registration Statement or (ii) if by such thirtieth (30th) day the SEC has informed Beacon that it intends to review the Registration Statement, the date on which the SEC confirms that it has no further comments on the Registration Statement. Clywedog will furnish all information concerning itself, its directors and Affiliates, as applicable, as may be reasonably requested by Beacon in connection with the preparation, filing, submission, revision and/or settling with the Court of any of the Scheme of Arrangement, Court Documentation or scheme circular.

(h)           Beacon (i) shall provide Topco with drafts of any further documents, witness statements, affidavits or evidence to be submitted to the Court in relation to the Scheme of Arrangement (the “Court Documentation”) and (ii) shall afford Topco reasonably sufficient time to consider the Court Documentation and take into consideration in good faith all comments reasonably proposed by Clywedog, other than comments regarding a Beacon Board Adverse Recommendation Change made in accordance with Section 6.3(b).

(i)            Beacon shall keep Topco and Clywedog reasonably informed, during the period between the dispatch of the Transaction Documentation to Beacon Shareholders and the date of the Scheme Meeting, of the number of valid proxy votes received in respect of resolutions to be proposed at the Scheme Meeting (with the number of valid proxy votes for, against and withheld being separately identified), and, unless the Beacon Board has effected a Beacon Board Adverse Recommendation Change in accordance with Section 6.3, Beacon will, through the Beacon Board, use reasonable best efforts to obtain the Required Beacon Shareholder Vote, including (i) coordinating with the Depositary to facilitate the voting of the Depositary Shares at the Scheme Meeting, (ii) conducting a proxy solicitation exercise and reasonably consulting with Topco and Clywedog in connection therewith (it being understood that Beacon shall control the strategy therefor), and (iii) keeping Topco and Clywedog informed on a regular basis as requested by Topco or Clywedog of its solicitation efforts.

(j)            Beacon may, after reasonable consultation with Clywedog, postpone, recess or adjourn the Scheme Meeting and Beacon Shareholder Meeting and, if applicable, set a new record date for such meeting, (i) if there are not sufficient affirmative votes present in person or by proxy at such meeting to obtain the Required Beacon Shareholder Vote and Beacon shall use reasonable best efforts in order to obtain the requisite number of affirmative votes in person or by proxy as of such later date to the extent such postponement, recess or adjournment is permitted by the Court, as applicable, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Beacon Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Beacon Shareholders prior to the Scheme Meeting or Beacon Shareholder Meeting, and (iii) if required by Law or the Court; provided, however, (a) Beacon may, without the consent of Clywedog, postpone or adjourn the Scheme Meeting up to two (2) times and (b) upon the request of Clywedog, Beacon shall postpone or adjourn the Scheme Meeting up to two (2) times, provided that, in no event shall the date of the Scheme Meeting be postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any postponements or adjournments or to a date on or after the fifth (5th) Business Day preceding the End Date.

(k)            Beacon shall procure publication of the advertisements required by applicable Law and dispatch of the relevant Transaction Documentation to Beacon Shareholders on the register of members of Beacon on the record date and time established by Beacon (in accordance with applicable Law and, in respect of the Scheme Meeting, with the consent of the Court) as promptly as reasonably practicable after the direction of the Court to dispatch such documents has been obtained, and thereafter shall file, publish and/or mail such other documents and information as the Court may approve or direct from time to time in connection with the implementation of the Scheme of Arrangement in accordance with applicable Law (and Beacon shall consult with Clywedog as with respect thereto and shall afford Clywedog reasonably sufficient time to consider such documents and information and shall take into consideration in good faith all comments reasonably proposed by Clywedog, except that no such consultation or consideration shall be required with respect to disclosure regarding a Beacon Board Adverse Recommendation Change made in accordance with Section 6.3(b)) as promptly as reasonably practicable after the approval or direction of the Court to file, publish or mail such documents and information has been given.

6.2            Clywedog Stockholder Written Consent.

(a)           Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than twenty-four (24) thereafter, Clywedog shall obtain the Required Clywedog Stockholder Vote. Under no circumstances shall Clywedog assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the transactions contemplated herein.

(b)           Clywedog shall prepare and mail the Transaction Documentation (or a portion thereof) constituting a notice of the transactions contemplated hereby and of the receipt of the Required Clywedog Stockholder Vote (the “Stockholder Notice”) to every stockholder of Clywedog that did not execute the Clywedog Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Clywedog Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of Clywedog and approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and (ii) provide the stockholders of Clywedog to whom it is sent with notice of the availability of appraisal rights and notice of the actions taken in the Clywedog Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Sections 228(e) and 262 of the DGCL and the organizational documents of Clywedog. All materials (including any amendments thereto) submitted to the stockholders of Clywedog in accordance with this Section 6.1(b) shall be subject to Beacon’s advance review and reasonable approval.

(c)           Clywedog agrees that, subject to Section 6.2(d): (i) the Clywedog Board shall recommend that Clywedog’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use reasonable best efforts to solicit such approval within the time set forth in Section 6.2(a) (the recommendation of the Clywedog Board that Clywedog’s stockholders adopt and approve this Agreement being referred to as the “Clywedog Board Recommendation”) and (ii) the Clywedog Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Clywedog Board shall not publicly propose to withhold, amend, withdraw or modify the Clywedog Board Recommendation) in a manner adverse to Beacon, and no resolution by the Clywedog Board or any committee thereof to withhold, amend, withdraw or modify the Clywedog Board Recommendation in a manner adverse to Beacon or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(d)           Notwithstanding anything to the contrary contained in Section 6.2(b), and subject to compliance with Section 5.4 and Section 6.2, if at any time prior to approval and adoption of this Agreement by the Required Clywedog Stockholder Vote, (x) Clywedog receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 5.4) from any Person that has not been withdrawn and after consultation with outside legal counsel and its financial advisor, the Clywedog Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer or (y) as a result of a Clywedog Intervening Event, the Clywedog Board may withhold, amend, withdraw or modify the Clywedog Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Clywedog Board Recommendation) in a manner adverse to Beacon (collectively, a “Clywedog Board Adverse Recommendation Change”) if, but only if,

(i)             in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (i) the Clywedog Board determines in good faith, based on the advice of its outside legal counsel that the failure to withhold, amend, withdraw or modify the Clywedog Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account, if applicable, such alterations of the terms and conditions of this Agreement agreed to by Beacon ) and (ii) Clywedog has, and has caused its financial advisors and outside legal counsel to, during the Notice Period (as defined below), negotiate with Beacon in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer; provided that (A) Beacon receives written notice from Clywedog confirming that the Clywedog Board has determined to change its recommendation at least four (4) Business Days in advance of the Clywedog Board Adverse Recommendation Change (the “Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Clywedog Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, and a summary of material terms and conditions of the Acquisition Proposal that are not in writing; (B) during any Notice Period, Beacon shall be entitled to deliver to Clywedog one or more counterproposals to such Acquisition Proposal and Clywedog will, and cause its Representatives to be reasonably available to, negotiate with Beacon in good faith (to the extent Beacon desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer; and (C) in the event of any amendment to any potential Superior Offer (including any revision in the amount, form or mix of consideration Clywedog’s stockholders would receive as a result of such potential Superior Offer), Clywedog shall be required to provide Beacon with notice of such amendment, and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.2(d) and the Clywedog Board shall not make a Clywedog Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(ii)            in the case of a Clywedog Intervening Event, in response to such Clywedog Intervening Event, the Clywedog Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Clywedog Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account, if applicable, such alterations of the terms and conditions of this Agreement agreed to by Beacon ); provided that (1) Beacon receives written notice from Clywedog confirming that the Clywedog Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Clywedog Board Adverse Recommendation Change and a description of the Clywedog Intervening Event; (2) during any Notice Period, Beacon shall be entitled to deliver to Clywedog one or more proposals with respect to the revisions of the terms or conditions of this Agreement and Clywedog will, and cause its Representatives to be reasonably available to, negotiate with Beacon in good faith (to the extent Beacon desires to negotiate) to make such adjustments in the terms and conditions of this Agreement which would allow the Clywedog Board not to make such a Clywedog Board Adverse Recommendation Change in response to such Clywedog Intervening Event and (3) in the event of any material changes to the facts and circumstances of the Clywedog Intervening Event, Clywedog shall be required to provide Beacon with notice of such material changes, and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.2(d)(ii) and the Clywedog Board shall not make a Clywedog Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(e)            Clywedog’s obligation to solicit the consent of its stockholders to sign the Clywedog Stockholder Written Consent in accordance with Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any Clywedog Board Adverse Recommendation Change.

6.3            Beacon Shareholder Meeting; No Change of Recommendation.

(a)           Beacon shall take all action necessary under applicable Law to call, give notice of and hold a meeting (or meetings) of holders of Beacon Ordinary Shares (which may be represented by Beacon ADSs) to consider and vote to approve:

(i)             the Beacon Shareholder Resolution by the Beacon Shareholders, which shall consist of the following: (A) the approval at the Scheme Meeting of the Scheme of Arrangement by a majority in number of the Scheme Shareholders present and voting, either in person or by proxy, representing not less than three-fourths (75%) in value of Scheme Shares held by those Scheme Shareholders and (B) the passing of the Beacon Shareholder Resolution (as set out in the notice of the Beacon Shareholder Meeting) by the requisite majorities present and voting either in person or by proxy at the Beacon Shareholder Meeting; and

(ii)            if deemed necessary or appropriate by the parties or as otherwise required by applicable Law or Contract, the Reverse Stock Split pursuant to the Companies Act (the matters contemplated by the clauses 6.3(a)(i) – (ii) are referred to as the “Beacon Shareholder Matters” and such meeting, the “Beacon Shareholder Meeting”).

The Beacon Shareholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. Beacon shall take reasonable measures to ensure that all proxies solicited in connection with the Beacon Shareholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, Beacon may postpone or adjourn, or make one or more successive postponements or adjournments of, the Beacon Shareholder Meeting if (A) on the date of the Beacon Shareholder Meeting, or a date preceding the date on which the Beacon Shareholder Meeting is scheduled, Beacon reasonably believes that it will not receive proxies sufficient to obtain the Required Beacon Shareholder Vote, whether or not a quorum would be present or it will not have sufficient Beacon ADSs represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Beacon Shareholder Meeting, to the extent such postponement or adjournment is permitted by the Court, as long as the date of the Beacon Shareholder Meeting is not postponed or adjourned more than an aggregate of twenty (20) calendar days in connection with any postponements or adjournments, provided, however, that more than one such postponement or adjournment shall not be permitted without Clywedog’s prior written or (B) required by applicable Law or the Court.

(b)           Beacon agrees that, subject to Section 6.3(c): (i) the Beacon Board shall recommend that the holders of Beacon ADSs vote to approve the Beacon Shareholder Matters and shall use reasonable best efforts to solicit such approval within the timeframe set forth in Section 6.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Beacon Board recommends that Beacon Shareholders vote to approve the Beacon Shareholder Matters (the recommendation of the Beacon Board being referred to as the “Beacon Board Recommendation”) and (iii) the Beacon Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Beacon Board shall not publicly propose to withhold, amend, withdraw or modify the Beacon Board Recommendation) in a manner adverse to Clywedog, and no resolution by the Beacon Board or any committee thereof to withhold, amend, withdraw or modify the Beacon Board Recommendation in a manner adverse to Clywedog or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (any failure to take any of the actions set forth in the clauses (i) through (iii) or any action that is prohibited to be taken in the clauses (i) through (iii), collectively, an “Beacon Board Adverse Recommendation Change”).

(c)           Notwithstanding anything to the contrary contained in Section 6.3(b), and subject to compliance with Section 5.4 and Section 6.3, if at any time prior to the approval of the Beacon Shareholder Matters by the Required Beacon Shareholder Vote, (i) Beacon receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 5.4) from any Person that has not been withdrawn and after consultation with outside legal counsel and its financial advisor, the Beacon Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer or (ii) as a result of a Beacon Intervening Event, the Beacon Board may make a Beacon Board Adverse Recommendation Change if, but only if:

(i)             in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (A) the Beacon Board determines in good faith, based on the advice of its outside legal counsel that the failure to withhold, amend, withdraw or modify the Beacon Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account, if applicable, such alterations of the terms and conditions of this Agreement agreed to by Clywedog); and (B) Beacon has, and has caused its financial advisors and outside legal counsel to, during the Notice Period, negotiate with Clywedog in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer; provided, that (x) Clywedog receives written notice from Beacon confirming that the Beacon Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Beacon Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer and a summary of material terms and conditions of the Acquisition Proposal that are not in writing, (y) during any Notice Period, Clywedog shall be entitled to deliver to Beacon one or more counterproposals to such Acquisition Proposal and Beacon will, and cause its Representatives to be reasonably available to, negotiate with Clywedog in good faith (to the extent Clywedog desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer; and (z) in the event of any amendment to any potential Superior Offer (including any revision in the amount, form or mix of consideration the Beacon’s shareholders would receive as a result of such potential Superior Offer), Beacon shall be required to provide Clywedog with notice of such amendment, and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c) and the Beacon Board shall not make a Beacon Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(ii)            in the case of a Beacon Intervening Event, in response to such Beacon Intervening Event, the Beacon Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Beacon Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account, if applicable, such alterations of the terms and conditions of this Agreement agreed to by Clywedog); provided that (1) Clywedog receives written notice from Beacon confirming that the Beacon Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Beacon Board Adverse Recommendation Change and a description of the Beacon Intervening Event; (2) during any Notice Period, Clywedog shall be entitled to deliver to the Beacon one or more proposals with respect to the revisions of the terms or conditions of this Agreement and Beacon will, and cause its Representatives to be reasonably available to, negotiate with Clywedog in good faith (to the extent Clywedog desires to negotiate) to make such adjustments in the terms and conditions of this Agreement which would allow the Beacon Board not to make such a Beacon Board Adverse Recommendation Change in response to such Beacon Intervening Event and (3) in the event of any material changes to the facts and circumstances of the Beacon Intervening Event, Beacon shall be required to provide Clywedog with notice of such material changes, and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c)(ii) and the Beacon Board shall not make a Beacon Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(d)           Nothing contained in this Agreement shall prohibit Beacon or the Beacon Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Beacon or the Beacon Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Beacon is unable to take a position with respect to the bidder’s tender offer unless the Beacon Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

6.4            Efforts; Regulatory Approvals.

(a)           The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall, if required by the relevant Party, prepare and submit (or in the case of Clywedog, use its commercially reasonable efforts to procure that OrbiMed Private Investments VIII, LP and TPAV LLC prepare and submit) to the Investment Security Unit (“ISU”) a notice relating to the Contemplated Transactions in accordance with the requirements of the NSIA (“NSI Notice”), (ii) shall make all other filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (iii) shall use reasonable best efforts to obtain each Consent required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iv) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (v) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)           Notwithstanding the generality of the foregoing, each Party shall use reasonable best efforts to file or otherwise submit, (or where appropriate, procure the filing or submission), within fifteen (15) Business Days, all applications, notices (including but not limited to the NSI Notices), reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority.

(c)           The Parties shall promptly respond (or in the case of Clywedog, use its commercially reasonable efforts to procure that OrbiMed Private Investments VIII, LP and TPAV LLC promptly responds) to any requests or enquiries from the ISU or the Secretary of State in connection with the Contemplated Transactions and shall promptly provide any additional information, documents, or explanations that the ISU or the Secretary of State may require to complete their assessment of the NSI Notice. Each Party shall, as applicable, also provide the other Party with such information and assistance as may reasonably be required to prepare any NSI Notices, including promptly supplying any information relating to that Party which the other Party reasonably requires for the purpose of preparing the NSI Notice or any related filings, submissions, or notifications (including responses to requests for further information) in connection with the NSIA Condition.

6.5            Treatment of Clywedog Options.

(a)            Subject to Section 6.5(c), at the Merger Effective Time, each Clywedog Option that is outstanding and unexercised immediately prior to the Merger Effective Time under the Clywedog Plan and that, following assumption by Topco at the Merger Effective Time, will be eligible to be registered on Form S-8, whether or not vested, shall be converted into and become an option to purchase shares of Topco Common Stock, and Topco shall assume the Clywedog Plan and each such Clywedog Option in accordance with the terms (as in effect as of the date of this Agreement) of the Clywedog Plan and the terms of the stock option agreement by which such Clywedog Option is evidenced. All other Clywedog Options shall be cancelled immediately prior to the Merger Effective Time. All rights with respect to Clywedog Common Stock under Clywedog Options assumed by Topco shall thereupon be converted into rights with respect to shares of Topco Common Stock in a manner consistent with the requirements of the Code and applicable Treasury Regulations, including Treasury Regulation Section 1.409A-1(b)(5)(D) (each such Clywedog Option, an “Assumed Option”). Accordingly, from and after the Merger Effective Time: (i) each Assumed Option may be exercised solely for shares of Topco Common Stock, (ii) the number of shares of Topco Common Stock subject to each Assumed Option shall be determined by multiplying (A) the number of shares of Clywedog Common Stock that were subject to such Clywedog Option, as in effect immediately prior to the Merger Effective Time, by (B) the Merger Exchange Ratio, and rounding the resulting number down to the nearest whole number, (iii) the per share exercise price for the shares of Topco Common Stock issuable upon exercise of each Assumed Option shall be determined by dividing (A) the per share exercise price of Clywedog Common Stock subject to such Clywedog Option, as in effect immediately prior to the Merger Effective Time, by (B) the Merger Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent and (iv) any restriction on the exercise of any Assumed Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Clywedog Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Clywedog Option, such Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share split, division or subdivision of shares, share dividend, reverse share split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Topco Common Stock subsequent to the Merger Effective Time and (B) the Topco Board or a committee thereof shall succeed to the authority and responsibility of the Clywedog Board or any committee thereof with respect to each Clywedog Option assumed by Topco. Notwithstanding anything to the contrary in this Section 6.5(a), the conversion of each Clywedog Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Topco Common Stock shall be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion of a Clywedog Option shall not constitute a “modification” of such Clywedog Option for purposes of Section 409A or Section 424 of the Code.

(b)            Topco shall file with the SEC, as soon as reasonably practicable after the Merger Effective Time, a registration statement on Form S-8, if available for use by Topco, relating to shares of Topco Common Stock issuable with respect to Clywedog Options assumed by Topco in accordance with Section 6.5(a).

(c)            Prior to the Merger Effective Time, Clywedog shall take all actions that may be necessary (under the Clywedog Plans and otherwise) to effectuate the provisions of this Section 6.5 and to ensure that, from and after the Merger Effective Time, holders of Clywedog Options have no rights with respect thereto other than those specifically provided in this Section 6.5.

6.6            Treatment of Beacon Equity Awards.

(a)            Beacon Options.

(i)            Each of Topco and Beacon shall use all reasonable endeavors to procure that each Beacon Option, other than a Beacon EMI Option, that is outstanding immediately prior to the Scheme Effective Time, whether or not then vested or exercisable shall, as of the Scheme Effective Time, automatically and without any action on the part of the holder thereof, be released in consideration of the assumption of such option by Topco and conversion into an option to purchase shares of Topco Common Stock (each, an “Adjusted Option”). Each such Adjusted Option shall continue to have, and be subject to, the same terms and conditions (including the vesting and exercisability conditions) as were applicable to such Beacon Option immediately prior to the Scheme Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement, such other administrative or ministerial changes as in the reasonable determination of Beacon are appropriate to conform the administration of the Adjusted Options with other awards under the Beacon Equity Plan and except as provided in the following sentence. The number of shares of Topco Common Stock subject to the Adjusted Option shall be equal to the product of (i) the total number of Beacon Ordinary Shares subject to such Beacon Option immediately prior to the Effective Time multiplied by (ii) the Scheme Exchange Ratio, rounded down to the nearest whole share. The exercise price per share of such Adjusted Option shall be equal to the quotient of (A) the Option Price or Exercise Price, as applicable (each as defined in the Beacon Equity Plan, the “Option Price”) per share subject to such Beacon Option immediately prior to the Scheme Effective Time divided by (B) the Scheme Exchange Ratio, rounded up to the nearest whole cent. The exercise price per share of any such Adjusted Option and the number of shares of Topco Common Stock relating to any such Adjusted Option shall be determined in a manner consistent with, and subject to such adjustments as are necessary to comply with, the requirements of Section 409A of the Code and Section 424 of the Code, to the extent applicable. Beacon shall use reasonable endeavors to duly make any amendments to the terms of the Beacon Share Award Plan 2021 as may be required or desirable to permit the treatment of Beacon Options contemplated by this Section 6.6(a)(i).

(ii)            To the extent any Beacon Option has an Option Price not in United States Dollars, such Option Price, for the purpose of calculating the exercise price of the Adjusted Options in this Section 6.6(a)(ii), shall be converted into United States Dollars at a rate equal to the average of the rates of exchange published by The Wall Street Journal, Eastern Edition at the end of each of the five (5) Business Days immediately prior to the Closing Date.

(iii)            Beacon shall (i) use reasonable endeavors to procure that each holder of a Beacon EMI Option outstanding prior to the Scheme Meeting record date shall validly exercise such Beacon EMI Option in full into Beacon Ordinary Shares immediately before the Scheme Effective Time such that such Beacon Ordinary Shares shall be treated as Scheme Shares for all purposes except determination of the Scheme Exchange Ratio; (ii) procure that, notwithstanding Section 6.6(a)(iii) clause (i), to the extent Beacon EMI Options are exercised subsequently, the resultant Beacon Ordinary Shares shall, at the Scheme Effective Time, be exchanged for the amount of validly issued, fully paid and non-assessable shares of Topco Common Stock; and (iii) make all amendments to (A) the terms of the Beacon’s EMI Share Option Scheme or (B) Beacon’s articles of association as may be required or desirable to permit such exercise or exchange; and (iv) procure that all Taxes required to be withheld and accounted for to HMRC in respect any such exercises or exchanges are so withheld and paid. To the extent that any Beacon EMI Option is outstanding as at the 89th day following the Scheme Effective Time, such Beacon EMI Option shall be automatically and without any action on the part of the holder thereof, be released in consideration of the grant of a Adjusted Option in the manner provided at Section 6.6(a)(i) above.

(b)            Beacon RSUs. Each of Topco and Beacon shall use all reasonable endeavors to procure that each Beacon RSU that is outstanding immediately prior to the Scheme Effective Time, whether or not then vested shall, as of the Scheme Effective Time, automatically and without any action on the part of the holder thereof, be released in consideration of the assumption of such restricted share unit by Topco and conversion into a restricted stock unit relating to Topco Common Stock (each, an “Adjusted RSU”). Each such Adjusted RSU shall continue to have, and be subject to, the same terms and conditions as were applicable to such Beacon RSU immediately prior to the Scheme Effective Time, except for terms rendered inoperative by reason of the Contemplated Transactions, such other administrative or ministerial changes as in the reasonable determination of Beacon are appropriate to conform the administration of the Adjusted RSUs with other awards under the Beacon Equity Plan and except as provided in the following sentence. The number of shares of Topco Common Stock subject to the Adjusted RSUs shall be equal to the product of (i) the total number of Beacon Ordinary Shares subject to such Beacon RSU immediately prior to the Scheme Effective Time multiplied by (ii) the Scheme Exchange Ratio, rounded down to the nearest whole share. Beacon shall use reasonable endeavors to duly make any amendments to the terms of the Beacon Share Award Plan 2021 as may be required or desirable to permit the treatment of Beacon RSUs contemplated by this Section 6.6(a)(i).

(c)            Subject to Section 6.6(a)(iii), prior to the Scheme Effective Time, Beacon, the Beacon Board or a duly authorized committee thereof, as applicable, shall take all actions appropriate or necessary to effect the transactions described in Section 6.6(a) (including amending one or more of the Beacon Equity Plans) and to terminate the Beacon Equity Plans (except with respect to the Adjusted Options and Adjusted RSUs) effective immediately prior to, and contingent upon, the Scheme Effective Time. As of the Scheme Effective Time, Beacon shall ensure that no Person shall have any rights with respect to any Beacon Option, Beacon RSU or any other incentive equity or equity-based award issued by Beacon other than the ability to receive the consideration set forth in this Section 6.6.

(d)            As of the date of this Agreement, Beacon has taken any and all actions required to (i) terminate the Beacon ESPP as of immediately prior to the Scheme Effective Time, (ii) provide that no offering period shall commence after the date of this Agreement, and (iii) approve and effectuate the foregoing provisions of this Section 6.6(d), including making any determinations or resolutions of the Beacon Board or a duly authorized committee thereof.

6.7            Employee Benefits.

(a)            Following the Closing Date, Topco shall comply with the terms of any employment, severance, retention, change of control, or similar agreement for the individuals specified on Section 6.7 of the Beacon Disclosure Schedule, subject to the provisions of such agreements.

(b)           To the extent any transaction bonuses are paid, or a severance payment is made, to an employee of Beacon, Beacon shall cause to be delivered to Clywedog an executed and not revoked release of claims by such employee (for which such transaction bonuses or severance payment shall be conditioned) in a form reasonably satisfactory to Clywedog.

6.8            Indemnification of Officers and Directors.

(a)            From the Closing Date through the sixth anniversary of the date on which either the Closing Date occurs, each of Topco, Beacon and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, a director or officer of Beacon or Clywedog, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Beacon or of Clywedog, whether asserted or claimed prior to, at or after the Closing Date, in each case, to the fullest extent permitted under the Companies Act or DGCL, as applicable. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Topco and the Surviving Corporation, jointly and severally, upon receipt by Topco, Beacon or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Topco, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the Closing Date, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP, Snell & Wilmer L.L.P., or such other counsel selected by the D&O Indemnified Parties.

(b)            The provisions of the Organizational Documents of Beacon with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Beacon that are presently set forth in the Organizational Documents of Beacon shall not be amended, modified or repealed for a period of six years from the Closing Date in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Closing Date, were officers or directors of Beacon, unless such modification is required by applicable Law. The Organizational Documents of the Surviving Corporation shall contain, and Topco shall cause the Organizational Documents of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Beacon.

(c)            From and after the Merger Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of Clywedog to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Clywedog’s Organizational Documents and pursuant to any indemnification agreements between Clywedog and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Merger Effective Time and (ii) Topco shall fulfill and honor in all respects the obligations of Topco to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Beacon’s Organizational Documents and pursuant to any indemnification agreements between Beacon and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Merger Effective Time.

(d)            From and after the Closing Date, Topco shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Beacon. In addition, Topco shall purchase, prior to the Closing Date, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Beacon’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Closing Date with respect to any claim related to any period of time at or prior to the Closing Date with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Beacon’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Beacon by reason of him or her serving in such capacity that existed or occurred at or prior to the Closing Date (including in connection with this Agreement or the Contemplated Transactions or in connection with Beacon’s initial public offering of Beacon ADSs); provided, that, Topco will not commit or spend on such “D&O Tail policy” annual premiums in excess of 300% of the annual premiums paid by Beacon in its last full fiscal year prior to the date hereof for Beacon’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, and if such premiums for such “D&O tail policy” would exceed 300% of such annual premium, then Topco shall purchase policies that provide the maximum coverage available at an annual premium equal to 300% of such annual premium.

(e)            From and after the Closing Date, Beacon shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 6.8 in connection with their enforcement of the rights provided to such persons in this Section 6.8.

(f)            The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Beacon and Clywedog by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g)            In the event Topco, Beacon or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Topco, Beacon or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.8. Topco shall cause Beacon and the Surviving Corporation to perform all of the obligations of Beacon and the Surviving Corporation, as applicable, under this Section 6.8.

6.9            Disclosure. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law or rules of any national securities exchange and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of Topco, Clywedog and Beacon may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Topco, Clywedog or Beacon in compliance with this Section 6.9. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3(d) or with respect to any Acquisition Proposal, Beacon Board Adverse Recommendation Change or Clywedog Board Adverse Recommendation Change, as applicable, or with respect to Beacon only, pursuant to Section 6.3(d).

6.10           Nasdaq Listing. After the execution of this Agreement and as promptly as reasonably practicable in accordance with applicable Law, the Parties shall prepare and Topco shall file with Nasdaq a listing application (the “Nasdaq Listing Application”) for the listing of shares of Topco Common Stock on Nasdaq and shall use commercially reasonable efforts to ensure that the listing of share of Topco Common Stock are authorized for listing on Nasdaq prior to the Scheme Effective Time, subject to official notice of issuance. Each Party and its Subsidiaries shall prepare and furnish all information (including any required financial statements) concerning itself as may reasonably be requested in connection with such actions and the preparation of the Nasdaq Listing Application, provided that no Party shall use any such information for any other purpose without the prior written consent of the providing Party (which consent shall not be unreasonably withheld, conditioned or delayed) or if doing so would violate or cause a violation of applicable Law or other applicable securities Laws. Each of Beacon and Clywedog authorizes Topco to utilize in the Nasdaq Listing Application and in all such filed materials the information concerning Beacon and its Subsidiaries and Clywedog and its Subsidiaries furnished by each of Beacon and Clywedog, respectively. Each Party will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. The Parties not filing the Nasdaq Listing Application will cooperate with the other Party as reasonably requested by such Party with respect to the Nasdaq Listing Application and promptly furnish to such Party all information concerning itself, its members and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.10. Clywedog agrees to pay all Nasdaq fees associated with the Nasdaq Listing Application.

6.11          Transaction Litigation. Beacon shall promptly notify Clywedog in writing of, shall keep Clywedog promptly informed regarding any such Transaction Litigation, and shall give Clywedog the opportunity to participate in the defense and settlement of, any Transaction Litigation (including by allowing Clywedog to offer comments or suggestions with respect to such Transaction Litigation, which Beacon shall consider in good faith). Beacon shall give Clywedog the opportunity to consult with counsel to Beacon regarding the defense and settlement of any such Transaction Litigation, and in any event, Beacon shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Clywedog’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the D&O Indemnified Parties’ rights with regard to the right to counsel, and notwithstanding anything to the contrary in any indemnification agreements Beacon has entered into, following the Closing Date, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP, Snell & Wilmer L.L.P. or such other counsel selected by such D&O Indemnified Parties prior to the Merger Effective Time to defend any Transaction Litigation on behalf of, and to the extent such Transaction Litigation is against, the D&O Indemnified Parties.

6.12          Tax Matters.

(a)            Each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Combinations to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Affiliates not to) take any action, or knowingly fail to take any action, whether before or after the Merger Effective Time or the Scheme Effective Time, as applicable, where such action or failure could reasonably be expected to prevent or impede the Combinations from qualifying for the Intended Tax Treatment. Each Party shall promptly notify the other Parties in writing if, before the Closing Date, such Party knows or has reason to believe that the Combinations may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification).

(b)            If, in connection with the preparation and filing of the Registration Statement and Proxy Statement, the SEC requests or requires that a Tax opinion be prepared and submitted in such connection, each of Beacon and Clywedog, as applicable, shall deliver to one or more nationally recognized Tax counsel rendering such opinion(s) customary Tax representation letters reasonably satisfactory to such Tax counsel, dated and executed as of the date the Registration Statement and Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such Tax counsel in connection with the preparation and filing of the Registration Statement and Proxy Statement, and, if required, each of Clywedog and Beacon shall use commercially reasonable efforts to cause its Tax counsel to furnish such opinion(s), with each such Party’s Tax counsel’s opinion(s) to address any Tax consequences of the Combinations, as requested or required by the SEC in connection with the opinion, with respect to such Party and its shareholders, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Combinations.

(c)            Each of the Parties shall (and shall cause their respective Affiliates to) reasonably cooperate in the preparation, execution and filing of all Tax Returns, and any Tax audit or other proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax audit or other proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)            At least five (5) Business Days prior to Closing, Beacon will provide Clywedog with its determinations regarding the applicability of Section 280G of the Code and reasonable supporting calculations to any employee, officer, director or other service provider of Beacon or any of its Subsidiaries that, in connection with the Contemplated Transactions (i) may receive the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) may receive a benefit in the form of accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit received. The parties will use commercially reasonable efforts to discuss any reasonable objections to such determinations provided and, following such discussions, the parties agree that its tax reporting will be consistent with the determinations absent manifest error.

(e)            At or prior to the Closing, Clywedog shall provide Beacon a properly executed certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Beacon; provided, however, that Beacon’s sole recourse with respect to the failure of Clywedog to comply with this Section 6.12(e) will be to withhold the appropriate Taxes from the Merger Consideration as required by applicable Law.

6.13            Directors and Officers. Prior to the Closing, the Parties shall take all actions necessary or appropriate to cause the size of the Topco Board to be increased to a number of directors as mutually agreed; provided that Beacon will have the right to specify designees representing at least 1/3 of the Topco Board and that Clywedog will have the right to specify designees representing at least 2/3 of the Topco Board. Notwithstanding anything to the contrary herein, a majority of the members of the Topco Board shall be independent directors, as defined under applicable rules of Nasdaq and Section 10 of the Exchange Act, and the members of the Topco Board shall collectively meet all other requirements of regulatory and exchange listing rules.

6.14            Termination of Certain Agreements and Rights. Clywedog shall use commercially reasonable efforts to cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between Clywedog and any holders of Clywedog Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the Merger Effective Time, without any liability being imposed on the part of Beacon or the Surviving Corporation. Clywedog shall use commercially reasonable efforts to cause the SAFE Agreements to be converted into Clywedog Common Stock pursuant to the terms thereof immediately prior to the Merger Effective Time, without any liability being imposed on the part of Beacon or the Surviving Corporation.

6.15            Section 16 Matters. Prior to the Scheme Effective Time, Beacon shall, to the extent necessary, take appropriate action, to approve, for purposes of Section 16(a) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Beacon Ordinary Shares (and the underlying Beacon ADSs), Beacon RSUs and Beacon Options or the acquisition of Topco Common Stock and any option to purchase Topco Common Stock resulting from the Contemplated Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16            Allocation Certificate. Clywedog will prepare and deliver to Beacon at least two (2) Business Days following the final determination of Clywedog Net Cash a certificate signed by a duly authorized officer of Clywedog in a form reasonably acceptable to Beacon setting forth (as of immediately prior to the Merger Effective Time) (i) each holder of Clywedog Capital Stock, (ii) such holder’s name and address, (iii) the number and type of Clywedog Capital Stock held as of the Closing Date for each such holder and (iv) the number of shares of Topco Common Stock to be issued to such holder, pursuant to this Agreement in respect of Clywedog Capital Stock held by such holder as of immediately prior to the Merger Effective Time (the “Allocation Certificate”).

6.17            Legends. Topco shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Topco Common Stock to be received in the Merger by equityholders of Clywedog who may be considered “affiliates” of Topco for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for shares of Topco Common Stock.

6.18            Reverse Stock Split. If deemed advisable by the Parties, Beacon shall submit to Beacon’s shareholders at the Beacon Shareholder Meeting a proposal to approve and authorize the Beacon Board to effect the Reverse Stock Split and shall take such other actions as shall be reasonably necessary to effectuate the Reverse Stock Split.

6.19            Lock-Up Agreements. Prior to the Merger Effective Time, each of Beacon and Clywedog will use commercially reasonable efforts to cause, the directors continuing with the Surviving Corporation following the Closing to execute and deliver lock-up agreements substantially in the form attached hereto as Exhibit C.

6.20            Beacon SEC Documents. From the date of this Agreement until the Scheme Effective Time, Beacon shall use reasonable best efforts to timely file with the SEC all Beacon SEC Documents. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each Beacon SEC Document filed by Beacon with the SEC shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

6.21            Beacon Vote. Immediately following the execution and delivery of this Agreement, Beacon, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and Clywedog a written consent approving the Merger in accordance with the DGCL. Beacon shall cause Merger Sub to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

6.22            Topco Equity Incentive Plan.

(a)            Prior to the Scheme Effective Time, the Topco Board will adopt the Topco Equity Incentive Plan, subject to the Closing and effective as of the Scheme Effective Time, and will include provisions in the Registration Statement for the shareholders of Topco to approve the Topco Equity Incentive Plan. Subject to the approval of the Topco Equity Incentive Plan by the shareholders of Beacon prior to the Scheme Effective Time, Topco shall file with the SEC, promptly after the Merger Effective Time and at Clywedog’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Topco, relating to shares of Topco Common Stock issuable with respect to the Topco Equity Incentive Plan.

(b)            Prior to the Scheme Effective Time, the Topco Board will adopt the Topco ESPP, subject to the Closing and effective as of the Merger Effective Time, and will include provisions in the Registration Statement for the shareholders of Topco to approve the Topco ESPP. Subject to the approval of the Topco ESPP by the shareholders of Beacon prior to the Scheme Effective Time, Topco shall file with the SEC, promptly after the Merger Effective Time and Clywedog’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Topco, relating to shares of Topco Common Stock issuable with respect to the Topco ESPP.

6.23            Self-Tender Offer.

(a)            Following the Scheme Effective Time and prior to the Merger, Topco shall commence (within the meaning of Rule 14e-1 under the Exchange Act) the Self-Tender Offer. Topco expressly reserves the right in its sole and absolute discretion to establish eligibility requirements for determining which stockholders of Topco, if any, will be entitled to participate in the Self-Tender Offer and the number of shares of Topco Common Stock that each such stockholder of Topco will be entitled to tender in the Self-Tender Offer.

(b)            Topco reserves the right, in its sole and absolute discretion, to exclude from the Self-Tender Offer any holder of any shares of Topco Common Stock or reject any shares of Topco Common Stock, whether or not properly tendered by any holder of shares of Topco Common Stock and not properly withdrawn prior to the expiration time of the Self-Tender Offer, in each case, if Topco determines in its reasonable discretion that purchasing such shares of Topco Common Stock from such holder would be prohibited under applicable Law. The Self-Tender Offer will not be conditioned upon any minimum number of shares of Topco Common Stock being tendered in the Self-Tender Offer. The Self-Tender Offer shall be completed pursuant to the terms of the offer to purchase and related documents. Topco shall provide Clywedog with a reasonable opportunity to review and comment on the offer to purchase and related documents with respect to the Self-Tender Offer prior to the filing or distribution of such documents and shall consider such comments in good faith.

(c)            The consideration payable by Topco in the Self-Tender Offer will be determined by Topco in its discretion (such consideration actually paid by Topco in the Self-Tender Offer, the “Aggregate Tender Offer Consideration”); provided that in no event shall such Aggregate Tender Offer Consideration exceed $27,000,000.

(d)            Notwithstanding the foregoing, in the event this Agreement is terminated in accordance with its terms prior to the closing of the Self-Tender Offer, Topco will as promptly as reasonably practicable terminate and withdraw the Self-Tender Offer and return or cause to be returned any shares of Topco Common Stock that has been tendered and not withdrawn prior to such time.

(e)            Clywedog shall use commercially reasonable efforts and in good faith cooperate with and assist Beacon and Topco, as Beacon or Topco may reasonably request in writing, regarding the Self-Tender Offer, including by entering into appropriate amendments to the Agreement and taking such other actions reasonably requested by Beacon or Topco, provided, that (i) Clywedog shall not be required to take any action in contravention of (A) any Organizational Document of Clywedog or any of its Subsidiaries, (B) any Clywedog Material Contract, or (C) applicable Law; (ii) the obligation of Topco to consummate the Self-Tender Offer shall be contingent upon all of the conditions set forth in Section 7, Section 8 and Section 9 of this Agreement having been satisfied (or, with respect to Section 9 of the Agreement, waived), other than those conditions that by their nature are to be satisfied at the Closing, and receipt by Beacon of a written notice from Clywedog to such effect and stating that Clywedog is prepared to proceed with the Closing, together with an irrevocable acknowledgement and agreement in a written notice delivered to Beacon within one (1) Business Day following the Scheme Effective Time that all closing conditions set forth in Section 9 of this Agreement shall be deemed to have been satisfied or waived as of the date of such notice (with respect to Section 9.3(a) of this Agreement, Clywedog shall have delivered the required certificate on or prior to the date Clywedog waives such condition) and (iii) such Self-Tender Offer (or the inability to complete such Self-Tender Offer) shall not affect or modify in any respect the obligations of Clywedog under this Agreement. Without limiting the foregoing, none of the representations, warranties or covenants of Clywedog or its Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 6.23(d).

6.24            Beacon Shareholding in Topco. Topco and Beacon shall take all action necessary so that shares of Topco Common Stock owned by Beacon prior to the Scheme Effective Time shall be transferred to Topco, effective as of the Scheme Effective Time, for nominal consideration.

6.25            Post-Closing Funding of Topco. Clywedog shall use commercially reasonable efforts to ensure Topco has sufficient funds to operate the business of Topco as currently proposed to be conducted following the Combinations. Prior to the Closing, Clywedog and Beacon shall in good faith mutually determine the anticipated capital requirements of Topco and reasonably cooperate to secure commitments for additional financing on commercially reasonable terms, to the extent required to satisfy such anticipated capital requirements of Topco, and if mutually agreed between the parties.

Section 7.            Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Combinations and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1              Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

7.2              No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

7.3              Shareholder Approval. (a) Beacon shall have obtained the Required Beacon Shareholder Vote and (b) Clywedog shall have obtained the Required Clywedog Stockholder Vote.

7.4            Nasdaq Listing. The shares of Topco Common Stock issuable in the Combinations shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

7.5            Consents. All Consents, clearances, and expirations or terminations of waiting periods under any Antitrust Law shall have been obtained or shall have occurred (as applicable).

7.6            NSIA Consent. If NSI Notices have been made pursuant to Section 6.4, delivery to Beacon of evidence that the Cabinet Office has notified each of Topco, OrbiMed Private Investments VIII, LP and TPAV LLC, pursuant to section 14(8)(b)(ii) of the NSIA, that no further action will be taken in relation to the Contemplated Transactions (the “NSIA Condition”).

7.7            Scheme of Arrangement. The Scheme of Arrangement shall have been sanctioned by the Court.

Section 8.            Additional Conditions Precedent to Obligations of Beacon and Merger Sub. The obligations of Beacon and Merger Sub to effect the Combinations and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Beacon, at or prior to the Closing, of each of the following conditions:

8.1            Accuracy of Representations. The Clywedog Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Clywedog Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Clywedog contained in this Agreement (other than the Clywedog Fundamental Representations and the Clywedog Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Clywedog Material Adverse Effect (without giving effect to any references therein to any Clywedog Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Clywedog Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2            Performance of Covenants. Clywedog shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Merger Effective Time.

8.3            Closing Certificate. Beacon shall have received a certificate executed a duly authorized officer of Clywedog certifying (a) that the conditions set forth in Sections 8.1, 8.2 and 8.5 have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by Clywedog in accordance with Section 6.18 is true and accurate in all respects as of the Closing Date.

8.4            FIRPTA Certificate. Beacon shall have received from Clywedog a properly executed certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Beacon.

8.5            No Clywedog Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Clywedog Material Adverse Effect.

8.6            Clywedog Lock-Up Agreements. The Clywedog Lock-Up Agreements will continue to be in full force and effect as of immediately following the Merger Effective Time.

8.7            Termination of Investor Agreements. The Investor Agreements shall have been terminated.

8.8            Consummation of the Self-Tender Offer. Topco shall have accepted for payment the shares of Topco Common Stock validly tendered (and not validly withdrawn) pursuant to the Self-Tender Offer.

8.9            Clywedog Minimum Cash. Clywedog will have not less than the following amounts of Clywedog Net Cash (in each case, the “Clywedog Minimum Cash”), subject to the Clywedog Collar, assuming the Closing occurs by such date set forth opposite the Clywedog Minimum Cash below:

Assumed Closing Date	Clywedog Minimum Cash
February 28, 2026	$10,015,000
March 31, 2026	$4,480,000
April 30, 2026	$1,400,000

Section 9.            Additional Conditions Precedent to Obligations of Clywedog. The obligations of Clywedog to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Clywedog, at or prior to the Closing, of each of the following conditions:

9.1            Accuracy of Representations. Each of the Beacon Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Beacon Capitalization Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Beacon and Merger Sub contained in this Agreement (other than the Beacon Fundamental Representations and the Beacon Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Beacon Material Adverse Effect (without giving effect to any references therein to any Beacon Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Beacon Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded); provided that for purposes of this Section 9.1, no event that is contemplated by or occurs as an intended result of the Self-Tender Offer shall be deemed to constitute an inaccuracy in or breach of any such representations and warranties of Beacon or Merger Sub.

9.2            Performance of Covenants. Beacon and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Merger Effective Time.

9.3            Documents. Clywedog shall have received the following documents, each of which shall be in full force and effect:

(a)           a certificate executed by an executive officer of Beacon confirming that the conditions set forth in Sections 9.1, 9.2 and 9.4 have been duly satisfied; and

(b)           written resignations in forms satisfactory to Clywedog, dated as of the Closing Date and effective as of the Closing executed by the directors of Beacon who are not to continue as directors of Beacon.

9.4            No Beacon Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Beacon Material Adverse Effect.

9.5            Beacon Lock-Up Agreements. The Beacon Lock-Up Agreements will continue to be in full force and effect as of immediately following the Merger Effective Time.

9.6            Beacon Minimum Cash. Beacon will have not less than the following amounts of Beacon Net Cash (in each case, the “Beacon Minimum Cash”), subject to the Beacon Collar, assuming the Closing occurs by such date set forth opposite the Beacon Minimum Cash below:

Assumed Closing Date	Beacon Minimum Cash
February 28, 2026	$30,995,000
March 31, 2026	$29,010,000
April 30, 2026	$26,015,000

Section 10.            Termination.

10.1          Termination. This Agreement may be terminated prior to the Closing Date (whether before or after adoption of this Agreement by Clywedog’s stockholders and whether before or after approval of the Beacon Shareholder Matters by Beacon’s shareholders, unless otherwise specified below):

(a)           by mutual written consent of Beacon and Clywedog;

(b)           by either Beacon or Clywedog if the Closing Date shall not have occurred by September 30, 2026 (subject to possible extension as provided in this Section 10.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Clywedog or Beacon if such Party’s action or failure to act has been a principal cause of the failure of such closing condition to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) calendar days prior to the End Date (including as a result of any Government Shutdown), then either Clywedog or Beacon shall be entitled to extend the End Date for an additional sixty (60) calendar days;

(c)           by either Beacon or Clywedog if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)           by Beacon if the Required Clywedog Stockholder Vote shall not have been obtained within twenty four (24) hours of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Clywedog Stockholder Vote has been obtained, Beacon may not terminate this Agreement pursuant to this Section 10.1(d);

(e)           by either Beacon or Clywedog if (i) the Beacon Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Beacon’s shareholders shall have taken a final vote on the Beacon Shareholder Matters and (ii) the Beacon Shareholder Matters shall not have been approved at the Beacon Shareholder Meeting (or at any adjournment or postponement thereof) by the Required Beacon Shareholder Vote;

(f)           by Beacon or Clywedog if the Scheme is not sanctioned by the Court;

(g)           by Clywedog (within five (5) Business Days of notice of the occurrence of a Beacon Triggering Event and prior to the approval of the Beacon Shareholder Matters by the Required Beacon Shareholder Vote) if a Beacon Triggering Event shall have occurred;

(h)           by Beacon (within five (5) Business Days of notice of the occurrence of a Clywedog Triggering Event and prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Clywedog Stockholder Vote) if a Clywedog Triggering Event shall have occurred;

(i)            by Beacon at any time prior to the approval of the Beacon Shareholder Matters by the Required Beacon Shareholder Vote following compliance with all of the requirements set forth in Section 5.4 and Section 6.3, upon the Beacon Board authorizing Beacon to enter into a definitive agreement for an Acquisition Transaction;

(j)            by Clywedog, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Beacon, Topco or Merger Sub or if any representation or warranty of Beacon, Topco or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that Clywedog is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Beacon’s, Topco’s or Merger Sub’s representations and warranties or breach by Beacon or Merger Sub is curable by Beacon, Topco or Merger Sub, then this Agreement shall not terminate pursuant to this Section 10.1(j) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30)-day period commencing upon delivery of written notice from Clywedog to Beacon, Topco or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(j) and (ii) Beacon, Topco or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Clywedog to Beacon, Topco or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(j) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(j) as a result of such particular breach or inaccuracy if such breach by Beacon, Topco or Merger Sub is cured prior to such termination becoming effective);

(k)           by Beacon, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Clywedog or if any representation or warranty of Clywedog shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that Beacon is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Clywedog’s representations and warranties or breach by Clywedog is curable by Clywedog then this Agreement shall not terminate pursuant to this Section 10.1(k) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30)-day period commencing upon delivery of written notice from Beacon to Clywedog of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(k) and (ii) Clywedog ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Beacon to Clywedog of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(k) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(k) as a result of such particular breach or inaccuracy if such breach by Clywedog is cured prior to such termination becoming effective); or

(l)            by Beacon, if the Required Clywedog Financials have not been provided by Clywedog to Beacon on or before the Due Date; provided, however, that the right to terminate this Agreement under this Section 10.1(l) shall only be available to Beacon if the action or failure to act (or the timing of such actions or failures) of Clywedog has been the principal cause of the failure to provide the Required Clywedog Financials on or before the Due Date.

(m)          by Clywedog, if the Beacon Interim Financial Statements have not been provided by Beacon to Clywedog on or before the Due Date; provided, however, that the right to terminate this Agreement under this Section 10.1(m) shall only be available to Clywedog if the action or failure to act (or the timing of such actions or failures) of Beacon has been the principal cause of the failure to provide the Beacon Interim Financial Statements on or before the Due Date.

(n)           by Beacon, if the Clywedog Net Cash is less than the Clywedog Minimum Cash corresponding to the applicable Assumed Closing Date pursuant to Section 8.9; provided that Beacon shall not have a right to terminate pursuant to Section 10.1(n) if the amount of any shortfall is less than 2% of the Clywedog Minimum Cash as of the applicable date (the “Clywedog Collar”).

(o)           by Clywedog, if the Beacon Net Cash is less than the Beacon Minimum Cash corresponding to the applicable Assumed Closing Date pursuant to Section 9.6; provided that Clywedog shall not have a right to terminate pursuant to this Section 10.1(o) if the amount of any shortfall is less than 2% of the Beacon Minimum Cash as of the applicable date (the “Beacon Collar”).

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2            Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 10.3, and Section 11, and the provisions of the Confidentiality Agreement, shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation or warranty, or any willful and material breach of any covenant, obligation or other provision contained in this Agreement.

10.3            Expenses;.

(a)            Except as set forth in Section 6.10 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b)            . Subject to Section 10.2, each Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. .

Section 11.            Miscellaneous Provisions.

11.1            Non-Survival of Representations and Warranties. The representations and warranties of Clywedog, Beacon, Topco and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Merger Effective Time, and only the covenants that by their terms survive the Merger Effective Time and this Section 11 shall survive the Merger Effective Time.

11.2            Amendment. This Agreement may be amended with the approval of Clywedog, Merger Sub, Topco and Beacon at any time (whether before or after the adoption and approval of this Agreement by Clywedog’s stockholders or before or after obtaining the Required Beacon Shareholder Vote); provided, however, that after any such approval of this Agreement by a Party’s shareholders, no amendment shall be made which by Law requires further approval of such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Clywedog, Merger Sub, Topco and Beacon.

11.3            Waiver.

(a)            Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)            No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4            Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5            Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.8 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

11.6            Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

11.7            Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Topco (prior to the Closing Date):

Beacon Topco, Inc.

Barinthus Biotherapeutics plc

20400 Century Boulevard, Suite 210

Germantown, MD 20871

Attention:	Bill Enright
Email:	***

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210

Attention:	Robert Puopolo
Blake Liggio
Jean Lee
Email:	rpuopolo@goodwinlaw.com
bliggio@goodwinlaw.com
jean.lee@goodwinlaw.com

if to Topco (following the Closing Date):

Beacon Topco, Inc.

8 The Green Suite 8666

Dover, DE 19901

Attention:	Iain Dukes
Email:	***

with a copy to (which shall not constitute notice):

Snell & Wilmer, L.L.P.

3611 Valley Centre Drive, Suite 500
San Diego, CA 92130

Attention:	Bardia Moayedi
Email:	bmoayedi@swlaw.com

and

if to Beacon, or Merger Sub:

Barinthus Biotherapeutics plc

20400 Century Boulevard, Suite 210

Germantown, MD 20871

Attention:	Bill Enright
Email:	***

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210

Attention:	Robert Puopolo
Blake Liggio
Jean Lee
Email:	rpuopolo@goodwinlaw.com
bliggio@goodwinlaw.com
jean.lee@goodwinlaw.com

if to Clywedog:

Clywedog Therapeutics, Inc.
8 The Green Suite 8666

Dover, DE 19901

Attention:	CEO
Attention:	President
Email:	***
Email:	***

with a copy to (which shall not constitute notice):

Snell & Wilmer, L.L.P.

3611 Valley Centre Drive, Suite 500
San Diego, CA 92130

Attention:	Bardia Moayedi
Email:	bmoayedi@swlaw.com

11.8            Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10          Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.11          No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.13) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.12          Representation. Without otherwise limiting the D&O Indemnified Parties’ rights with regard to the right to counsel, and notwithstanding anything to the contrary in any indemnification agreements Beacon has entered into, following the Scheme Effective Time or Merger Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP, Snell & Wilmer L.L.P. or such other counsel selected by such D&O Indemnified Parties prior to the Merger Effective Time to defend any Transaction Litigation on behalf of, and to the extent such Transaction Litigation is against, the D&O Indemnified Parties.

[Remainder of page intentionally left blank]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

Barinthus Biotherapeutics plc

By:	/s/ William Enright
Name:	William Enright
Title:	Chief Executive Officer

Beacon Topco, Inc.

By:	/s/ William Enright
Name:	William Enright
Title:	Chief Executive Officer

Cdog Merger Sub, Inc.

By:	/s/ William Enright
Name:	William Enright
Title:	Chief Executive Officer

CLYWEDOG THERAPEUTICS, INC.

By:	/s/ Nikolay Savchuk
Name:	Nikolay Savchuk
Title:	Chief Executive Officer

Annex A

Form of Scheme of Arrangement

FINAL FORM

[Form of Scheme of Arrangement]

___________________

CR - [●] - [●]

IN THE HIGH COURT OF JUSTICE

BUSINESS AND PROPERTY COURTS

OF ENGLAND AND WALES

COMPANIES COURT (ChD)

IN THE MATTER OF BARINTHUS BIOTHERAPEUTICS PLC

and

IN THE MATTER OF THE COMPANIES ACT 2006

SCHEME OF ARRANGEMENT

(under Part 26 of the Companies Act 2006)

between

BARINTHUS BIOTHERAPEUTICS PLC

and

THE SCHEME SHAREHOLDERS

(as hereinafter defined)

RECITALS

(a)	As at the Latest Practicable Date, the issued share capital of Beacon was [●] Beacon Ordinary Shares and [●] Beacon Deferred A Shares, all of which are credited as fully paid up and none of which were held in treasury.

(b)	As at the date of this Scheme, no Beacon Ordinary Shares or Beacon ADSs are registered in the name of or beneficially owned by Topco.

(c)	Topco has agreed, subject to the terms of the Transaction Agreement, to appear by counsel at the hearing to sanction this Scheme and to be bound by, and to undertake to the Court to be bound by, the terms of this Scheme and to execute and do, or procure to be executed and done, all such documents, acts and things as may be necessary or desirable to be executed or done by them for the purposes of giving effect to this Scheme.

1.	Definitions

In this Scheme, unless inconsistent with the subject or context, the following expressions shall have the following meanings:

“Applicable Law” means, with respect to any person, any federal, state, foreign, national or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding on or applicable to such person, as the same may be amended from time to time;

“Beacon” means Barinthus Biotherapeutics plc, a public limited company incorporated in England and Wales with registered number 13282620;

“Beacon ADS” means the American Depositary Shares of Beacon, each representing one Beacon Ordinary Share;

“Beacon Deferred A Shares” means the deferred A shares in the capital of Beacon, each with a nominal value of £1.00 per share;

“Beacon Equity Plan” means Beacon’s EMI Share Option Scheme, Beacon’s Share Award Plan 2021 or other incentive plan under which Beacon or any of its Subsidiaries has granted any equity or equity-based compensation, in each case, as amended;

“Beacon Options” means any option to acquire Beacon Ordinary Shares or Beacon ADSs granted under a Beacon Equity Plan or otherwise;

“Beacon Ordinary Shares” means the ordinary shares in the capital of Beacon, each with a par value £0.000025 per share (which, for the avoidance of doubt, shall include ordinary shares in the capital of Beacon held by the Depositary (or the extent that the Depositary is not itself the registered holder of such shares that underly the Beacon ADSs, whichever nominee, custodian or other entity is the registered holder under the terms of the Deposit Agreement (the “Depositary Custodian”));

“Beacon Payment Fund” has the meaning given to it in paragraph 6.2;

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“Beacon Shareholders” means the holders of Beacon ADSs and Beacon Ordinary Shares (and (“Beacon Shareholder” means the relevant one of them);

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are closed in New York, New York or London, England;

“certificated” or “in certificated form” means a share or security of Beacon which is not in uncertificated form;

“Companies Act” means the Companies Act 2006 as amended from time to time and any statutory instruments made under it, and every statutory modification or re-enactment thereof for the time being in force;

“Court” means the High Court of Justice of England and Wales;

“Court Order” means the order of the Court sanctioning this Scheme under section 899 of the Companies Act;

“CREST” means the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear in accordance with the Relevant System of which Euroclear is the “Operator” (as such term is defined in the Regulations);

“CREST Manual” the CREST Manual published by Euroclear, as amended or supplemented from time to time;

“Deposit Agreement” means the Deposit Agreement, dated as of 29th April 2021, by and among Beacon, The Bank of New York Mellon, as depositary, and all holders of Beacon ADSs issued thereunder;

“Depositary” means The Bank of New York Mellon, or such other entity as may from time to time act as the “Depositary” (as such term is defined in the Deposit Agreement);

“Depositary Custodian” has the meaning given to it in the definition of Beacon Ordinary Shares;

“Depositary Shares” means those Scheme Shares in respect of which the registered holder (as shown in the register of members of Beacon) is the Depositary or Depositary Custodian holding those Scheme Shares for the Depositary or underlying beneficial owners of Beacon ADSs in accordance with the Deposit Agreement;

“Effective Date” means the date on which this Scheme becomes effective in accordance with paragraph 11.1;

“Effective Time” means the time on the Effective Date at which this Scheme becomes effective in accordance with paragraph 11.1;

“Euroclear” means Euroclear UK & International Limited, incorporated in England and Wales with registered number 02878738;

“Exchange Agent” means such entity as is appointed by Topco as exchange agent prior to the Effective Date in accordance with the provisions of the Transaction Agreement;

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“Exchange Ratio” has the meaning given to it in paragraph 3.1;

“Exchange Shares” means the Topco Common Stock to be delivered to the Scheme Shareholders pursuant to the Scheme;

“Governmental Authority” means any national, transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority and any arbitral tribunal;

“holder” means a registered holder and includes any person(s) entitled by transmission;

“Latest Practicable Date” means close of business on [●] 2025, being the latest practicable date prior to the date of this Scheme;

“Lien” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“Member” means a member of Beacon on the register of members on any relevant date;

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent);

“Topco” means Beacon Topco, Inc., a Delaware corporation;

“Topco Common Stock” means the common stock, $0.0001 par value per share, of Topco;

“Transfer Agent” means [●];

“person” means any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust or other entity or organisation, including a government or political subdivision or an agency or instrumentality of such government or political subdivision (in each case whether or not having separate legal personality);

“Regulations” means the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755) (including as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018), as amended from time to time (including by means of the Uncertificated Securities (amendment and EU Exit) Regulations 2019 (SI 2019/679), as amended from time to time;

“Relevant System” means any computer-based system, and procedures, which enable title to units of a share or security to be evidenced and transferred without a written instrument, and which facilitate supplementary and incidental matters in accordance with the Regulations;

“Residual Shares” means the Scheme Shares excluding the Depositary Shares;

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“Scheme” means this scheme of arrangement in its present form or with or subject to any modification, addition or condition (i) as may be agreed between Topco and Beacon (each acting reasonably and in good faith) and which (if required) is approved by the Court, or (ii) which is otherwise imposed by the Court and mutually acceptable to Beacon and Topco, each acting reasonably and in good faith in each case in accordance with the Companies Act;

“Scheme Record Time” means 6:00 p.m. (London time) on the Business Day immediately prior to the Effective Date (or such other date and/or time as Beacon and Topco may agree);

“Scheme Meeting” means such meeting(s) (and any adjournment or postponement thereof) convened with the permission of the Court pursuant to section 896 of the Companies Act for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme;

“Scheme Shareholders” means the holders of Scheme Shares whose names appear in the register of Members of Beacon at the Scheme Record Time and a “Scheme Shareholder” shall mean any one of the Scheme Shareholders;

“Scheme Shares” means the Beacon Ordinary Shares:

(a)	in issue at the date of this document;

(b)	(if any) issued after the date of this document and prior to the Voting Record Time;

(c)	(if any) issued at or after the Voting Record Time and prior to the Scheme Record Time, either on terms that the original or any subsequent holders thereof shall be bound by this Scheme or in respect of which the holders thereof shall have agreed in writing to be bound by this Scheme; and

(d)	(if any) issued at or after the Scheme Record Time pursuant to the exercise of Beacon Options,

in each case (a) – (c), remaining in issue at the Scheme Record Time and, in the case of (d), remaining in issue after the Scheme Record Time;

“Share Consideration” has the meaning given to it in paragraph 3.1;

“Subsidiary” means with respect to any person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such person (and a Subsidiary shall be considered a “wholly owned Subsidiary” of a person as long as such person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary), and “Subsidiaries” shall be construed accordingly;

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“Tax” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including National Insurance contributions, FICA), unemployment, disability, real property, escheat, unclaimed property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not;

“Transaction” means the proposed acquisition by Topco of the Scheme Shares pursuant to a scheme of arrangement of Beacon under Part 26 of the Companies Act;

“Transaction Agreement” means the transaction agreement by and between, amongst others, Topco and Beacon dated as of September 29, 2025, agreeing to certain matters in connection with the Transaction and the matters contemplated by this Scheme, as it may be amended from time to time;

“uncertificated” or “in uncertificated form” means any share or other security of Beacon in respect of which title is evidenced and transferred by means of a Relevant System; and

“Voting Record Time” means 6:00 p.m. (London time) on the day which is two Business Days before the date of the Scheme Meeting or, if the Scheme Meeting is adjourned, 6:30 p.m. (London time) on the day which is two Business Days before the date of such adjourned meeting;

(a)	“U.S. dollar” or “$” means the lawful currency of the United States of America.

(b)	“£” means the lawful currency of the United Kingdom.

(c)	References to paragraphs and sub-paragraphs are to paragraphs and sub-paragraphs of this Scheme.

(d)	References to times are to the time in London (United Kingdom), unless otherwise specified.

2.	Transfer of the Scheme Shares

2.1	Upon and with effect from the Effective Time, Topco shall, in accordance with paragraph 2.2, acquire all of the Scheme Shares fully paid, with full title guarantee, free from all Liens (other than transfer restrictions arising under applicable securities laws) and together with all rights at the Effective Time or thereafter attached or relating thereto, including voting rights and the right to receive and retain all dividends and other distributions (if any) and any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) thereon.

2.2	For the purposes of such acquisition:

2.2.1	the Depositary Shares shall be transferred to Topco (or a nominee on its behalf), by means of a form (or forms) of transfer or other instrument(s) or instruction(s) of transfer, including for the avoidance of doubt any stock transfer form or block stock transfer form (or any number of the foregoing);

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2.2.2	the Residual Shares shall be transferred to Topco and such transfer shall be effected by means of a separate form (or forms) of transfer or other separate instrument (or instruments) or instruction (or instructions) of transfer, including for the avoidance of doubt any stock transfer form or block stock transfer form (or any number of the foregoing); and

2.2.3	to give effect to such transfer(s), any person may be appointed by Topco as attorney or agent and shall be authorised as such attorney or agent on behalf of each of the Scheme Shareholders concerned to execute and deliver as transferor such form(s) of transfer or other instrument(s) or instruction(s) of transfer of, or otherwise give any instruction(s) to transfer (whether as a deed or otherwise), the Scheme Shares and every form, instrument or instruction of transfer so executed or instruction so given shall be as effective as if it had been executed or given by the holder or holders of the Scheme Shares thereby transferred. Each such form of transfer or other instrument or instruction shall be deemed to be the principal instrument of transfer of the relevant Scheme Shares and the equitable or beneficial interest in the Scheme Shares shall only be transferred together with the legal interest in such Scheme Shares, pursuant to such form, instruction or instrument of transfer.

2.3	From the Effective Time and pending the transfer of the Scheme Shares pursuant to paragraphs 2.1 and 2.2 and the updating of the register of Members of Beacon to reflect such transfer, each Scheme Shareholder irrevocably:

2.3.1	appoints Topco (and/or its nominee(s) and/or each of its agents and directors) as its attorney and/or agent:

(a)	to exercise or direct the exercise of on its behalf (in place of and to the exclusion of the relevant Scheme Shareholder) any voting rights attached to the Scheme Shares and any or all other rights and privileges attaching to the Scheme Shares (including the right to requisition the convening of a general meeting of Beacon or of any class of its shareholders); and

(b)	to sign on behalf of such Scheme Shareholder such documents, and to do such things, as may, in the opinion of Topco and/or its nominee(s) and/or each of its agents and directors (in each case acting reasonably), be necessary or desirable in connection with the exercise of any voting rights and any or all rights and privileges attaching to such Scheme Shares (including, without limitation, any consent to short notice of a general or separate class meeting or form of proxy or forms of proxy in respect of such Scheme Shares appointing any person nominated by Topco and/or its nominee(s) and/or any one or more of its directors or agents to attend general and separate class meetings of Beacon (or any postponement, adjournment or reconvening thereof));

2.3.2	authorises Beacon and/or its nominee(s) and/or any one or more of its directors or agents to send to Topco any notice, circular, warrant or other document or communication which may be required to be sent to them as a Member (including any share certificate(s) or other document(s) of title issued as a result of any conversion of their Scheme Shares into certificated form); and

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2.3.3	agrees not to exercise any votes or any other rights attaching to the relevant Scheme Shares without the consent of Topco, and irrevocably undertakes not to appoint a proxy or representative for or to attend any general meeting or separate class meeting of Beacon.

2.4	The authorities granted by each Scheme Shareholder pursuant to paragraph 2.2 and paragraph 2.3 shall be treated for all purposes as having been granted by deed.

2.5	Beacon shall, subject to any relevant forms, instruments or instructions of transfer being duly stamped (for UK stamp duty purposes), register, or procure the registration of, any transfer(s) of shares effected in accordance with paragraph 1.1.

3.	Consideration for the Transfer of the Scheme Shares

3.1	Subject to and in exchange for the transfer of the Scheme Shares as provided in paragraphs 2.1 and 2.2, as soon as reasonably practicable following the Effective Time (and in any event no later than the Business Day following the Effective Time if Beacon provides, by 9:00 a.m., New York City time, on the Effective Date, evidence that the Effective Time has occurred, or if Beacon provides such evidence after 9:00 a.m., New York City time, on the Effective Date, no later than the second Business Day after such delivery), Topco shall, subject as hereinafter provided, issue and procure the delivery of, for each Scheme Share, [●] Exchange Shares (the “Share Consideration” and the ratio that an Exchange Share bears to each Scheme Share being the “Exchange Ratio”) to the Scheme Shareholders credited as fully paid, non-assessable and free from all Liens (other than transfer restrictions arising under applicable securities laws).

3.2	If, between the date of the Transaction Agreement and the Effective Time, the outstanding Beacon Ordinary Shares shall have been changed to, or exchanged for, a different number or class of shares or securities by reason of any share dividend, bonus issue, scrip dividend, subdivision, reorganisation, merger, consolidation, reclassification, redesignation, recapitalisation, share split, reverse share split, combination or exchange of shares, or a share or scrip dividend shall be declared with a record date within such period, or any similar event shall have occurred or if the number of Depositary Shares represented by each Beacon ADS shall have been changed pursuant to the Deposit Agreement, then the Exchange Ratio (and/or the right to receive (in the case of certificated Beacon ADSs, in exchange for surrendering each Beacon ADS to the Depositary (or the Depositary Custodian)), an amount of Exchange Shares equal to the Share Consideration), as applicable, then the amount of the Share Consideration shall be appropriately adjusted in accordance with the provisions of the Transaction Agreement to provide to Topco and the Scheme Shareholders the same economic effect as contemplated by the Transaction Agreement prior to such event.

3.3	Notwithstanding any other provision of the Transaction Agreement or this document, no fractional Exchange Shares shall be issued or delivered in exchange for any Scheme Shares and no holder of any of the Scheme Shares shall be entitled to receive a fractional Exchange Share. No scrip representing fractional Scheme Shares or book-entry credit of the same shall be issued in the Transaction and no dividend or other distribution, stock split or interest shall relate to any such fractional Scheme Share, and such fractional Scheme Share shall not entitle the owner thereof to vote or to any other rights of a stockholder of Topco. Notwithstanding any other provision of the Transaction Agreement, any fraction of an Exchange Share to which:

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3.3.1	any Scheme Shareholder other than the Depositary (or the Depositary Custodian) would otherwise be entitled will after the Effective Date be aggregated and sold by the Exchange Agent (at the discretion of Topco, acting in the interests of the relevant Scheme Shareholder and in accordance with Applicable Law) as soon as reasonably practicable after (i) the Exchange Shares become freely tradeable on a recognised investment exchange, or (ii) a liquid market develops for the Exchange Shares, and such Scheme Shareholder shall be paid in cash after such sale, with the net proceeds of the sale (after the deduction of the expenses of the sale (including any Tax and amounts in respect of irrecoverable VAT payable thereon), without interest and subject to any required Tax withholding) in due proportion to the fractional Exchange Shares to which they would otherwise have been entitled; and

3.3.2	the Depositary (or the Depositary Custodian) would otherwise be entitled will after the Effective Date be aggregated and sold by the Exchange Agent (at the discretion of Topco, acting in the interests of the Depositary (or the Depositary Custodian) and in accordance with applicable Law) as soon as reasonably practicable after (i) the Exchange Shares become freely tradeable on a recognised investment exchange, or (ii) a liquid market develops for the Exchange Shares, and the Depositary (or the Depositary Custodian) shall be paid in cash after such sale the amount representing the Depositary’s (or the Depositary Custodian’s) entitlement to the relevant fractional Exchange Share.

4.	Share certificates and cancellation

4.1	With effect from, or as soon as reasonably practicable after, the Effective Time:

4.1.1	Scheme Shareholders shall, in accordance with this Scheme, cease to have any rights with respect to the Scheme Shares, except the right to receive the Share Consideration in accordance with the terms of this document;

4.1.2	all certificates representing Scheme Shares shall cease to be valid as documents of title to the shares represented thereby and every holder of Scheme Shares shall be bound at the request of Beacon to deliver the same to Beacon (or any person appointed by Beacon to receive such certificates), or, as Beacon may direct, to destroy the same;

4.1.3	Beacon shall procure that Euroclear shall be instructed to cancel the entitlements of Scheme Shareholders to Scheme Shares in uncertificated form and, following such cancellation, Beacon’s registrars shall (if necessary) be authorised to rematerialise entitlements to such Scheme Shares;

4.1.4	subject to the completion of such form (or forms) of transfer or other instruments or instructions of transfer as may be required in accordance with paragraph 2 of this document and the payment of any UK stamp duty thereon, Beacon shall make, or procure to be made, the appropriate entries in its register of members to reflect the transfer of the Scheme Shares to Topco pursuant to paragraph 2 of this document.

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5.	Appointment of Exchange Agent

Prior to the Effective Time, Topco shall appoint the Exchange Agent to effect the technical implementation of the settlement of the Share Consideration to all Scheme Shareholders.

6.	Settlement of Share Consideration

6.1	At or prior to the Effective Time, Topco shall procure the deposit with the Exchange Agent, for the benefit of the Scheme Shareholders, of evidence of Exchange Shares in book-entry form representing the aggregate Share Consideration.

6.2	All Topco Common Stock deposited with the Exchange Agent pursuant to paragraph 6.1 for the benefit of Scheme Shareholders shall hereinafter be referred to as the “Beacon Payment Fund”. No interest shall be paid or shall accrue for the benefit of Scheme Shareholders on the Share Consideration.

6.3	Topco shall pay, or cause to be paid, without interest, to the Exchange Agent to be held in the Beacon Payment Fund, the aggregate amount of all dividends or other distributions payable with respect to the Exchange Shares, with a record date on or after the Effective Time and prior to the time of the delivery of the Exchange Shares by the Exchange Agent to the Scheme Shareholders entitled to the Share Consideration. Subject to Applicable Law, the Exchange Agent shall deliver to the relevant Scheme Shareholders entitled to the Share Consideration, without interest, such dividends and distributions held in the Beacon Payment Fund (i) with respect to all such dividends or distributions with a payment date at or prior to the delivery of the Exchange Shares pursuant to the Scheme, at the time of delivery of the Exchange Shares to such Scheme Shareholders, and (ii) with respect to all such dividends or distributions with a payment date after the delivery of the Exchange Shares pursuant to the Scheme, at the appropriate payment date.

6.4	Notwithstanding anything to the contrary in this document, all obligations of Topco with respect to deliverables required to be provided by Topco to the Exchange Agent in respect of the Depositary Shares shall be satisfied to the extent Topco provides such deliverables directly to the Depositary or the Depositary Custodian.

6.5	Promptly after the Effective Date, Topco shall cause the Exchange Agent to procure that book entry account statements of ownership evidencing such Scheme Shareholders’ ownership of the Exchange Shares as registered holders are issued by the Transfer Agent and corresponding records reflected in the register of members of Topco.

6.6	Topco shall procure that appropriate entries are made in the register of members of Topco by the Transfer Agent to reflect the settlement of the Exchange Shares.

6.7	As from the Effective Time, each holding of Scheme Shares credited to any stock account in CREST shall be disabled and all Scheme Shares will be removed from CREST in due course.

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6.8	Any physical deliveries by the Exchange Agent (or the Transfer Agent) or by any other person to the Scheme Shareholders pursuant to this Scheme (whether of cheques, notices, documents of title, certificates or otherwise) shall be effected by sending the same by post to the applicable Scheme Shareholders entitled thereto at their respective registered addresses as appearing in the register of Members of Beacon at the Scheme Record Time or, in the case of joint holders, to the address of the holder whose name stands first in such register in respect of the joint holding concerned at such time. None of Topco, Beacon, any member of the Topco Group, the Exchange Agent, the Transfer Agent or any of their respective agents shall be responsible for any loss or delay in the transmission of any cheques or payments (including bank transfers), notices, documents of title, certificates or any other documents sent in accordance with this paragraph 6.8 (or, in the case of bank transfers, to the bank accounts referred to in paragraph 6.9 below) which shall be sent entirely at the risk of the person or persons entitled thereto.

6.9	All cheques shall be in U.S. dollars and drawn on a U.S. clearing bank and, subject to paragraph 8, shall be made payable to the Scheme Shareholder concerned (or, in the case of Scheme Shareholders holding jointly, to that one of the joint holders whose name stands first in the register of Members of Beacon in respect of such joint holding of Scheme Shares at the Scheme Record Time). The encashment of any such cheque in connection with this Scheme shall be a complete discharge of Topco’s obligations (and those of Topco’s respective agents or nominees) under this Scheme to pay (or procure the payment of) the monies represented thereby. In respect of any payments to Scheme Shareholders by bank transfer, the relevant sums in U.S. dollars shall, where possible, be transferred to such bank account in accordance with any existing payment mandate established by the relevant Beacon Shareholder, and such transfer shall be a complete discharge of the payment obligations under this Scheme to pay (or procure the payment of) such monies.

6.10	As at the close of trading on the last day of dealings in Scheme Shares prior to the Effective Date, there may be unsettled, open trades for the sale and purchase of Scheme Shares within CREST. The Scheme Shares that are the subject of such unsettled trades will be treated under the Scheme in the same way as any other Scheme Shares registered in the name of the relevant Scheme Shareholder under that trade. Consequently, those Scheme Shares will be transferred under the Scheme and the Scheme Shareholder will receive the appropriate consideration in accordance with the terms of the Scheme.

6.11	Any portion of the Beacon Payment Fund which has not been transferred to the Scheme Shareholder to which it is due within twelve months of the Effective Date shall be delivered to Topco or its designee(s) promptly upon demand by Topco (it being understood that no such delivery shall affect any legal right that a Scheme Shareholder may have to receive the Share Consideration), and thereafter such Scheme Shareholders shall be entitled to look only to Topco for, and Topco shall remain liable for, payment of their claims for the Share Consideration.

7.	Withholding rights and overseas shareholders

7.1	The provisions of paragraphs 3, 4, 5 and 6 shall be subject to any prohibition or condition imposed by Applicable Law. Without prejudice to the generality of the foregoing:

7.1.1	the provisions of Section 2.10(g) of the Transaction Agreement shall apply in respect of the payment or delivery of the Share Consideration to Scheme Shareholders; and

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7.1.2	if, in respect of any Scheme Shareholder with a registered address in a jurisdiction outside the United Kingdom or the United States, Topco, any member of the Topco Group, Exchange Agent or any other person is advised that the allotment, issuances or delivery of the Share Consideration or any other amount payable pursuant to this Scheme would or might infringe the laws of such jurisdiction or would require Topco, any member of the Topco Group, Exchange Agent, Beacon or any other person to observe any governmental or other consent or any registration, filing or other formality with which Topco, any member of the Topco Group, the Exchange Agent or Beacon (as the case may be) is unable to comply, or compliance with which by such person is regarded by such person or Topco (in the case of Topco, acting reasonably) as unduly onerous, then the Exchange Agent may, in consultation with Topco, determine that the Exchange Shares shall not be delivered to such Scheme Shareholder and that:

(a)	such Exchange Shares shall instead be sold by the Exchange Agent at the best price which can reasonably be obtained in the market as soon as reasonably practicable after (i) the Exchange Shares become freely tradeable on a recognised investment exchange, or (ii) a liquid market develops for the Exchange Shares; and

(b)	such Scheme Shareholders shall be paid in cash the net proceeds of such sale (after the deduction of all expenses and commissions incurred in connection with such sale (including any Tax and amounts in respect of irrecoverable value added tax payable on the proceeds of sale), without interest and subject to any required Tax withholding in accordance with the provisions of the Transaction Agreement) in due proportion to the Exchange Shares to which they would have otherwise been entitled by

(i)	in the case of Scheme Shareholders who held Scheme Shares in uncertificated form, by instructing Euroclear, or procuring that Euroclear is instructed, to create an assured payment obligation in favour of the payment bank of the holders of such Scheme Shares in accordance with the CREST assured payment arrangements (as set out in the CREST Manual) provided that Beacon may determine that all or part of such consideration shall be paid in accordance with paragraph 7.1.2(b)(ii); or

(ii)	in the case of Scheme Shareholders who held Scheme Shares in certificated form, by sending a cheque or payment via bank transfer in accordance with any existing payment mandate established by the relevant Beacon Shareholder.

7.1.3	Neither Topco or Beacon shall have any liability for any loss or damage arising as a result of the timing or terms of such sale.

8.	Cessation of rights

With effect from and on the Effective Time, the Scheme Shareholders shall in accordance with this Scheme cease to have any rights with respect to the Scheme Shares, except the right to receive the Share Consideration in exchange for the Scheme Shares as set out in paragraph 3 subject always to the conditions set out herein.

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9.	Mandates and dividends

To the extent possible, all mandates relating to the payment of dividends and/or other instructions (including communication preferences) given to Beacon by Scheme Shareholders and in force at the Scheme Record Time relating to holdings of Scheme Shares shall, unless and until expressly amended, varied or revoked, be deemed, as from the Effective Date, to be an effective mandate or instruction in respect of the corresponding Exchange Shares to which that Scheme Shareholder is entitled, except to the extent that a Scheme Shareholder already holds Topco Common Stock at the Scheme Record Time (and the registrars of Topco are able to match such holdings), in which case any mandates and instructions in relation to those existing shares of Topco Common Stock shall also apply to the Exchange Shares issued to the Scheme Shareholder and any mandate held in respect of the Scheme Shares will therefore be disregarded.

10.	Share Capital Reduction

With effect from the Effective Time, the share capital of the Company shall be reduced by cancelling the amount standing to the credit of the Company’s share premium account.

11.	Effective Time

11.1	This Scheme shall become effective as soon as a copy of the Court Order shall have been delivered to the Registrar of Companies in England and Wales for registration.

11.2	Unless this Scheme shall have become effective on or before the End Date (as defined in the Transaction Agreement) or such later date as Topco and Beacon may agree and the Court may allow, this Scheme shall never become effective.

12.	Modification

Topco and Beacon may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may think fit to approve or impose. For the avoidance of doubt, no modification of the Scheme shall be made once the Scheme has taken effect.

13.	Governing law

This Scheme, and all rights and obligations arising out of or in connection with it, are governed by the laws of England and Wales and are subject to the exclusive jurisdiction of the English Courts.

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Annex B

Beacon Shareholder Resolutions

FINAL FORM

Company No.: 13282620

THE COMPANIES ACT 2006

______________________________

PUBLIC COMPANY LIMITED BY SHARES

______________________________

RESOLUTIONS

OF

BARINTHUS BIOTHERAPEUTICS PLC (the “Company”)

Passed [**] 2025

At the general meeting of the Company, duly convened and held at [Goodwin Procter (UK) LLP, Sancroft, 10-15 Newgate Street, London, EC1A 7AZ] on [** 2025] at [2:30 pm] London time ([9:30 am] Eastern time), the following resolutions were duly passed as special resolutions:

Special Resolutions

1.	RESOLVED THAT for the purpose of giving effect to the scheme of arrangement dated [**] 2025 between the Company and the holders of Scheme Shares (as defined in such scheme of arrangement), a print of which has been produced to this meeting and for the purposes of identification signed by the Chair of this meeting, in its original form or with or subject to any modification, addition, or condition as may be agreed from time to time (including, for the avoidance of doubt, after the date of this resolution) between the Company and Beacon Topco, Inc., a Delaware corporation ("Topco”) which (if required) is approved by the High Court of Justice of England and Wales (the "Court"), or which is otherwise imposed by the Court and is mutually acceptable to the Company and Topco each acting reasonably and in good faith (the "Scheme"), the directors of the Company (or a duly authorized committee of the directors) be and are hereby:

a.	authorized and directed to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect;

b.	directed that they shall procure the delivery of the Scheme Court Order on behalf of the Company to the Registrar of Companies in England and Wales provided that no injunction or other order by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no law shall have been adopted that remains in effect or effective, in each case that prevents, enjoins, prohibits or makes illegal the Scheme becoming effective by such delivery; and

c.	directed that if, in accordance with the transaction agreement by and between, amongst others, the Company and Topco, dated September 29, 2025 (the “Transaction Agreement”), a print of which has been produced to this meeting and for the purposes of identification signed by the Chair of this meeting, in its original form or with or subject to any modification, addition, or condition as may be agreed from time to time (including, for the avoidance of doubt, after the date of this resolution) between the Company and [Topco][, and [**]], a Superior Offer is made, they shall not (unless permitted to do so under the Transaction Agreement) undertake a Beacon Board Adverse Recommendation Change in connection with a Superior Offer or cause the Company to terminate the Transaction Agreement in order to enter into a definitive agreement relating to a Superior Offer following the time at which the Required Beacon Shareholder Vote is obtained (capitalized terms in this resolution having the meanings set forth in the Transaction Agreement);

2.	RESOLVED THAT with effect from the passing of this resolutions, the articles of association of the Company be and are hereby amended by the adoption and inclusion of the following new article 145:

“145. Scheme of Arrangement

[Article 145 to be included]

3.	RESOLVED THAT, subject to receipt of Court approval, the amount standing to the credit of the Company’s share premium account be reduced to nil.

CHAIRMAN

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Annex C

Beacon Knowledge Parties

1. ***

2. ***

Annex D

Clywedog Knowledge Parties

1. ***

2. ***

Exhibit A

Form of Beacon Shareholder Support Agreement

FINAL FORM

VOTING AND SUPPORT DEED

This VOTING AND SUPPORT DEED (this “Deed”), dated [●], 2025, is entered into by and between [●] (“Shareholder”) and Clywedog Therapeutics, Inc., a Delaware corporation (“Clywedog”).

WHEREAS, concurrently with the execution and delivery of this Deed, Clywedog, Barinthus Biotherapeutics plc, a public limited company organized under the Laws of England and Wales (“Beacon”), Beacon Topco, Inc., a Delaware corporation and a direct wholly owned subsidiary of Beacon (“Topco”) and Cdog Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Topco (“Merger Sub”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified after the date hereof) (the “Merger Agreement”), pursuant to which, among other things, (i) the entire issued and to be issued share capital of Beacon will be acquired by Topco pursuant to a scheme of arrangement of Beacon under Part 26 of the Companies Act (the “Scheme of Arrangement” and the transactions contemplated thereby, the “Scheme Transaction”) and (ii) following the effectiveness of the Scheme Transaction and subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Clywedog with Clywedog surviving as a wholly owned subsidiary of Topco (the “Merger”); and

WHEREAS, as a condition and inducement to the willingness of Clywedog to enter into the Merger Agreement, Shareholder is entering into this Deed concurrently with the execution and delivery of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Deed and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Certain Definitions.

For the purposes of this Deed, capitalized terms used and not otherwise defined in this Deed shall have the respective meanings ascribed to them in the Merger Agreement.

“Additional Owned Shares” means all Beacon Ordinary Shares and any other securities, including Beacon ADSs, of Beacon that are, or will be, beneficially owned by Shareholder or any of its Affiliates and that are acquired after the date hereof and prior to the termination of this Deed, including as a result of the exercise of Beacon Options.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided that (i) Beacon shall be deemed not to be an Affiliate of Shareholder; and (ii) portfolio companies in which Shareholder is invested shall be deemed not to be Affiliates of Shareholder, notwithstanding that Shareholder may control such companies. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means any day other than Saturday, Sunday or any day on which commercial banks in New York, New York and London, United Kingdom are authorized or required by applicable Law to remain closed.

“Beacon Ordinary Shares” means the ordinary shares in the capital of Beacon, each with a par value £0.000025 per share (which, for the avoidance of doubt, shall include ordinary shares in the capital of Beacon held by the Depositary (or a Depositary Custodian) under the Deposit Agreement and underlying the Beacon ADSs).

“Covered Shares” means the Owned Shares and any Additional Owned Shares.

“Liens” means any liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a shareholder in respect of the Owned Shares (other than as created by this Deed or restrictions on transfer under applicable securities Laws).

“Owned Shares” means all Beacon Ordinary Shares or Beacon ADSs that are beneficially owned by Shareholder or any of its Affiliates as of the date hereof, as set forth on Schedule 1.

“Transfer” means, with respect to any Covered Share, the sale (including short sale), assignment, transfer, tender, pledge, encumbrance, grant of a participation interest in, hypothecation, placement in trust or other disposition (whether by sale, merger, consolidation, exchange, liquidation, dissolution, dividend, distribution, gift or otherwise) of such Covered Share or the beneficial ownership thereof, whether voluntarily or by operation of Law, the limitation of the right, title or interest or right to vote in any manner with respect thereto, the offer to make such a transfer or other disposition, or the option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

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2.	Voting Agreement; Irrevocable Proxy; Scheme Undertakings.

(a)            Voting Agreement. Upon the terms and subject to the conditions of this Deed, prior to the valid termination of this Deed in accordance with Section 7, at any meeting of the shareholders of Beacon, however called, or at any adjournment or postponement thereof (including the Beacon Shareholders’ Meeting or any other meeting of the Beacon Shareholders (and every class meeting of Beacon Shareholders, as applicable), however called, including any general meeting of Beacon (including any adjournment of postponement thereof) or at any meeting of holders of shares in Beacon convened by order of the High Court of Justice in England and Wales pursuant to section 896 of the Companies Act to implement the Scheme of Arrangement (including any adjournment or postponement thereof)) (the “Beacon Meetings”), subject to clause 2(b), Shareholder shall, or shall cause the holder of record of any Covered Shares to, (i) appear (in person or by proxy) at each such Beacon Meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all Covered Shares at such meeting:

(1)            in favor of (i) the Scheme of Arrangement and any and all resolutions in favor of the Scheme of Arrangement and any related matters (including any proposed amendments to Beacon’s articles of association);

(2)            in favor of any matter necessary to implement the Contemplated Transactions;

(3)            against any Acquisition Proposal with respect to Beacon or any other proposal made in opposition to the Merger Agreement and the Contemplated Transactions;

(4)            against any merger, amalgamation, consolidation, combination, share exchange, business combination, sale of material assets, reorganization, recapitalization, dissolution, liquidation, winding up of or by, or any other extraordinary corporate transaction involving Beacon (except as expressly contemplated by the Merger Agreement); and

(5)            against any proposal, action or agreement that would reasonably be expected to prevent the consummation of the Contemplated Transactions.

(b)            Scheme Proxy.

(1)            Shareholder shall, after the dispatch of the Scheme of Arrangement document to shareholders of Beacon (the “Scheme Document”) (and without prejudice to Shareholder’s right to attend and vote in person at any Beacon Meetings (or any adjournment thereof)), as soon as possible, and in any event:

a.	in the case of Owned Shares, as soon as reasonably practicable and in any event no later than 5.00 p.m. on the tenth Business Day after the date of the Scheme Document; or

b.	in the case of Additional Owned Shares, by the earlier of (i) 5.00 p.m. on the fifth Business Day after the date on which the Shareholders becomes able to control the exercise of all rights, including voting rights, attaching to those Additional Owned Shares and (ii) the latest time allowed for lodging proxies for each Beacon Meeting, as applicable;

return, or procure the return of, if applicable, the signed forms of proxy enclosed with the Scheme Document (completed and signed and voting in favor of the resolutions to implement the Contemplated Transactions) in accordance with the instructions printed on those forms of proxy and, if applicable, in respect of any Covered Shares held in uncertificated form, take or procure the taking of any other action which may be required by or on behalf of Clywedog or its nominated representative in order to make a valid proxy appointment and give valid proxy instructions (voting in favor of the resolutions to implement the Contemplated Transactions).

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Additionally, Shareholder shall not revoke (or seek to cause the revocation of) the terms of any forms of proxy submitted in accordance with clauses (1) through (5) of Section 2(a) and Section 2(b) and shall not otherwise propose, commit, agree to or take any action inconsistent with any of the foregoing clauses (1) through (5) of Section 2(a) and Section 2(b).

(c)            Irrevocable Proxy.

(i)            Shareholder hereby revokes (or agrees to cause to be revoked) any and all proxies that it has heretofore granted with respect to the Covered Shares. Shareholder hereby irrevocably appoints Clywedog (or any person nominated by Clywedog for the purpose hereof), and undertakes to execute any form of proxy reasonably required by Clywedog appointing Clywedog (or any person nominated by Clywedog), as attorney-in-fact and proxy, with full power of substitution, for and on its behalf, for and in the name, place and stead of Shareholder, to (x) attend and vote, express consent or dissent or issue instructions to the holder of record of any Covered Shares to vote such Covered Shares in accordance with the provisions of Section 2 at any Beacon Meeting, and (y) grant or withhold, or issue instructions to the holder of record of any Covered Shares to grant or withhold, in accordance with the provisions of Section 2, all written consents with respect to the Covered Shares.

(ii)            The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable and shall not be terminated by operation of any Law or upon the occurrence of any other event other than the termination of this Deed in accordance with Section 7, or in accordance with Section 3(c). Shareholder hereby affirms that the irrevocable proxy set forth in this Section 2(c) is given in connection with, and granted in consideration of and as an inducement to Clywedog entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Shareholder under Section 2(a) and Section 2(b). Clywedog covenants and agrees with Shareholder that Clywedog will exercise the foregoing proxy in all respects consistently with the provisions of Section 2(a) and Section 2(b). Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Deed.

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3.	No Disposition or Solicitation.

(a)            No Disposition or Adverse Act. Shareholder hereby covenants and agrees that, except as contemplated by this Deed or the Merger Agreement or with the prior written consent of Clywedog, or as contemplated in Section 3(c), Shareholder shall not: (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares or any interest therein (other than Transfers by operation of law, in which case this Deed shall bind the transferee), (ii) enter into any Contract with respect to any Transfer of any or all Covered Shares or any interest therein, (iii) grant any proxy, consent, power-of-attorney, right of first offer or refusal or other authorization in or with respect to any or all of the Covered Shares other than as required to effect Shareholder’s voting obligations in Section 2, (iv) deposit or permit the deposit of any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares other than as required to effect Shareholder’s voting obligations in Section 2, (v) create or permit to exist any Lien (other than restrictions on Transfer or voting as created by this Deed or under applicable securities Laws) on any of the Covered Shares or (vi) take or permit any other action that would in any way restrict, limit or interfere with the performance of Shareholder’s obligations hereunder in any material respect or otherwise make any representation or warranty of Shareholder herein untrue or incorrect in any material respect. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void. No Shareholder shall or shall permit any Person under such Shareholder’s control to, and shall direct its and their respective Representatives not to, seek or solicit any such Transfer, Contract or Lien. Notwithstanding the foregoing, any Shareholder who is an individual may Transfer Covered Shares (A) to any member of such Shareholder’s immediate family (i.e., spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild), (B) to a trust for the sole benefit of such Shareholder or any member of such Shareholder’s immediate family, or (C) for the sole purpose of paying the exercise price of Beacon Options or to cover Tax withholding obligations or employee national insurance or other social security contributions arising as a result of or otherwise in connection with any grant, vesting, cancellation or exercise of Beacon Options (or share awards in the capital of the Beacon) and to the extent permitted by the instruments representing such Beacon Options only; provided that any such Transfer in clauses (A) or (B) shall be permitted only if the applicable transferee executes a joinder to this Deed, in a form reasonably acceptable to Clywedog, and delivers such executed joinder to Clywedog as soon as practicable after such Transfer, pursuant to which such transferee shall be bound by all of the terms and provisions of this Deed. Further, notwithstanding the foregoing, any Shareholder that is an entity may Transfer Covered Shares (or any interest therein) (i) to a controlled Affiliate or any general or limited partnership, limited liability Beacon or other entity that is an Affiliate (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership) of the Shareholder; provided that such Transfer shall be permitted only if the applicable transferee executes a joinder to this Deed, in a form reasonably acceptable to Clywedog, and delivers such executed joinder to Clywedog as soon as practicable after such Transfer, pursuant to which such transferee shall be bound by all of the terms and provisions of this Deed; or (ii) in connection with the appointment of a new custodian or holder of record in respect of any or all of the Covered Shares, provided that the beneficial owner of such shares remains the Shareholder.

(b)            Non-Solicitation. Subject to Section 8, Shareholder shall, and shall instruct its Representatives to, immediately cause to be terminated any solicitation, knowingly encouragement, discussion or negotiation with or involving any Person with respect to an Acquisition Proposal or which would reasonably be expected to lead to an Acquisition Proposal. Until the termination of this Deed pursuant to, and in accordance with, Section 7, Shareholder shall not, and Shareholder shall direct its Representatives not to, directly or indirectly, take any action that Beacon, its Subsidiaries or their respective Representatives are prohibited from taking pursuant to Section 5.4 of the Merger Agreement.

(c)            Security enforcement. Notwithstanding any other provision of this Deed, in the event of the enforcement of any security pursuant to or in connection with the Shareholder Debt Facilities: (i) Shareholder shall be permitted to Transfer the Covered Shares pursuant to or in connection with such enforcement; and (ii) in the event of any Transfer of the Covered Securities pursuant to (i), this Deed shall terminate immediately upon completion of such Transfer and the Shareholder shall have no further obligations hereunder.

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4.	Additional Agreements.

(a)            Certain Events; Additional Owned Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Beacon affecting the Covered Shares or the acquisition by Shareholder or any of its Affiliates of Additional Owned Shares, the type and number of Covered Shares shall be adjusted appropriately and automatically. In the event that a Shareholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any Additional Owned Shares, such Additional Owned Shares shall, without further action of the parties, be subject to the provisions of this Deed, and the number of Beacon Ordinary Shares set forth on Schedule 1 opposite the name of such Shareholder will be deemed amended accordingly and automatically.

(b)            Waiver of Appraisal and Dissenters’ Rights and Actions. Shareholder hereby (i) irrevocably waives and agrees not to exercise any and all rights of appraisal or rights to dissent from the Contemplated Transactions that Shareholder may have and (ii) agrees not to commence or join in, and to take all actions necessary to opt out of, any class in any class action with respect to any claim, derivative or otherwise, against Beacon, Beacon’s directors or any of their respective Affiliates or successors (including Topco), in each case, relating to the negotiation, execution or delivery of this Deed or the Merger Agreement or the consummation of the Contemplated Transactions, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Deed or the Merger Agreement, (B) alleging a breach of any fiduciary duty of the Beacon Board in connection with the Merger Agreement or any of the Contemplated Transactions, (C) with respect to SEC disclosure (or other disclosure to the holders of Beacon Ordinary Shares) in connection with this Deed or the Merger Agreement or the transactions contemplated hereby or thereby or (D) against Clywedog or its Representatives in connection with this Deed or the Merger Agreement or the transactions contemplated hereby or thereby; provided, that, the foregoing shall not limit or restrict in any manner the Shareholder from enforcing the Shareholder’s rights under this Agreement and the other agreements entered into by the Shareholder in connection herewith, or otherwise in connection with the Scheme, including the Shareholder’s right to receive the Scheme Consideration pursuant to the terms of the Merger Agreement.

(c)            Communications. Shareholder hereby (i) consents to and authorizes the publication and disclosure by Clywedog, Beacon or any of their respective Affiliates of Shareholder’s identity and holding of Covered Shares, the existence of this Deed, the nature of Shareholder’s commitments, arrangements and understandings under this Deed and any other information related to the subject matter of this Deed, in each case, that Clywedog or Beacon reasonably determines is required to be disclosed by applicable Law in any press release, any schedules and documents filed by Clywedog or Beacon with the SEC or any other disclosure document in connection with the Merger Agreement, Scheme of Arrangement or the Contemplated Transactions; provided, that, Clywedog, Beacon or their respective Affiliates provide such publication or disclosure to the Shareholder in advance for its review and comment and takes into reasonable consideration any comments that are provided by Shareholder and (ii) Shareholder agrees to promptly (A) provide Clywedog or Beacon any information related to such Shareholder that Clywedog or Beacon may reasonably require for the preparation of any such disclosure documents and (B) notify Clywedog or Beacon of any required corrections with respect to any written information supplied by Shareholder specifically for use in any such disclosure document if and to the extent that any such information shall have become false or misleading in any material respect or to correct any material omissions therefrom.

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(d)            Reasonable Efforts. Shareholder agrees to execute and deliver such additional documents as Clywedog may reasonably request and use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable. Without limiting the foregoing, Shareholder shall execute and deliver to Clywedog and any of its designees any proxies, including with respect to Additional Owned Shares, reasonably requested by Clywedog with respect to Shareholder’s voting obligations under this Deed.

(e)            Notice of Certain Events. Shareholder shall promptly notify Clywedog of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of Shareholder set forth in Section 5.

5.	Representations and Warranties of Shareholder.

Shareholder hereby represents and warrants to Clywedog as set forth below.

(a)            Title. Shareholder is the sole registered holder or beneficial owner of (i) the Owned Shares (or the ADSs representing the Owned Shares) and (ii) the securities of Beacon convertible into or exchangeable or exercisable for Owned Shares or other securities of Beacon, in each case, set forth on Schedule 1 (the “Disclosed Owned Securities”). The Disclosed Owned Securities constitute all of the securities of Beacon owned of record or beneficially by Shareholder or its Affiliates on the date hereof and neither Shareholder nor any of its Affiliates is the beneficial owner of, or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Beacon Ordinary Shares or any other securities of Beacon or any securities of Beacon convertible into or exchangeable or exercisable for Beacon Ordinary Shares or such other securities of Beacon, in each case other than the Disclosed Owned Securities. Shareholder has sole voting power, sole power of disposition and sole power to issue instructions (or sole power to procure the voting, disposition and issuance of instructions in respect of the Disclosed Owned Securities) with respect to the matters set forth in Sections 3 and 4 hereof and all other matters set forth in this Deed and to agree to all of the matters set forth in this Deed, in each case, with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Deed. Except as permitted by this Deed, the Covered Shares (or the ADSs representing the Covered Shares, if applicable) are now, and at all times during the term hereof will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of any and all Liens (other than as created by this Deed or under applicable securities Laws).

(b)            Organization. If Shareholder is not a natural person, such Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and has all requisite corporate, limited liability company, partnership or trust power and authority to own, lease or otherwise hold and operate such Shareholder’s assets and properties and to carry on such Shareholder’s business as now conducted.

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(c)            Authority. If the Shareholder is not an individual, it has the requisite corporate, limited liability company, partnership or trust power and authority, and has taken all action necessary, to execute and deliver this Deed and to perform its obligations under this Deed. If the Shareholder is an individual, such Shareholder has full legal capacity, right and authority to execute and deliver this Deed and to perform such Shareholder’s obligations under this Deed. No other proceedings or actions on the part of Shareholder or, if applicable, its board of directors, trustees, other governing body, are necessary to authorize the execution, delivery or performance of this Deed or the consummation of the transactions contemplated hereby.

(d)            Validity of Agreement. This Deed has been duly and validly executed and delivered by Shareholder and, assuming this Deed constitutes the legal, valid and binding agreement of Clywedog, constitutes the legal, valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms. If Shareholder is married, and any of the Covered Shares (or any beneficial interest therein) may constitute community property or spousal approval is otherwise necessary for this Deed to be legal, valid and binding, this Deed has been duly and validly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Shareholder’s spouse, enforceable against Shareholder’s spouse in accordance with its terms.

(e)            No Conflict or Default. As of the date hereof, no action by or in respect of, or filing by or with, any other Person is necessary for the execution, delivery or performance of this Deed by Shareholder, the consummation by Shareholder of the transactions contemplated hereby and the compliance by Shareholder with the provisions hereof, with the exception of actions relating to the voting of the Covered Shares which are required to be taken by the custodian or registered holder of such shares. As of the date hereof, the execution, delivery or performance of this Deed by Shareholder do not, and the consummation by Shareholder of the transactions contemplated hereby and compliance with the provisions hereof will not: (i) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require any consent or other action by any Person under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets may be bound or result in the creation of any Lien upon the Covered Shares (other than as created by this Deed or under applicable securities Laws), (ii) conflict with or violate any Laws or judgment applicable to Shareholder or any of Shareholder’s properties or assets, or (iii) if Shareholder is not a natural person, contravene or conflict with Shareholder’s certificate of incorporation and bylaws, trust agreement or other organizational documents, as applicable, other than in the cases of clauses (i) and (ii), any such any violation, breach, default, action, termination, modification, cancellation, acceleration, loss of benefit, Lien or conflict that would not adversely affect in any material respect the ability of Shareholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

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(f)            Absence of Litigation. There is no Action before or by any Governmental Authority pending or, to the knowledge of Shareholder, threatened against or affecting such Shareholder or any of its properties, assets or Affiliates (including the Covered Shares) that would reasonably be expected to, impair or delay the ability of Shareholder to perform its obligations under this Deed, or consummate the transactions contemplated hereby, on a timely basis.

(g)            Proxy. Except for this Deed, none of the Shareholder’s Covered Shares are subject to any voting agreement, voting trust or other Contract, including any proxy, consent or power of attorney, with respect to the voting of the Covered Shares on the date hereof. Shareholder further represents that any proxies heretofore given in respect of the Covered Shares, if any, are revocable.

(h)            Finders and Brokers. No agent, broker, finder, investment banker, Person or firm acting on behalf of the Shareholder or under the Shareholder’s authority is or will be entitled to any advisory, brokerage, finder’s or other similar fee or commission or reimbursement of expenses in connection with this Deed or any of the transactions contemplated hereby.

6.	Representations and Warranties of Clywedog.

Clywedog hereby represents and warrants to Shareholder as set forth below.

(a)            Organization. Clywedog is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization.

(b)            Authority. Clywedog has all requisite corporate or similar power and authority to execute and deliver this Deed and to perform its obligations under this Deed. The execution, delivery and performance of its obligations under this Deed and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Clywedog and no other corporate proceedings on the part of Clywedog are necessary to authorize the consummation of the transactions contemplated hereby and the performance of Clywedog’s obligations under this Deed.

(c)            Validity of Agreement. This Deed has been duly and validly executed and delivered by Clywedog and, assuming this Deed constitutes the legal, valid and binding agreement of Shareholder, constitutes the legal, valid and binding agreement of Clywedog, enforceable against Clywedog in accordance with its terms.

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7.	Termination. This Deed shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the mutual written consent of Clywedog and Shareholder, (b) receipt of the Required Beacon Shareholder Vote, (c) the termination of the Merger Agreement in accordance with its terms (without giving effect to any amendment thereto unless consented to by Shareholder) and (d) any material modification or amendment of the Merger Agreement (including any exhibits, annexes or schedules thereto, or any agreement contemplated thereby), without the prior written consent of the Shareholder, that, in each case, (i) results in a decrease in the amount or changes the form of consideration (including any change in the allocation of the form of consideration) payable to the Shareholder pursuant to the terms of the Merger Agreement (including any exhibits or schedules thereto) as in effect on the date hereof or (ii) materially changes the timing of receipt of any consideration by Shareholder under the Merger Agreement, or (ii) is otherwise adverse in any respect to the Shareholder, and (e) the End Date. Upon termination of this Deed, no party shall have any further obligations or liabilities under this Deed; provided that Section 4(a) shall survive a termination of this Deed pursuant to clause (b) above; provided, further, that (i) nothing in this Deed shall relieve any party from liability for any material breach of this Deed prior to its termination and (ii) this Section 7 and Section 9 shall survive any termination of this Deed.

8.	No Limitation. Shareholder signs this Deed solely in such Shareholder’s capacity as a shareholder or ADS holder (as applicable) of Beacon, and not in such Shareholder’s capacity as a director, officer or employee of Beacon. Nothing in this Deed shall be construed to prohibit Shareholder from taking any action (or failure to act) in his or her capacity as an officer or member of the Beacon Board or from taking any action with respect to any Acquisition Proposal solely in their capacity as such an officer or director or in the exercise of his or her fiduciary duties in his or her capacity as director or officer of Beacon, or prevent or be construed to create any obligation on the part of any director or officer of Beacon from taking any action in his or her capacity as such director or officer, and no action taken solely in any such capacity as an officer or director of Beacon shall be deemed to constitute a breach of this Deed.

9.	Miscellaneous.

(a)            Expenses. Except as otherwise expressly provided herein, Clywedog and Shareholder shall each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Deed and the performance of their respective obligations hereunder.

(b)            Amendment. At any time prior to the Merger Effective Time, any provision of this Deed may be amended (whether before or after any required approval by the Beacon Shareholders or the shareholders of Clywedog) if, and only if, such amendment or waiver is in writing and signed by Clywedog and Shareholder; provided, however, that after the receipt of the Required Beacon Shareholder Vote or the Required Clywedog Stockholder Vote, no amendment shall be made which by applicable Laws or the rules of the Nasdaq requires further approval of the Beacon Shareholders or the shareholders of Clywedog without the further approval of such shareholders.

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(c)            Waiver.

(i)             At any time prior to the Merger Effective Time, the parties may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties set forth in this Deed or any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the receipt of the Required Beacon Shareholder Vote or the Required Clywedog Stockholder Vote, no waiver shall be made which by applicable Laws or the rules of the Nasdaq requires further approval of the Beacon Shareholders or the shareholders of Clywedog, as applicable, without the further approval of such shareholders.

(ii)            No party may waive, and no party shall be deemed to have waived, any provision of this Deed without the prior written consent of the other parties, to the extent any such waiver would give rise to a termination event under this Deed in favor of Shareholder.

(iii)           No failure on the part of any party to exercise any power, right, privilege or remedy under this Deed, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Deed, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(iv)           No party shall be deemed to have waived any claim arising out of this Deed, or any power, right, privilege or remedy under this Deed, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d)            No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Deed or in any certificate, document or instrument delivered pursuant to this Deed shall survive the Merger Effective Time, except for covenants and agreements which contemplate performance after the Merger Effective Time or otherwise expressly by their terms survive the Merger Effective Time.

(e)            Entire Agreement; Counterparts. This Deed (and the exhibits and schedules hereto) constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof. This Deed may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

(f)            Applicable Law; Jurisdiction. This Deed is governed by and shall be construed in accordance with English law. Any matter, claim or dispute, whether contractual or non-contractual, arising out of or in connection with this Deed is to be governed by and determined in accordance with English law and shall be subject to the exclusive jurisdiction of the English courts. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Deed or the transactions contemplated by this Deed.

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(g)            Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

(h)            Assignability. This Deed shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Deed nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Deed or any of such rights, interests or obligations without such consent shall be void and of no effect.

(i)             No Third Party Beneficiaries. Except for following the Merger Effective Time, Clywedog and Shareholder agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Deed, and (b) this Deed is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(j)             Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Deed shall be in writing and shall be deemed to have been given and received (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Shareholder:

At the address and email set forth on Schedule 1 hereto.

Notices to Clywedog:

Clywedog Therapeutics, Inc.
8 The Green Suite 8666
Dover, DE 19901
Attention: CEO
Attention: President
Email: ***
Email: ***

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with copies (which shall not constitute notice) to:

Snell & Wilmer, L.L.P.
3611 Valley Centre Drive, Suite 500
San Diego, CA 92130
Attention: Bardia Moayedi
Email: Bmoayedi@swlaw.com

Notices to Beacon:

Barinthus Biotherapeutics plc
20400 Century Boulevard, Suite 210
Germantown, MD 20871

Attention:	Bill Enright
Email:	***

with copies (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210

Attention:	Robert Puopolo
Blake Liggio
Jean Lee
Email:	rpuopolo@goodwinlaw.com
bliggio@goodwinlaw.com
jean.lee@goodwinlaw.com

(k)            Other Definitional Provisions.

(i)            All references in this Deed to Schedules, Sections, subsections and other subdivisions refer to the corresponding Schedules, Sections, subsections and other subdivisions of or to this Deed unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Deed are for convenience only, do not constitute any part of this Deed, and will be disregarded in construing the language hereof. All references in this Deed to “days” refer to “calendar days” unless otherwise specified.

(ii)            Schedules to this Deed are attached hereto and by this reference incorporated herein for all purposes.

(iii)           The words “this Deed,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Deed as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and “this subsection,” and words of similar import, refer only to the Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided.

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(iv)           Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(v)            This Deed shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

(vi)           Disclosure of any fact or item in any schedule hereto referenced by a particular section in this Deed shall be deemed to have been disclosed with respect to every other section in this Deed in respect of which the applicability of such disclosure is reasonably apparent on its face.

(l)             Severability. Whenever possible, each provision of this Deed shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Deed is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Deed, and the parties shall amend or otherwise modify this Deed to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

(m)           Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Deed were not performed by Clywedog and Shareholder in accordance with their specific terms or were otherwise breached by the Clywedog or Shareholder. It is accordingly agreed that (i) Clywedog shall be entitled to an injunction or injunctions to prevent breaches of this Deed by the Shareholder and to enforce specifically the terms and provisions hereof against Shareholder in any court having jurisdiction, this being in addition to any other remedy to which Clywedog is entitled at law or in equity, including damages in the event of the Shareholder’s intentional breach of this Deed, without posting any bond or other undertaking and (ii) the Shareholder shall be entitled to an injunction or injunctions to prevent breaches of this Deed by Clywedog and to enforce specifically the terms and provisions hereof against Clywedog in any court having jurisdiction, this being in addition to any other remedy to which the Shareholder is entitled at law or in equity, including damages in the event of Clywedog’s intentional breach of this Deed, without posting any bond or other undertaking. The parties acknowledge that the agreements contained in this Section 9(m) are an integral part of the Contemplated Transactions and that, without these agreements, Clywedog would not enter into this Deed.

(n)            No Ownership Interest. Nothing contained in this Deed shall be deemed, upon execution, to vest in Clywedog any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder, and Clywedog shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Beacon or exercise any power or authority to direct Shareholder in the voting of any of the Covered Shares, except as otherwise provided in this Deed.

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(o)            Security. Shareholder irrevocably and by way of security for Shareholders’ obligations under this Deed appoints each of the Clywedog and any person nominated by Clywedog to be Shareholder’s attorney to execute on Clywedog’s behalf any proxy forms for any Beacon Meeting and to sign, execute and deliver any documents and to do all acts and things as may be necessary for performance of Shareholder’s obligations under this Deed.

(p)            No Agreement Until Executed. This Deed shall not be effective unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Deed is executed by all parties hereto.

(Remainder of Page Intentionally Left Blank)

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IN WITNESS WHEREOF, Clywedog and Shareholder have caused this Deed to be executed and delivered as a deed, which shall take effect as of the date first written above.

EXECUTED as a DEED by	)
CLYWEDOG THERAPEUTICS, INC.	)
and signed on its behalf by:	)
)
Director

in the presence of:
Witness

Witness name:

Witness address:

Witness occupation:

EXECUTED as a DEED by	)
[SHAREHOLDER (if an entity)]	)
and signed on its behalf by:	)
)
Director

in the presence of:
Witness

Witness name:

Witness address:

Witness occupation:

EXECUTED as a DEED by	)
[SHAREHOLDER (if a natural person)]	)
)
)

in the presence of:
Witness

Witness name:

Witness address:

Witness occupation:

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Schedule 1

DISCLOSED OWNED SECURITIES AND NOTICE ADDRESS

Name and Contact Information for Shareholder	Number of Ordinary Shares Beneficially Owned	Additional Disclosed Owned Securities

[NAME] [ADDRESS] Attention: [●] Email: [●]

EXHIBIT A

CONSENT OF SPOUSE

In consideration of the execution of that certain Voting and Support Deed (the “Voting and Support Deed”), dated [●], 2025, by and between [●] (“Shareholder”) and Clywedog Therapeutics, Inc., a Delaware corporation, I, the undersigned, spouse of the Shareholder, have been given a copy of, and have had an opportunity to review, the Voting and Support Deed and clearly understand the provisions contained therein.

I hereby approve the Voting and Support Deed and appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Voting and Support Deed. I agree to be bound by and accept the provisions of the Voting and Support Deed in lieu of all other direct or indirect legal, equitable, beneficial, representative community property or other interest I may have in the Covered Shares (as defined in the Voting and Support Deed) held by my spouse under the laws in effect in the state or other applicable jurisdiction of our residence as of the date of the signing of the Voting and Support Deed.

EXECUTED as a DEED by	)
)
)
)
Name of Spouse

in the presence of:
Witness

Witness name:

Witness address:

Witness occupation:

Dated:                         , 2025

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Exhibit B

Form of Clywedog Stockholder Support Agreement

FINAL FORM

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated [●], 2025, is entered into by and between [●] (“Shareholder”) and Barinthus Biotherapeutics plc, a public limited company organized under the Laws of England and Wales (“Beacon”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Beacon, Clywedog Therapeutics, Inc., a Delaware corporation (“Clywedog”), Beacon Topco, Inc., a Delaware corporation and a direct wholly owned subsidiary of Beacon (“Topco”) and Cdog Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Topco (“Merger Sub”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified after the date hereof, the “Merger Agreement”), pursuant to which, among other things, (i) the entire issued and to be issued share capital of Beacon will be acquired by Topco pursuant to a scheme of arrangement of Beacon under Part 26 of the Companies Act (the “Scheme of Arrangement” and the transactions contemplated thereby, the “Scheme Transaction”) and (ii) following the effectiveness of the Scheme Transaction and subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Clywedog with Clywedog surviving as a wholly owned subsidiary of Topco (the “Merger”); and

WHEREAS, as a condition and inducement to the willingness of Beacon to enter into the Merger Agreement, Shareholder is entering into this Agreement concurrently with the execution and delivery of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Certain Definitions.

For the purposes of this Agreement, capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

“Additional Owned Shares” means all Clywedog Common Stock, Clywedog Preferred Stock and any other securities of Clywedog that are, or will be, beneficially owned by Shareholder or any of its Affiliates and that are acquired after the date hereof and prior to the termination of this Agreement, including as a result of the exercise of Clywedog Options or issuance of Clywedog Common Stock or Clywedog Preferred Stock pursuant to the terms of the SAFE Agreements.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided that Clywedog shall be deemed not to be an Affiliate of Shareholder. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means any day other than Saturday, Sunday or any day on which commercial banks in New York, New York and London, United Kingdom are authorized or required by applicable Law to remain closed.

“Clywedog Common Stock” means the common stock, $0.0001 par value per share, of Clywedog.

“Clywedog Preferred Stock” means the Series Seed Preferred Stock, $0.0001 par value per share, of Clywedog.

“Covered Shares” means the Owned Shares and any Additional Owned Shares.

“Liens” means any liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a shareholder in respect of the Owned Shares (other than as created by this Agreement or restrictions on transfer under applicable securities Laws).

“Owned Shares” means all Clywedog Common Stock and Clywedog Preferred Stock that are beneficially owned by Shareholder or any of its Affiliates as of the date hereof, as set forth on Schedule 1.

“Transfer” means, with respect to any Covered Share, the sale (including short sale), assignment, transfer, tender, pledge, encumbrance, grant of a participation interest in, hypothecation, placement in trust or other disposition (whether by sale, merger, consolidation, exchange, liquidation, dissolution, dividend, distribution, gift or otherwise) of such Covered Share or the beneficial ownership thereof, whether voluntarily or by operation of Law, the limitation of the right, title or interest or right to vote in any manner with respect thereto, the offer to make such a transfer or other disposition, or the option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2.	Voting Agreement; Irrevocable Proxy; Scheme Undertakings.

(a)           Voting Agreement. Upon the terms and subject to the conditions of this Agreement, prior to the valid termination of this Agreement in accordance with Section 7, at any meeting of the shareholders of Clywedog, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Clywedog is sought (including the Clywedog Stockholder Written Consents), subject to Section 2(b), Shareholder shall, or shall cause the holder of record of any Covered Shares to, (i) appear (in person or by proxy) at each such Clywedog Meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all Covered Shares at such meeting (or written consent in lieu thereof):

(1)            in favor of (i) adopting and approving the Merger Agreement, the Merger and the Contemplated Transactions and (ii) providing any other consents or waivers required by the Clywedog Organization Documents to adopt the Merger Agreement, the Merger and the Contemplated Transactions;

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(2)            in favor of any matter necessary to implement the Contemplated Transactions;

(3)            against any Acquisition Proposal with respect to Clywedog or any other proposal made in opposition to the Merger Agreement and the Contemplated Transactions;

(4)            against any merger, amalgamation, consolidation, combination, share exchange, business combination, sale of material assets, reorganization, recapitalization, dissolution, liquidation, winding up of or by, or any other extraordinary corporate transaction involving Clywedog (except as expressly contemplated by the Merger Agreement); and

(5)            against any proposal, action or agreement that would reasonably be expected to prevent the consummation of the Contemplated Transactions.

Additionally, Shareholder shall not revoke (or seek to cause the revocation of) the terms of any forms of proxy submitted in accordance with clauses (1) through (4) of Section 2(a) and shall not otherwise propose, commit, agree to or take any action inconsistent with any of the foregoing clauses (1) through (4) of Section 2(a).

(b)           Irrevocable Proxy.

(i)             Shareholder hereby revokes (or agrees to cause to be revoked) any and all proxies that it has heretofore granted with respect to the Covered Shares. Shareholder hereby irrevocably appoints Beacon (or any person nominated by Beacon for the purpose hereof), and undertakes to execute any form of proxy reasonably required by Beacon appointing Beacon (or any person nominated by Beacon), as attorney-in-fact and proxy, with full power of substitution, for and on its behalf, for and in the name, place and stead of Shareholder, to (x) attend and vote, express consent or dissent or issue instructions to the holder of record of any Covered Shares to vote such Covered Shares in accordance with the provisions of Section 2 at any meeting of the shareholders of Clywedog (or written consent in lieu thereof), and (y) grant or withhold, or issue instructions to the holder of record of any Covered Shares to grant or withhold, in accordance with the provisions of Section 2, all written consents with respect to the Covered Shares.

(ii)            The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of Shareholder, if Shareholder is an individual), except as provided in the last sentence of this Section 2(b)(ii), and shall not be terminated by operation of any Law or upon the occurrence of any other event other than the termination of this Agreement in accordance with Section 7. Shareholder hereby affirms that the irrevocable proxy set forth in this Section 2(b) is given in connection with, and granted in consideration of and as an inducement to Beacon entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Shareholder under Section 2(a). Beacon covenants and agrees with Shareholder that Beacon will exercise the foregoing proxy consistent with the provisions of Section 2(a) and Section 2(b). Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

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3.	No Disposition or Solicitation.

(a)           No Disposition or Adverse Act. Shareholder hereby covenants and agrees that, except as contemplated by this Agreement or the Merger Agreement or with the prior written consent of Beacon, Shareholder shall not: (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares or any interest therein (other than Transfers by operation of law, in which case this Agreement shall bind the transferee), (ii) enter into any Contract with respect to any Transfer of any or all Covered Shares or any interest therein, (iii) grant any proxy, consent, power-of-attorney, right of first offer or refusal or other authorization in or with respect to any or all of the Covered Shares other than as required to effect Shareholder’s voting obligations in Section 2, (iv) deposit or permit the deposit of any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares other than as required to effect Shareholder’s voting obligations in Section 2, (v) create or permit to exist any Lien (other than restrictions on Transfer or voting as created by this Agreement or under applicable securities Laws) on any of the Covered Shares or (vi) take or permit any other action that would in any way restrict, limit or interfere with the performance of Shareholder’s obligations hereunder in any material respect or otherwise make any representation or warranty of Shareholder herein untrue or incorrect in any material respect. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void. No Shareholder shall or shall permit any Person under such Shareholder’s control to, and shall direct its and their respective Representatives not to, seek or solicit any such Transfer, Contract or Lien. Notwithstanding the foregoing, any Shareholder who is an individual may Transfer Covered Shares (A) to any member of such Shareholder’s immediate family (i.e., spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild), (B) to a trust for the sole benefit of such Shareholder or any member of such Shareholder’s immediate family, or (C) for the sole purpose of paying the exercise price of Clywedog Options or to cover Tax withholding obligations or employee national insurance or other social security contributions arising as a result of or otherwise in connection with any grant, vesting, cancellation or exercise of Clywedog Options (or share awards in the capital of the Clywedog) and to the extent permitted by the instruments representing such Clywedog Options only; provided that any such Transfer in clauses (A) or (B) shall be permitted only if the applicable transferee executes a joinder to this Agreement, in a form reasonably acceptable to Beacon, and delivers such executed joinder to Beacon as soon as practicable after such Transfer, pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement. Further, notwithstanding the foregoing, any Shareholder that is an entity may Transfer Covered Shares (or any interest therein) (i) to a controlled Affiliate or any general or limited partnership, limited liability Clywedog or other entity that is an Affiliate (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership) of the Shareholder; provided that such Transfer shall be permitted only if the applicable transferee executes a joinder to this Agreement, in a form reasonably acceptable to Beacon, and delivers such executed joinder to Beacon as soon as practicable after such Transfer, pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement.

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(b)           Non-Solicitation. Subject to Section 8, Shareholder shall, and shall instruct its Representatives to, immediately cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person with respect to an Acquisition Proposal or which would reasonably be expected to lead to an Acquisition Proposal. Until the termination of this Agreement pursuant to, and in accordance with, Section 7, Shareholder shall not, and Shareholder shall direct its Representatives not to, directly or indirectly, take any action that Clywedog, its Subsidiaries or their respective Representatives are prohibited from taking pursuant to Section 5.4 of the Merger Agreement.

4.	Additional Agreements.

(a)           Certain Events; Additional Owned Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Clywedog affecting the Covered Shares or the acquisition by Shareholder or any of its Affiliates of Additional Owned Shares, the type and number of Covered Shares shall be adjusted appropriately and automatically. In the event that a Shareholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any Additional Owned Shares, such Additional Owned Shares shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Clywedog Common Stock set forth on Schedule 1 opposite the name of such Shareholder will be deemed amended accordingly and automatically. Each Shareholder shall promptly notify Beacon in writing of any such event and of the number of Additional Owned Shares acquired.

(b)           Stop Transfer. In furtherance of this Agreement, Shareholder hereby authorizes and instructs Clywedog (including through Clywedog’s transfer agent) to enter a stop transfer order with respect to all of the Covered Shares to prevent the Transfer of any thereof on the books of the Clywedog in violation of this Agreement, and authorizes Clywedog to legend the certificates or book-entry records evidencing the Covered Shares to reflect that such Covered Shares are subject to this Agreement.

(c)           Waiver of Appraisal and Dissenters’ Rights and Actions. Shareholder hereby (i) irrevocably waives and agrees not to exercise any and all rights of appraisal or rights to dissent from the Contemplated Transactions that Shareholder may have and (ii) agrees not to commence or join in, and to take all actions necessary to opt out of, any class in any class action with respect to any claim, derivative or otherwise, against Clywedog, Clywedog’s directors or any of their respective Affiliates or successors, in each case, relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Contemplated Transactions, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (B) alleging a breach of any fiduciary duty of the Clywedog Board in connection with the Merger Agreement or any of the Contemplated Transactions, (C) with respect to SEC disclosure (or other disclosure to the holders of Clywedog Common Stock) in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby or (D) against Beacon or its Representatives in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby; provided, that, the foregoing shall not limit or restrict in any manner the Shareholder from enforcing the Shareholder’s rights under this Agreement and the other agreements entered into by the Shareholder in connection herewith, or otherwise in connection with the Merger, including the Shareholder’s right to receive the Merger Consideration pursuant to the terms of the Merger Agreement.

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(d)           Communications. Unless required by applicable Law, Shareholder shall not issue or cause the publication of any press release or other public announcement with respect to the Contemplated Transactions or this Agreement or the Merger Agreement without the prior consent of Clywedog and Beacon; provided that if Shareholder is a venture capital, private equity or other investment firm fund, Shareholder may share information with respect to the Contemplated Transactions, this Agreement or the Merger Agreement on a need to know basis with respect to its investors and lenders who are subject to a confidentiality agreement and obligated to maintain such information as confidential. Shareholder hereby (i) consents to and authorizes the publication and disclosure by Clywedog, Beacon or any of their respective Affiliates of Shareholder’s identity and holding of Covered Shares, the existence of this Agreement, the nature of Shareholder’s commitments, arrangements and understandings under this Agreement and any other information related to the subject matter of this Agreement, in each case, that Clywedog or Beacon reasonably determines is required to be disclosed by applicable Law in any press release, any schedules and documents filed by Clywedog or Beacon with the SEC or any other disclosure document in connection with the Merger Agreement, Scheme of Arrangement or the Contemplated Transactions; provided, that, Clywedog, Beacon or their respective Affiliates provide such publication or disclosure to the Shareholder in advance for its review and comment and takes into reasonable consideration any comments that are provided by Shareholder and (ii) Shareholder agrees to promptly (A) provide Clywedog or Beacon any information related to such Shareholder that Clywedog or Beacon may reasonably require for the preparation of any such disclosure documents and (B) notify Clywedog or Beacon of any required corrections with respect to any written information supplied by Shareholder specifically for use in any such disclosure document if and to the extent that any such information shall have become false or misleading in any material respect or to correct any material omissions therefrom.

(e)           Spousal Consent. If Shareholder is married and any of the Covered Shares, or any interest therein, may constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, Shareholder shall deliver to Beacon, concurrently herewith, a duly executed consent of Shareholder’s spouse, in the form attached hereto as Exhibit A.

(f)            Reasonable Efforts. Shareholder agrees to execute and deliver such additional documents as Beacon may reasonably request and use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable. Without limiting the foregoing, Shareholder shall execute and deliver to Beacon and any of its designees any proxies, including with respect to Additional Owned Shares, reasonably requested by Beacon with respect to Shareholder’s voting obligations under this Agreement.

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(g)           Notice of Certain Events. Shareholder shall promptly notify Beacon of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of Shareholder set forth in Section 5.

5.	Representations and Warranties of Shareholder.

Shareholder hereby represents and warrants to Beacon as set forth below.

(a)           Title. Shareholder is the sole registered holder or beneficial owner of (i) the Owned Shares and (ii) the securities of Clywedog convertible into or exchangeable or exercisable for Owned Shares (including any securities to be issued pursuant to the terms of the SAFE Agreements) or other securities of Clywedog, in each case, set forth on Schedule 1 (the “Disclosed Owned Securities”). The Disclosed Owned Securities constitute all of the securities of Clywedog owned of record or beneficially by Shareholder or its Affiliates on the date hereof and neither Shareholder nor any of its Affiliates is the beneficial owner of, or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Clywedog Common Stock or any other securities of Clywedog or any securities of Clywedog convertible into or exchangeable or exercisable for Clywedog Common Stock or such other securities of Clywedog, in each case other than the Disclosed Owned Securities or as expressly provided in the Investor Agreements. Shareholder has sole voting power, sole power of disposition and sole power to issue instructions (or sole power to procure the voting, disposition and issuance of instructions in respect of the Disclosed Owned Securities) with respect to the matters set forth in Sections 3 and 4 hereof and all other matters set forth in this Agreement and to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement. Except as permitted by this Agreement, the Covered Shares are now, and at all times during the term hereof will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of any and all Liens (other than as created by this Agreement or under applicable securities Laws or Liens that may be imposed pursuant to the Investor Agreements set forth on Schedule 2 to this Agreement).

(b)           Organization. If Shareholder is not a natural person, such Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and has all requisite corporate, limited liability company, partnership or trust power and authority to own, lease or otherwise hold and operate such Shareholder’s assets and properties and to carry on such Shareholder’s business as now conducted.

(c)           Authority. If the Shareholder is not an individual, it has the requisite corporate, limited liability company, partnership or trust power and authority, and has taken all action necessary, to execute and deliver this Agreement and to perform its obligations under this Agreement. If the Shareholder is an individual, such Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Shareholder’s obligations under this Agreement. No other proceedings or actions on the part of Shareholder or, if applicable, its board of directors, trustees, other governing body, are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

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(d)           Validity of Agreement. This Agreement has been duly and validly executed and delivered by Shareholder and, assuming this Agreement constitutes the legal, valid and binding agreement of Beacon, constitutes the legal, valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms. If Shareholder is married, and any of the Covered Shares (or any beneficial interest therein) may constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, valid and binding, this Agreement has been duly and validly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Shareholder’s spouse, enforceable against Shareholder’s spouse in accordance with its terms.

(e)           No Conflict or Default. As of the date hereof, no action by or in respect of, or filing by or with, any other Person is necessary for the execution, delivery or performance of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby and the compliance by Shareholder with the provisions hereof. As of the date hereof, the execution, delivery or performance of this Agreement by Shareholder do not, and the consummation by Shareholder of the transactions contemplated hereby and compliance with the provisions hereof will not: (i) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require any consent or other action by any Person under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets may be bound or result in the creation of any Lien upon the Covered Shares (other than as created by this Agreement or under applicable securities Laws), (ii) conflict with or violate any Laws or judgment applicable to Shareholder or any of Shareholder’s properties or assets, or (iii) if Shareholder is not a natural person, contravene or conflict with Shareholder’s certificate of incorporation and bylaws, trust agreement or other organizational documents, as applicable, other than (y) in the cases of clauses (i) and (ii), any such any violation, breach, default, action, termination, modification, cancellation, acceleration, loss of benefit, Lien or conflict that would not adversely affect in any material respect the ability of Shareholder to perform its obligations hereunder or consummate the transactions contemplated hereby or (z) the Investor Agreements.

(f)            Absence of Litigation. There is no Action before or by any Governmental Authority pending or, to the knowledge of Shareholder, threatened against or affecting such Shareholder or any of its properties, assets or Affiliates (including the Covered Shares) that would reasonably be expected to, impair or delay the ability of Shareholder to perform its obligations under this Agreement, or consummate the transactions contemplated hereby, on a timely basis.

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(g)           Proxy. Except for this Agreement or the Investor Agreements, none of the Shareholder’s Covered Shares are subject to any voting agreement, voting trust or other Contract, including any proxy, consent or power of attorney, with respect to the voting of the Covered Shares on the date hereof. Shareholder further represents that any proxies heretofore given in respect of the Covered Shares, if any, are revocable except as otherwise provided in the Investor Agreements.

(h)           Finders and Brokers. No agent, broker, finder, investment banker, Person or firm acting on behalf of the Shareholder or under the Shareholder’s authority is or will be entitled to any advisory, brokerage, finder’s or other similar fee or commission or reimbursement of expenses in connection with this Agreement or any of the transactions contemplated hereby.

(i)             Receipt; Reliance. Shareholder has received and reviewed a copy of the Merger Agreement. Shareholder understands and acknowledges that Beacon is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

6.	Representations and Warranties of Beacon.

Beacon hereby represents and warrants to Shareholder as set forth below.

(a)           Organization. Beacon is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization.

(b)           Authority. Beacon has all requisite corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Beacon and no other corporate proceedings on the part of Beacon are necessary to authorize the consummation of the transactions contemplated hereby and the performance of Beacon’s obligations under this Agreement.

(c)           Validity of Agreement. This Agreement has been duly and validly executed and delivered by Beacon and, assuming this Agreement constitutes the legal, valid and binding agreement of Shareholder, constitutes the legal, valid and binding agreement of Beacon, enforceable against Beacon in accordance with its terms.

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7.	Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the mutual written consent of Beacon and Shareholder, (b) receipt of the Required Clywedog Stockholder Vote, (c) the Merger Effective Time, (d) the termination of the Merger Agreement in accordance with its terms (without giving effect to any amendment thereto unless consented to by Shareholder), (e) any material modification or amendment of the Merger Agreement (including any exhibits, annexes or schedules thereto, or any agreement contemplated thereby), without the prior written consent of the Shareholder, that, in each case, (i) results in a decrease in the amount or changes the form of consideration (including any change in the allocation of the form of consideration) payable to the Shareholder pursuant to the terms of the Merger Agreement (including any exhibits or schedules thereto) as in effect on the date hereof or (ii) is otherwise adverse in any material respect to the Shareholder, (f) the End Date or (g) the termination of the Voting and Support Deed to which Oxford Science Enterprises plc is a party with Clywedog pursuant to Section 3(c) of that agreement. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided that (i) nothing in this Agreement shall relieve any party from liability for any material breach of this Agreement prior to its termination and (ii) this Section 7 and Section 9 shall survive any termination of this Agreement.

8.	No Limitation. Shareholder signs this Agreement solely in such Shareholder’s capacity as a shareholder of Clywedog, and not in such Shareholder’s capacity as a director, officer or employee of Clywedog. Nothing in this Agreement shall be construed to prohibit Shareholder from taking any action (or failure to act) in his or her capacity as an officer or member of the Clywedog Board or from taking any action with respect to any Acquisition Proposal solely in their capacity as such an officer or director or in the exercise of his or her fiduciary duties in his or her capacity as director or officer of Clywedog, or prevent or be construed to create any obligation on the part of any director or officer of Clywedog from taking any action in his or her capacity as such director or officer, and no action taken solely in any such capacity as an officer or director of Clywedog shall be deemed to constitute a breach of this Agreement.

9.	Miscellaneous.

(a)           Expenses. Except as otherwise expressly provided herein, Beacon and Shareholder shall each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder.

(b)           Amendment. At any time prior to the Merger Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by the Beacon Shareholders or the shareholders of Clywedog) if, and only if, such amendment or waiver is in writing and signed by Beacon and Shareholder; provided, however, that after the receipt of the Required Beacon Shareholder Vote or the Required Clywedog Stockholder Vote, no amendment shall be made which by applicable Laws or the rules of the Nasdaq requires further approval of the Beacon Shareholders or the shareholders of Clywedog without the further approval of such shareholders.

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(c)           Waiver.

(i)             At any time prior to the Merger Effective Time, the parties may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the receipt of the Required Beacon Shareholder Vote or the Required Clywedog Stockholder Vote, no waiver shall be made which by applicable Laws or the rules of the Nasdaq requires further approval of the Beacon Shareholders or the shareholders of Clywedog, as applicable, without the further approval of such shareholders.

(ii)            No party may waive, and no party shall be deemed to have waived, any provision of this Agreement without the prior written consent of the other parties, to the extent any such waiver would give rise to a termination event under this Agreement in favor of Shareholder.

(iii)           No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(iv)           No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d)           No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Merger Effective Time, except for covenants and agreements which contemplate performance after the Merger Effective Time or otherwise expressly by their terms survive the Merger Effective Time.

(e)            Entire Agreement; Counterparts. This Agreement (and the exhibits and schedules hereto) constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

(f)            Applicable Law; Jurisdiction.

(i)             This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

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(ii)            The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(iii)           To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 9(f)(ii).

(g)           Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

(h)           Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

(i)            No Third Party Beneficiaries. Except for following the Merger Effective Time, Beacon and Shareholder agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

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(j)            Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Shareholder:

At the address and email set forth on Schedule 1 hereto.

Notices to Clywedog:

Clywedog Therapeutics, Inc.

8 The Green Suite 8666

Dover, DE 19901

Attention: CEO

Attention: President

Email: ***

Email: ***

with copies (which shall not constitute notice) to:

Snell & Wilmer, L.L.P.

3611 Valley Centre Drive, Suite 500

San Diego, CA 92130

Attention: Bardia Moayedi

Email: Bmoayedi@swlaw.com

Notices to Beacon:

Barinthus Biotherapeutics plc

20400 Century Boulevard, Suite 210

Germantown, MD 20871

Attention:         Bill Enright

Email:                 ***

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with copies (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Robert Puopolo
Blake Liggio
Jean Lee
Email:	rpuopolo@goodwinlaw.com
bliggio@goodwinlaw.com
jean.lee@goodwinlaw.com

(k)           Other Definitional Provisions.

(i)             All references in this Agreement to Schedules, Sections, subsections and other subdivisions refer to the corresponding Schedules, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(ii)            Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(iii)           The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and “this subsection,” and words of similar import, refer only to the Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(iv)           Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(v)            This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

(vi)           Disclosure of any fact or item in any schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face.

(l)            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

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(m)          Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Beacon and Shareholder in accordance with their specific terms or were otherwise breached by Beacon or Shareholder. It is accordingly agreed that (i) Beacon shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Shareholder and to enforce specifically the terms and provisions hereof against Shareholder in any court having jurisdiction, this being in addition to any other remedy to which Beacon is entitled at law or in equity, including damages in the event of the Shareholder’s intentional breach of this Agreement, without posting any bond or other undertaking and (ii) the Shareholder shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Beacon and to enforce specifically the terms and provisions hereof against Beacon in any court having jurisdiction, this being in addition to any other remedy to which the Shareholder is entitled at law or in equity, including damages in the event of Beacon’s intentional breach of this Agreement, without posting any bond or other undertaking. The parties acknowledge that the agreements contained in this Section 9(m) are an integral part of the Contemplated Transactions and that, without these agreements, Beacon would not enter into this Agreement.

(n)           No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Beacon any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder, and Beacon shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Clywedog or exercise any power or authority to direct Shareholder in the voting of any of the Covered Shares, except as otherwise provided in this Agreement.

(o)           Security. Shareholder irrevocably and by way of security for Shareholders’ obligations under this Agreement appoints each of Beacon and any person nominated by Beacon to be Shareholder’s attorney to execute on Beacon’s behalf any proxy forms for any Clywedog Meeting and to sign, execute and deliver any documents and to do all acts and things as may be necessary for or incidental to the completion of the Transaction and/or performance of Shareholder’s obligations under this Agreement.

(p)           No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

(Remainder of Page Intentionally Left Blank)

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IN WITNESS WHEREOF, Beacon and Shareholder have caused this Agreement to be signed and delivered as of the date first written above.

BARINTHUS BIOTHERAPEUTICS PLC

By:
Name:
Title:

SHAREHOLDER (if an entity):

Name of Shareholder:

By:
Name:
Title:

SHAREHOLDER (if an individual):

Name:

Signature:

Schedule 1

DISCLOSED OWNED SECURITIES AND NOTICE ADDRESS

Name and Contact Information for Shareholder	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Preferred Stock Beneficially Owned	Additional Disclosed Owned Securities
[NAME]
[ADDRESS]
Attention: [●]
Email: [●]

Schedule 2

INVESTOR AGREEMENTS

1.	That certain Stockholders Agreement dated January 13, 2021, by and among Clywedog Therapeutics, Inc. (f/k/a Vyrnwy Therapeutics, Inc.) OrbiMed Private Investments VIII, LP, TPAV, LLC, Iain Dukes, and Nikolay Savchuk.

EXHIBIT A

CONSENT OF SPOUSE

In consideration of the execution of that certain Voting and Support Agreement (the “Voting and Support Agreement”), dated [●], 2025, by and between [●] (“Shareholder”) and Barinthus Biotherapeutics plc, a public limited company organized under the Laws of England and Wales, I, the undersigned, spouse of the Shareholder, have been given a copy of, and have had an opportunity to review, the Voting and Support Agreement and clearly understand the provisions contained therein.

I hereby approve the Voting and Support Agreement and appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Voting and Support Agreement. I agree to be bound by and accept the provisions of the Voting and Support Agreement in lieu of all other direct or indirect legal, equitable, beneficial, representative community property or other interest I may have in the Covered Shares (as defined in the Voting and Support Agreement) held by my spouse under the laws in effect in the state or other applicable jurisdiction of our residence as of the date of the signing of the Voting and Support Agreement.

Name of Spouse

Exhibit C

Form of Lock-Up Agreement

FINAL FORM

LOCK-UP AGREEMENT1

This LOCK-UP AGREEMENT (this “Agreement”) is dated as of [●], 2025 and is between Beacon Topco, Inc., a Delaware corporation (“Topco”) and [HOLDER] (the “Shareholder[s]”).

BACKGROUND:

WHEREAS, reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified after the date hereof, the “Merger Agreement”), by and among Topco, Barinthus Biotherapeutics plc, a public limited company organized under the Laws of England and Wales (“Beacon”), Cdog Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Topco (“Merger Sub”) and Clywedog Therapeutics, Inc., a Delaware corporation (“Clywedog”);

WHEREAS, all capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement; and

WHEREAS, as a result of the transactions contemplated by the Merger Agreement, including the [Scheme Transaction2 / Merger3], Shareholder will be the owner of record, or beneficially of, shares of common stock, par value $0.0001 per share, of Topco to be issued in the [Scheme Transaction4 / Merger5] (the “Lock-Up Shares” and, for the avoidance of doubt, shares of common stock of Topco that are purchased in the open market following the consummation of the Merger shall not constitute “Lock-Up Shares”).

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Topco and Shareholder, intending to be legally bound, agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1           Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Agreement” has the meaning set forth in the Preamble.

“Beacon” has the meaning set forth in the Recitals.

“Clywedog” has the meaning set forth in the Recitals.

1 Note to Draft: Form to be duplicated for each of Beacon and Clywedog shareholders.

2 Note to Draft: To be included in Beacon form.

3 Note to Draft: To be included in Clywedog form.

4 Note to Draft: To be included in Beacon form.

5 Note to Draft: To be included in Clywedog form.

“Common Stock” means shares of common stock, par value $0.0001 per share, of Topco.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Forum” has the meaning set forth in Section 4.8(b).

“immediate family” has the meaning set forth in Section 2.1(c).

“Joinder” has the meaning set forth in Section 2.1(b).

“Lock-Up Period” has the meaning set forth in Section 2.1(a).

“Lock-Up Shares” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Shareholder” has the meaning set forth in the Preamble.

“Topco” has the meaning set forth in the Preamble.

“Transfer” has the meaning set forth in Section 2.1(b).

ARTICLE II

LOCK-UP

2.1           Lock-Up.

(a)            Shareholder shall not Transfer any Lock-Up Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for any Lock-Up Shares (whether such Lock-Up Shares or any such securities are held by such Shareholder as of the date of this Agreement or are thereafter acquired) for a period of six (6) months following the Closing Date (the “Lock-Up Period”). The foregoing restriction is expressly agreed to preclude Shareholder during the Lock-Up Period from engaging in any hedging or other transaction which is designed to, or which reasonably could be expected to, lead to or result in a sale or disposition of Shareholder’s Lock-Up Shares even if such Lock-Up Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during the Lock-Up Period would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of Shareholder’s Lock-Up Shares or with respect to any security that includes, relates to, or derives any part of its value from such Lock-Up Shares.

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(b)            For purposes of this Agreement, “Transfer” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to any Lock-Up Shares, or any options or warrants to purchase any Lock-Up Shares or any securities convertible into, exercisable or exchangeable (directly or indirectly) for or that represent the right to receive Lock-Up Shares, (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Lock-Up Shares, or that Transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement, described in clause (i) or (ii). Notwithstanding the foregoing, a Transfer shall not be deemed to include (A) a Transfer of any Lock-Up Shares as a bona fide gift or gifts as a charitable contribution, or for bona fide estate planning purposes; provided, that the donee or donees thereof has duly executed and delivered to Topco a joinder to this Agreement in the form of Exhibit B attached hereto (in which case such recipient shall be considered a Shareholder for all purposes of this Agreement) (a “Joinder”), (B) a Transfer of any Lock-Up Shares to any trust for the direct or indirect benefit of the Shareholder or an immediate family member of the Shareholder; provided, that the trustee of the trust has duly executed and delivered a Joinder to Topco; provided, further, that any such Transfer shall not involve a disposition for value, (C) a Transfer of any Lock-Up Shares to the Shareholder’s Affiliates; provided, that such Affiliate(s) deliver an executed Joinder to Topco, (D) a Transfer of any Lock-Up Shares pursuant to a tender or exchange offer publicly recommended by the Topco Board, (E) a Transfer of any Lock-Up Shares pursuant to a merger, stock sale or consolidation of Topco publicly recommended by the Topco Board, (F) a Transfer of any Lock-Up Shares by will or other testamentary document or by intestacy, (G) a Transfer of any Lock-Up Shares pursuant to a qualified domestic order in connection with a divorce settlement, divorce decree, separation agreement or other domestic court order; provided, that such transferee(s) delivers an executed Joinder to Topco, (H) the establishment or modification by Shareholder of trading plans pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Lock-Up Shares, [or] (I) a surrender or forfeiture of Lock-Up Shares in connection with the exercise, vesting or settlement of options, restricted stock units, warrants or other rights to purchase shares of Common Stock or related securities (in each case, by way of “net” or “cashless” exercise) for the payment of exercise price and tax and remittance payments due as a result of the exercise, vesting or settlement of such options, restricted stock units, warrants or rights; provided that any shares of Common Stock received as a result of such exercise, vesting or settlement shall remain subject to the terms of this Lock-Up Agreement, [or (J) a Transfer of any Lock-Up Shares pursuant to the terms of the Self-Tender Offer]; provided, that for each of the foregoing (A)-(C), (F), (G) [and] (I) [and (J)6], no filing by any party under the Exchange Act or other public announcement, report or filing shall be made voluntarily reporting a reduction in beneficial ownership of shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock in connection therewith and to the extent a public filing under the Exchange Act is required and is or made by or on behalf of Shareholder, such filing shall include a statement indicating the circumstance of such transfer, sale or disposition of securities and in the case of a transfer, sale or disposition pursuant to (A)-(C) [or] (G) [or (J)] that the transferee has agreed to be bound by the terms of this Lock-Up Agreement; provided, further, that for the foregoing (H) (1) such plans do not provide for the Transfer of Lock-Up Shares during the Lock-Up Period and (2) no filing by any party under the Exchange Act or other public announcement, report or filing shall be made voluntarily in connection with such trading plan and to the extent a public filing under the Exchange Act is required and is or made by or on behalf of Shareholder regarding the establishment or modification of such plan during the Lock-Up Period, such filing shall include a statement to the effect that the undersigned is not permitted to Transfer, sell or otherwise dispose of securities under such plan during the Lock-Up Period in contravention of this Agreement.

6 Note to Draft: To be included in Beacon form.

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(c)            For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

(d)            Shareholder also agrees and consents to the entry of stop transfer instructions with Topco’s transfer agent and registrar against the transfer of any Lock-Up Shares except in compliance with the foregoing restrictions and to the addition of a legend to Shareholder’s Lock-Up Shares describing the foregoing restrictions.

(e)            For the avoidance of doubt, and notwithstanding anything contained in this Agreement to the contrary, shares of common stock of Topco that are purchased in the open market following the consummation of the Merger shall not constitute Lock-Up Shares and shall not be subject to the restrictions set forth in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Topco as follows:

3.1           Title. Shareholder is or will be the sole registered holder or beneficial owner of the Lock-Up Shares. The Lock-Up Shares constitute or will constitute all of the securities of Topco owned of record or beneficially by Shareholder or its Affiliates immediately following the [Scheme Effective Time / Merger Effective Time and neither Shareholder nor any of its Affiliates is the beneficial owner of, or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares or any other securities of Topco or any securities of Topco convertible into or exchangeable or exercisable for shares of Topco or such other securities of Topco, in each case other than the Lock-Up Shares or any Adjusted Options. Shareholder has sole voting power, sole power of disposition and sole power to issue instructions (or sole power to procure the voting, disposition and issuance of instructions in respect of the Lock-Up Shares) with respect to all matters set forth in this Agreement and to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Lock-Up Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement. Except as permitted by this Agreement, the Lock-Up Shares are now, and at all times during the term hereof will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of any and all Liens (other than as created by this Agreement or under applicable securities Laws).

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3.2           Organization. If Shareholder is not a natural person, such Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and has all requisite corporate, limited liability company, partnership or trust power and authority to own, lease or otherwise hold and operate such Shareholder’s assets and properties and to carry on such Shareholder’s business as now conducted.

3.3           Authority. If Shareholder is not an individual, it has the requisite corporate, limited liability company, partnership or trust power and authority, and has taken all action necessary, to execute and deliver this Agreement and to perform its obligations under this Agreement. If Shareholder is an individual, such Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Shareholder’s obligations under this Agreement. No other proceedings or actions on the part of Shareholder or, if applicable, its board of directors, trustees, other governing body, are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

3.4           Validity of Agreement. This Agreement has been duly and validly executed and delivered by Shareholder and, assuming this Agreement constitutes the legal, valid and binding agreement of Topco, constitutes the legal, valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms. If Shareholder is married, and any of the Lock-Up Shares (or any beneficial interest therein) may constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, valid and binding, this Agreement has been duly and validly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Shareholder’s spouse, enforceable against Shareholder’s spouse in accordance with its terms.

3.5           No Conflict or Default. Except as may be required under the Exchange Act, no action by or in respect of, or filing by or with, any other Person is necessary for the execution, delivery or performance of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby and the compliance by Shareholder with the provisions hereof. The execution, delivery or performance of this Agreement by Shareholder do not, and the consummation by Shareholder of the transactions contemplated hereby and compliance with the provisions hereof will not: (i) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require any consent or other action by any Person under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets may be bound or result in the creation of any Lien upon the Lock-Up Shares (other than as created by this Agreement or under applicable securities Laws), (ii) conflict with or violate any Laws or judgment applicable to Shareholder or any of Shareholder’s properties or assets, or (iii) if Shareholder is not a natural person, contravene or conflict with Shareholder’s certificate of incorporation and bylaws, trust agreement or other organizational documents, as applicable, other than in the cases of clauses (i) and (ii), any such any violation, breach, default, action, termination, modification, cancellation, acceleration, loss of benefit, Lien or conflict that would not adversely affect in any material respect the ability of Shareholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

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3.6           Absence of Litigation. There is no Action before or by any Governmental Authority pending or, to the knowledge of Shareholder, threatened against or affecting such Shareholder or any of its properties, assets or Affiliates (including the Lock-Up Shares) that would reasonably be expected to, impair or delay the ability of Shareholder to perform its obligations under this Agreement, or consummate the transactions contemplated hereby, on a timely basis.

3.7           Finders and Brokers. No agent, broker, finder, investment banker, Person or firm acting on behalf of Shareholder or under Shareholder’s authority is or will be entitled to any advisory, brokerage, finder’s or other similar fee or commission or reimbursement of expenses in connection with this Agreement or any of the transactions contemplated hereby.

3.8           Receipt; Reliance. Shareholder has received and reviewed a copy of the Merger Agreement. Shareholder understands and acknowledges that Topco entered into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE IV

GENERAL PROVISIONS

4.1           Termination. This Agreement and the obligations of Shareholder hereunder shall automatically terminate upon the earlier of (a) the last day of the Lock-Up Period and (b) the termination of the Merger Agreement in accordance with its terms.

4.2           Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to the Lock-Up Shares held by Shareholder shall become Lock-Up Shares for purposes of this Agreement.

4.3           Expenses. Except as otherwise expressly provided herein, Topco and Shareholder shall each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement and the performance of its obligations hereunder.

4.4           Amendment. The terms and provisions of this Agreement may be modified or amended only with the written approval of Topco and Shareholder.

4.5           Waiver.

(a)            No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)            No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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4.6           No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Lock-Up Period; provided, (i) Section 4.8 shall survive any termination of this Agreement and (ii) that nothing in this Agreement shall relieve any party from liability for any material breach of this Agreement prior to its termination pursuant to Section 4.1.

4.7           Entire Agreement; Counterparts. This Agreement (and the exhibits and schedules hereto) constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

4.8           Applicable Law; Jurisdiction.

(a)            This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(b)            The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)            To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 4.8(b).

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4.9           Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

4.10         Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

4.11         Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Topco (prior to the Closing):

Beacon Topco, Inc.

20400 Century Boulevard, Suite 210

Germantown, MD 20871

Attention: Bill Enright

Email: ***

with copies (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Robert Puopolo
Blake Liggio
Jean Lee
Email:	rpuopolo@goodwinlaw.com
bliggio@goodwinlaw.com
jean.lee@goodwinlaw.com

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Notices to Topco (following the Closing):

Clywedog Therapeutics, Inc.

8 The Green Suite 8666

Dover, DE 19901

Attention: Nikolay Savchuk

Attention: Iain Dukes

Email: ***

Email: ***

with copies (which shall not constitute notice) to:

Snell & Wilmer, L.L.P.

3611 Valley Centre Drive, Suite 500

San Diego, CA 92130

Attention: Bardia Moayedi

Email: Bmoayedi@swlaw.com

4.12         Other Definitional Provisions.

(a)            All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b)            Exhibits to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c)            The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d)            Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e)            This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

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4.13         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

4.14         Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Shareholder, in accordance with their specific terms or were otherwise breached by Shareholder. It is accordingly agreed that Topco shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Shareholder and to enforce specifically the terms and provisions hereof against Shareholder in any court having jurisdiction, this being in addition to any other remedy to which Topco is entitled at law or in equity, including damages in the event of Shareholder’s Intentional Breach of this Agreement, without posting any bond or other undertaking. The parties acknowledge that the agreements contained in this Section 4.14 are an integral part of the Contemplated Transactions and that, without these agreements, none of Beacon, Clywedog or Topco would enter into the Merger Agreement.

[Remainder of Page Intentionally Left Blank]

10

IN WITNESS WHEREOF, the parties hereto have executed this Lock-Up Agreement on the day and year first above written.

BEACON TOPCO, INC.

By:
Name:
Title:

[Signature Page to Lockup Agreement]

SHAREHOLDER:

[NAME OF SHAREHOLDER - IF AN ENTITY]

By:
Name:
Title:

[Name of Shareholder – If an Individual]

Signature:

[Signature Page to Lockup Agreement]

EXHIBIT B

FORM OF JOINDER TO LOCK-UP AGREEMENT

[____], 20__

The undersigned (“New Shareholder”) is executing and delivering this Joinder (this “Joinder”) to the Lock-Up Agreement, dated as of [●], 2025, by and between Beacon Topco, Inc., a Delaware corporation (“Topco”) and Shareholder party thereto (as amended from time to time, the “Lock-Up Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lock-Up Agreement.

The New Shareholder received Lock-Up Shares from Shareholder pursuant to and in accordance with the Lock-Up Agreement. By executing and delivering this Joinder to Topco, the undersigned New Shareholder hereby agrees to become a party to, to be bound by and to comply with the provisions of the Lock-Up Agreement as Shareholder and a holder of Lock-Up Shares in the same manner as if the undersigned were an original signatory to the Lock-Up Agreement.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this joinder as of the date first set forth above.

NEW SHAREHOLDER:

[Name of New Shareholder]

By:
Name:
Title

BEACON TOPCO, INC.

By:
Name:
Title:

Exhibit D

Topco Charter

BEACON TOPCO, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Beacon Topco, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The present name of the corporation is Beacon Topco, Inc. The date of the filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware was September 24, 2025.

2.	This Amended and Restated Certificate of Incorporation (as may be amended and/or restated from time to time, this “Amended and Restated Certificate of Incorporation”), which restates, integrates and further amends the Original Certificate of Incorporation, has been duly adopted by Beacon Topco, Inc. in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”), and has been adopted by the requisite approval of the stockholders of Beacon Topco, Inc.

3.	This Amended and Restated Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 29, 2025, by and among Barinthus Biotherapeutics plc, a public limited company organized under the Laws of England and Wales, the Corporation, Cdog Merger Sub, Inc., a Delaware corporation, and Clywedog Therapeutics, Inc., a Delaware corporation.

4.	The Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

First: The name of the corporation is Clywedog Therapeutics Holdings, Inc. (hereinafter called the “Corporation”).

Second: The address of the corporation’s registered office in the State of Delaware is [838 Walker Road, Suite 21-2, City of Dover, County of Kent, 19904]. The name of the corporation’s registered agent at such address is [Registered Agent Solutions, Inc.].

Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

Fourth: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is [__] shares of common stock, par value [$__] per share (the “Common Stock”). The number of authorized shares of any of the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock voting separately as a class shall be required therefor.

A.            Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

1.               Voting. Except as otherwise provided by law or by this Amended and Restated Certificate of Incorporation, the holders of outstanding shares of Common Stock shall have one vote for each share of Common Stock held of record by such holder as of the applicable record date on any matter that is properly submitted to the stockholders of the Corporation, including the election or removal of directors.

2.               Dividends. Holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of assets or funds of the Corporation legally available therefor.

3.               Liquidation. Holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A(3) above, shall not be deemed to be occasioned by or to include any consolidation, conversion or merger of the Corporation with or into any other person or a sale, lease, exclusive license, exchange, conveyance or other disposition of all or a part of its assets.

Fifth: This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

A.            General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by this Amended and Restated Certificate of Incorporation or the DGCL.

B.            Number of Directors; Election of Directors. The number of directors of the Corporation as of the date of this Amended and Restated Certificate of Incorporation shall be [•] and, thereafter, shall exclusively be fixed from time to time by resolution of the majority of the Whole Board. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” means the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. There shall be no cumulative voting in the election of directors.

C.            Classes of Directors. The Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the Whole Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.

D.            Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of such director’s successor and be subject to such director’s earlier death, disqualification, resignation or removal.

E.             Newly Created Directorships and Vacancies. Any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any increase or decrease in the number of directors shall be apportioned among the classes of the Board so as to maintain the number of directors in each class as nearly equal as possible. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class to which such director shall have been appointed or assigned, and until such director’s successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation or removal.

2

F.             Removal. Any director or the entire Board may be removed from office at any time, but only for cause (so long as the Board is classified) and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

G.            Committees. Pursuant to the Amended and Restated Bylaws of the Corporation, as the same may be amended and restated from time to time (the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

H.            Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

Sixth: Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

Seventh:

A.            Directors. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of such director’s fiduciary duty as a Director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B.            Officers. To the fullest extent permitted by the DGCL, as the same exists or may thereafter be amended from time to time, an Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of such Officer’s fiduciary duty as an officer of the Corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the Corporation. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article SEVENTH, “Officer” shall mean an individual who has been duly appointed as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service by the delivery of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b).

C.            Amendment or Modification. Any amendment, repeal or modification of this Article SEVENTH or any amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director or Officer, as applicable, at the time of such amendment, repeal or modification. Without limiting the effect of the first sentences of Section A and Section B of this Article SEVENTH, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer to the Corporation shall be automatically eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Eighth: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification or advancement of expenses) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal or modification of the foregoing provisions of this Article EIGHTH shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

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Ninth: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders called in accordance with the Bylaws and may not be effected by consent in lieu of a meeting of stockholders.

Tenth: Except as otherwise required by law, special meetings of stockholders for any purpose or purposes may be called at any time by the majority of the Whole Board, the Chair of the Board or the Chief Executive Officer of the Corporation and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice for such meeting.

Eleventh: If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article ELEVENTH. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of any class or series of the outstanding shares of the capital stock of the Corporation required by law, by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66 2∕3% in voting power of the outstanding shares of the capital stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH, Article TWELFTH, Article THIRTEENTH, and this sentence of this Amended and Restated Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Amended and Restated Certificate of Incorporation).

Twelfth: In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the Whole Board without any action on the part of the stockholders. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of any class or series of the outstanding shares of the capital stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the stockholders may also amend, alter or repeal the Bylaws or adopt new bylaws by the affirmative vote of the holders of at least 66 2∕3% in voting power of the outstanding shares of the capital stock of the Corporation entitled to vote thereon.

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Thirteenth:

A.            Forum Selection.

(a)             Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if the Court of Chancery does not have jurisdiction, the state or federal courts in the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws, (4) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation governed by the internal affairs doctrine, or (5) any action as to which the DGCL confers jurisdiction on the Court of Chancery, except for any action asserted to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal jurisdiction.

(b)             Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

B.            Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH.

C.             Personal Jurisdiction. If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the applicable state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

[Remainder of Page Intentionally Left Blank]

5

IN WITNESS WHEREOF, Beacon Topco, Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer on this __ day of _________, _____.

Beacon Topco, Inc.

By:

Name:

Title:

6

Exhibit E

Topco Bylaws

BEACON TOPCO, INC.

Amended and Restated Bylaws

(as adopted and effective as of __________, 2025)

Table of Contents

Page

Article I Stockholders		1

1.1	Place of Meetings	1
1.2	Annual Meeting	1
1.3	Special Meetings	1
1.4	Notice of Meetings	1
1.5	Voting List	1
1.6	Quorum	2
1.7	Adjournments	2
1.8	Voting and Proxies	2
1.9	Action at Meeting	3
1.10	Nomination of Directors	3
1.11	Notice of Business at Annual Meetings	6
1.12	Conduct of Meetings	8

Article II Directors		8

2.1	General Powers	8
2.2	Number, Election and Qualification	9
2.3	Chair of the Board; Vice Chair of the Board	9
2.4	Classes of Directors	9
2.5	Terms of Office	9
2.6	Quorum	9
2.7	Action at Meeting	9
2.8	Removal	9
2.9	Vacancies	9
2.10	Resignation	9
2.11	Regular Meetings	9
2.12	Special Meetings	10
2.13	Notice of Special Meetings	10
2.14	Meetings by Conference Communications Equipment	10
2.15	Action by Consent	10
2.16	Committees	10
2.17	Compensation of Directors	10

Article III Officers		11

3.1	Titles	11
3.2	Appointment	11
3.3	Qualification	11
3.4	Tenure	11
3.5	Removal; Resignation	11
3.6	Vacancies	11
3.7	President; Chief Executive Officer	11

3.8	Chief Financial Officer	11
3.9	Vice Presidents	11
3.10	Secretary and Assistant Secretaries	11
3.11	Salaries	12
3.12	Delegation of Authority	12
3.13	Execution of Contracts	12

Article IV Capital Stock		12

4.1	Capital Stock Certificates; Uncertificated Shares	12
4.2	Transfers	12
4.3	Lost, Stolen or Destroyed Certificates	12
4.4	Record Date	13
4.5	Regulations	13
4.6	Dividends	13

Article V General Provisions		13

5.1	Fiscal Year	13
5.2	Corporate Seal	13
5.3	Waiver of Notice	13
5.4	Voting of Securities	13
5.5	Evidence of Authority	13
5.6	Certificate of Incorporation	14
5.7	Severability	14
5.8	Pronouns	14
5.9	Electronic Transmission	14

Article VI Amendments		14

Article VII Indemnification and Advancement		14

7.1	Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation	14
7.2	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation	14
7.3	Authorization of Indemnification	15
7.4	Good Faith Defined	15
7.5	Right of Claimant to Bring Suit	15
7.6	Expenses Payable in Advance	15
7.7	Nonexclusivity of Indemnification and Advancement of Expenses	16
7.8	Insurance	16
7.9	Certain Definitions	16
7.10	Survival of Indemnification and Advancement of Expenses	16
7.11	Limitation on Indemnification	16
7.12	Contract Rights	17

Article I
Stockholders

1.1          Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors (the “Board”) of Beacon Topco Inc. (the “Corporation”), the Chair of the Board, the Chief Executive Officer of the Corporation (the “Chief Executive Officer”) or the President of the Corporation (the “President”) or, if not so designated, at the principal executive office of the Corporation. The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

1.2          Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board, the Chair of the Board, the Chief Executive Officer or the President (which date shall not be a legal holiday in the place, if any, where the meeting is to be held). The Board acting pursuant to a resolution adopted by the majority of the Whole Board (as defined below) may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders, before or after the notice for such meeting has been sent to the stockholders. For purposes of these Amended and Restated Bylaws (these “Bylaws”), the term “Whole Board” will mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

1.3          Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by a resolution adopted by the majority of the Whole Board, the Chair of the Board or the Chief Executive Officer, and may not be called by any other person or persons. The Board acting pursuant to a resolution adopted by the majority of the Whole Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders, before or after the notice for such meeting has been sent to the stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4          Notice of Meetings. Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the DGCL) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

1.5          Voting List. The Secretary of the Corporation (the “Secretary”) shall prepare and make, no later than the tenth (10th) day before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. In the event that the Corporation determines to make the list available on an electronic network, the Corporation is authorized to take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Except as otherwise provided by law, the list shall be the only evidence as to the identity of the stockholders entitled to examine the list of stockholders required by this Section 1.5 or entitled to vote in person or by proxy at the meeting and the number of shares held by each such stockholder.

1.6          Quorum. Except as otherwise provided by law, the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chair of the meeting, or (ii) the holders of shares entitled to vote and present or represented at the meeting by a majority of votes cast shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting or given in any other manner permitted by Section 222 of the DGCL, until a quorum is present or represented. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

1.7          Adjournments. Any meeting of stockholders, annual or special, that has been convened may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chair of the meeting or by the holders of the shares of stock representing a majority of the votes entitled to be cast at the meeting. When a meeting is adjourned to another time or place, including an adjournment taken to address a technical failure to convene a meeting using remote communication, notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given pursuant to Section 1.4 and applicable law. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

1.8          Voting and Proxies. Each stockholder shall have such number of votes, if any, for each share of capital stock entitled to vote and held of record by such stockholder as may be fixed in the Certificate of Incorporation and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by applicable law. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. No stockholder shall have cumulative voting rights.

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1.9          Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of shares of capital stock having a majority in voting power of the votes cast by the holders of all of the shares of capital stock present or represented at the meeting and voting affirmatively or negatively on such matter (or if there are two or more classes or series of capital stock entitled to vote as separate classes or series, then in the case of each such class or series, the holders of a majority in voting power of the shares of capital stock of the class, classes or series present or represented at the meeting and voting affirmatively or negatively on such matter), except when a different vote is required by applicable law, regulations applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws. For the avoidance of doubt, neither abstentions nor broker non-votes will be counted as votes cast for or against such matter. Each director shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote generally on the election of directors. Voting at meetings of stockholders need not be by written ballot.

1.10        Nomination of Directors.

(a)             Except for (1) any directors appointed in accordance with Section 2.9 hereof by the Board to fill a vacancy or newly-created directorship or (2) as otherwise required by applicable law or stock exchange regulation, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election or re-election as directors. Nomination for election to the Board at a meeting of stockholders may be made (i) by or at the direction of the Board (or any committee thereof) or (ii) by any stockholder of the Corporation who (x) timely complies with the notice procedures in Section 1.10(b), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting. The number of nominees a stockholder may nominate for election at a meeting of stockholders shall not exceed the number of directors to be elected at such meeting.

(b)             To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for the purposes of the annual meeting of stockholders of the Corporation to be held in 2025, be deemed to have occurred on June 15, 2024); provided, however, that in the event that the date of the annual meeting in any other year is advanced by more than thirty (30) days, or delayed by more than sixty (60) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that the majority of the Whole Board, the Chair of the Board or the Chief Executive Officer has determined, in accordance with Section 1.3, that directors shall be elected at such special meeting and provided further that the nomination made by the stockholder is for one of the director positions that the Board, the Chair of the Board or the Chief Executive Officer, as the case may be, has determined will be filled at such special meeting, not earlier than the one hundred and fiftieth (150th) day prior to such special meeting and not later than the close of business on the later of (x) the one hundred and twentieth (120th) day prior to such special meeting and (y) the tenth (10th) day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

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The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and such nominee’s respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such proposed nominee, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such proposed nominee with respect to shares of capital stock of the Corporation, and (6) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the information required to be provided pursuant to Rule 14a-19 under the Exchange Act, if applicable; (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, and any Stockholder Associated Person (as defined below), (2) the class and series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder, such beneficial owner and any Stockholder Associated Person, (3) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any Stockholder Associated Person with respect to shares of capital stock of the Corporation, (5) any other information relating to such stockholder, such beneficial owner and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice, (7) a representation whether such stockholder, such beneficial owner and/or such Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by such stockholder, such beneficial owner or such Stockholder Associated Person to be sufficient to elect the nominee, (y) otherwise to solicit proxies or votes from stockholders in support of such nomination, and/or (z) to solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the Exchange Act, in which case such notice shall also include the information required by Rule 14a-19(b) under the Exchange Act, (8) a description of any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has or shares a right, directly or indirectly, to vote any shares of any class or series of capital stock of the Corporation, (9) a description of any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the Corporation, and (10) a description of any performance-related fees (other than an asset based fee) that such stockholder or beneficial owner, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any interests described in clause (B)(4) above; and (C) the names and addresses of other stockholders and beneficial owners known by any stockholder giving the notice (and/or beneficial owner, if any, on whose behalf the nomination or proposal is made) to support such nomination or proposal, and to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially and/or of record by such other stockholder(s) and beneficial owner(s). Such information provided and statements made as required by clauses (A), (B) and (C) above or otherwise by this Section 1.10 are hereinafter referred to as a “Nominee Solicitation Statement.” Not later than 10 days after the record date for determining stockholders entitled to notice of the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(5) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. In addition, to be effective, the stockholder’s notice must be accompanied by a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary upon written request) and the written consent of the proposed nominee to be named in the Corporation’s proxy statement as a nominee and to serve as a director if elected and a written statement executed by the proposed nominee acknowledging that as a director of the Corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the Corporation and its stockholders. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines. A stockholder shall not have complied with this Section 1.10(b) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.10. For purposes of these Bylaws, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of capital stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

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Such notice must also be accompanied by a representation as to whether or not such stockholder, beneficial owner and/or any Stockholder Associated Person intends to solicit proxies in support of any director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act, and, where such stockholder, beneficial owner and/or Stockholder Associated Person intends to so solicit proxies, the notice and information required by Rule 14a-19(b) under the Exchange Act. Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by law, if any stockholder, beneficial owner and/or Stockholder Associated Person (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder, beneficial owner and/or Stockholder Associated Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each of the director nominees proposed by such stockholder, beneficial owner and/or Stockholder Associated Person shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). Upon request by the Corporation, if any stockholder, beneficial owner and/or Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder, beneficial owner and/or Stockholder Associated Person shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

(c)             Without exception, no person shall be eligible for election or re-election as a director of the Corporation at a meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 1.10. In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chair of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.10 (including the previous sentence of this Section 1.10(c)), and if the chair should determine that a nomination was not made in accordance with the provisions of this Section 1.10, the chair shall so declare to the meeting and such nomination shall not be brought before the meeting.

(d)             Except as otherwise required by law (including Rule 14a-19 under the Exchange Act), nothing in this Section 1.10 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any nominee for director submitted by a stockholder.

(e)             Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation. For purposes of this Section 1.10, to be considered a “qualified representative of the stockholder”, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

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(f)              For purposes of this Section 1.10, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(g)             Notwithstanding the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.10; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 1.10 (including paragraph (a)(ii) hereof), and compliance with paragraph (a)(ii) of this Section 1.10 shall be the exclusive means for a stockholder to make nominations.

1.11       Notice of Business at Annual Meetings.

(a)             At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (2) otherwise properly brought before the meeting by or at the direction of the Board (or any committee thereof), or (3) properly brought before the annual meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of the Corporation, the procedures in Section 1.10 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures in Section 1.11(b), (y) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (z) be entitled to vote at such annual meeting.

(b)             To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for the purposes of the annual meeting of stockholders of the Corporation to be held in 2025, be deemed to have occurred on June 15, 2024); provided, however, that in the event that the date of the annual meeting in any other year is advanced by more than thirty (30) days, or delayed by more than sixty (60) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

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The stockholder’s notice to the Secretary shall set forth: (A) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, (2) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the exact text of the proposed amendment), and (3) the reasons for conducting such business at the annual meeting, and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made (1) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner and of any Stockholder Associated Person, (2) the class and series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder, such beneficial owner and any Stockholder Associated Person, (3) a description of any material interest of such stockholder, such beneficial owner or any Stockholder Associated Person and the respective affiliates and associates of, or others acting in concert with, such stockholder, such beneficial owner or any Stockholder Associated Person in such business, (4) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any Stockholder Associated Person with respect to shares of capital stock of the Corporation, (6) any other information relating to such stockholder, such beneficial owner and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the business proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (8) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal. Such information provided and statements made as required by clauses (A) and (B) above or otherwise by this Section 1.11 are hereinafter referred to as a “Business Solicitation Statement.” Not later than 10 days after the record date for determining stockholders entitled to notice of the meeting, the information required by Items (A)(3) and (B)(1)-(6) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures in this Section 1.11; provided that any stockholder proposal which complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Exchange Act and is to be included in the Corporation’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the notice requirements of this Section 1.11. A stockholder shall not have complied with this Section 1.11(b) if the stockholder (or beneficial owner, if any, on whose behalf the proposal is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Section 1.11.

(c)              Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 1.11. In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chair of any annual meeting shall have the power and duty to determine whether business was properly brought before the annual meeting in accordance with the provisions of this Section 1.11 (including the previous sentence of this Section 1.11(c)), and if the chair should determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 1.11, the chair shall so declare to the meeting and such business shall not be brought before the annual meeting.

(d)             Except as otherwise required by law, nothing in this Section 1.11 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any proposal submitted by a stockholder.

(e)             Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present business, such business shall not be considered, notwithstanding that proxies in respect of such business may have been received by the Corporation.

(f)             For purposes of this Section 1.11, the terms “qualified representative of the stockholder” and “public disclosure” shall have the same meaning as in Section 1.10.

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(g)             Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.11; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Section 1.11 (including paragraph (a)(3) hereof), and compliance with paragraph (a)(3) of this Section 1.11 shall be the exclusive means for a stockholder to submit business (other than, as provided in the penultimate sentence of (b), business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Section 1.11 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act.

1.12        Conduct of Meetings.

(a)             Meetings of stockholders shall be presided over by the Chair of the Board, if any, or in the Chair’s absence by the Vice Chair of the Board, if any, or in the Vice Chair’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President of the Corporation (each, a “Vice President”), or in the absence of all of the foregoing persons by a chair designated by the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chair of the meeting may appoint any person to act as secretary of the meeting.

(b)             The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with these Bylaws or such rules, regulations and procedures as adopted by the Board, the chair of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(c)             The chair of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(d)             In advance of any meeting of stockholders, the Board, the Chair of the Board, the Chief Executive Officer or the President shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

Article II
Directors

2.1           General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, who may exercise all of the powers of the Corporation except as otherwise provided by applicable law or the Certificate of Incorporation.

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2.2          Number, Election and Qualification. The number of directors of the Corporation shall be fixed from time to time by resolution of the majority of the Whole Board. Election of directors need not be by written ballot. Directors need not be stockholders of the Corporation.

2.3          Chair of the Board; Vice Chair of the Board. The Board may appoint from its members a Chair of the Board and a Vice Chair of the Board, neither of whom need be an employee or officer of the Corporation. If the Board appoints a Chair of the Board, such Chair shall perform such duties and possess such powers as are assigned by the Board and, if the Chair of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws. If the Board appoints a Vice Chair of the Board, such Vice Chair shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board, the Chair of the Board or, in the Chair’s absence, the Vice Chair of the board, if any, shall preside at all meetings of the Board.

2.4          Classes of Directors. The Board shall be divided into three classes, designated Class I, Class II and Class III, as provided in the Certificate of Incorporation.

2.5          Terms of Office. Except as set forth in the Certificate of Incorporation, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that the term of each director shall continue until the election and qualification of such director’s successor and be subject to such director’s earlier death, disqualification, resignation or removal.

2.6          Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors constituting the Whole Board shall constitute a quorum of the Board; provided that if the number of directors serving is less than one-third of the Whole Board, then a majority of the directors at any time in office shall constitute a quorum of the Board. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

2.7          Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law or by the Certificate of Incorporation or these Bylaws.

2.8          Removal. Subject to applicable law, directors of the Corporation may be removed only as expressly provided in the Certificate of Incorporation.

2.9           Vacancies. Any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of such director’s predecessor.

2.10        Resignation. Any director may resign only by delivering a resignation in writing or by electronic transmission to the Chair of the Board or the Chief Executive Officer. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

2.11        Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

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2.12        Special Meetings. Special meetings of the Board may be held at any time and place designated in a call by the Chair of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.13        Notice of Special Meetings. Notice of the date, place and time of any special meeting of the Board shall be given to each director by the Chair of the Board, the Chief Executive Officer, the President, the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting or (b) by sending notice by electronic mail or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

2.14        Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.15        Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee in the same paper or electronic form as the minutes are maintained.

2.16        Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.17        Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on a committee of the Board.

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Article III
Officers

3.1           Titles. The “Executive Officers” of the Corporation shall be such persons as are designated as such by the Board and shall include, but not be limited to, a Chief Executive Officer, a President and a Chief Financial Officer. Additional Executive Officers may be appointed by the Board from time to time. In addition to the Executive Officers of the Corporation described above, there may also be such “Non-Executive Officers” of the Corporation as may be designated and appointed from time to time by the Board or the Chief Executive Officer of the Corporation in accordance with the provisions of Section 3.2 of these Bylaws. In addition, the Secretary and Assistant Secretaries of the Corporation may be appointed by the Board from time to time.

3.2          Appointment. The Executive Officers of the Corporation shall be chosen by the Board. Non-Executive Officers of the Corporation shall be chosen by the Board or the Chief Executive Officer of the Corporation.

3.3          Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4          Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.

3.5          Removal; Resignation. Subject to the rights, if any, of an Executive Officer under any contract of employment, any Executive Officer may be removed, either with or without cause, at any time by the Board at any regular or special meeting of the Board. Any Non-Executive Officer may be removed, either with or without cause, at any time by the Board, the Chief Executive Officer or by the Executive Officer to whom such Non-Executive Officer reports. Any officer may resign only by delivering a resignation in writing or by electronic transmission to the Chief Executive Officer. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

3.6          Vacancies. The Board may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled, for such period as it may determine, any offices.

3.7          President; Chief Executive Officer. Unless the Board has designated another person as the Chief Executive Officer, the President shall be the Chief Executive Officer. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe.

3.8          Chief Financial Officer. The Chief Financial Officer of the Corporation (the “Chief Financial Officer”) shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Chief Financial Officer shall perform such duties and have such powers as are incident to the office, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

3.9          Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Board or the Chief Executive Officer may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title.

3.10        Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incidental to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

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Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Secretary may from time to time prescribe.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the Chair of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.11        Salaries. Executive Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board or a committee thereof.

3.12        Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

3.13        Execution of Contracts. Each Executive Officer and Non-Executive Officer of the Corporation may execute, affix the corporate seal and/or deliver, in the name and on behalf of the Corporation, deeds, mortgages, notes, bonds, contracts, agreements, powers of attorney, guarantees, settlements, releases, evidences of indebtedness, conveyances or any other document or instrument which (i) is authorized by the Board or (ii) is executed in accordance with policies adopted by the Board from time to time, except in each case where the execution, affixation of the corporate seal and/or delivery thereof shall be expressly and exclusively delegated by the Board to some other officer or agent of the Corporation.

Article IV
Capital Stock

4.1           Capital Stock Certificates; Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of Delaware law. Every holder of capital stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL. Each of the Chair or Vice Chair of the Board or the Chief Executive Officer, the President or any Vice President, the Chief Financial Officer, the Secretary or any Assistant Secretary shall be authorized to execute such certificates.

4.2          Transfers. Shares of capital stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws. Transfers of shares of capital stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of capital stock of the Corporation. Subject to applicable law, shares of capital stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of capital stock as shown on its books as the owner of such capital stock for all purposes, including the payment of dividends and the right to vote with respect to such capital stock, regardless of any transfer, pledge or other disposition of such capital stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

4.3          Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Board may require for the protection of the Corporation or any transfer agent or registrar.

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4.4         Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of capital stock or for the purpose of any other lawful action, the Board may fix a record date, which shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

4.5          Regulations. The issue and registration of shares of capital stock of the Corporation shall be governed by such other regulations as the Board may establish.

4.6          Dividends. Dividends on the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board at any regular or special meeting, pursuant to law, and may be paid in cash, in property or in shares of capital stock.

Article V
General Provisions

5.1          Fiscal Year. Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2          Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board.

5.3          Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4          Voting of Securities. Except as the Board may otherwise designate, the Chief Executive Officer, the President or the Chief Financial Officer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution) with respect to, the securities of any other entity which may be held by this Corporation.

5.5          Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

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5.6          Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated.

5.7           Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.8           Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.9          Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article VI
Amendments

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Whole Board or by the stockholders as expressly provided in the Certificate of Incorporation.

Article VII
Indemnification and Advancement

7.1          Power to Indemnify in Actions, Suits or Proceedings other than those by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (and the heirs, executor or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or Executive Officer of the Corporation, or, while a director or Executive Officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

7.2          Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify any person (and the heirs, executor or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or Executive Officer of the Corporation, or, while a director or Executive Officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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7.3          Authorization of Indemnification. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or Executive Officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2, as the case may be. Such determination shall be made, with respect to a person who is a director or Executive Officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and Executive Officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or Executive Officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 7.1 or Section 7.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

The Board in its sole discretion shall have power on behalf of the Corporation to indemnify any person, other than a director or Executive Officer, made a party to any Proceeding by reason of the fact that such person, or such person’s testator or intestate, is or was an officer, employee or agent of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise).

7.4          Good Faith Defined. For purposes of any determination under Section 7.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 7.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 7.1 or 7.2, as the case may be.

7.5          Right of Claimant to Bring Suit. Notwithstanding any contrary determination in the specific case under Section 7.3, and notwithstanding the absence of any determination thereunder, if a claim under Sections 7.1 or 7.2 of the Article VII is not paid in full by the Corporation within (i) ninety (90) days after a written claim for indemnification has been received by the Corporation, or (ii) thirty (30) days after a written claim for an advancement of expenses has been received by the Corporation, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither a contrary determination in the specific case under Section 7.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct. If successful, in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith, to the fullest extent permitted by applicable law.

7.6          Expenses Payable in Advance. Expenses, including without limitation attorneys’ fees, incurred by a current or former director or Executive Officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid, to the fullest extent permitted by Delaware law as the same exists or may hereafter be amended, by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or Executive Officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII.

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7.7          Nonexclusivity of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to Section 7.11, indemnification of the persons specified in Sections 7.1 and 7.2 shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Section 7.1 or 7.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

7.8          Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, Executive Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, Executive Officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.

7.9          Certain Definitions. For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VII, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.10       Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or Executive Officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11        Limitation on Indemnification. Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 7.5), the Corporation shall not be obligated to indemnify any director, officer, employee or agent in connection with an action, suit or proceeding (or part thereof):

(a)              for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)             initiated by such person, including any action, suit or proceeding (or part thereof) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board authorized the action, suit or proceeding (or relevant part thereof) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise required to be made under Section 7.5 or (iv) otherwise required by applicable law; or

(c)             if prohibited by applicable law.

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7.12       Contract Rights. The obligations of the Corporation under this Article VII to indemnify, and advance expenses to, a person who is or was a director or Executive Officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

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